Form 10KSB, Exhibit 13
period 2000-12-31
ISLANDS BANCORP
filed 2001-03-30
CIK 1094484

EXHIBIT 13.1
                                                               ------------

                       INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Islands Bancorp
Beaufort, South Carolina

	We have audited the accompanying balance sheets of Islands Bancorp, Beaufort, South Carolina, (the "Company") a development stage enterprise, as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception, December 10, 1998 through December 31, 2000 and for the calendar years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Islands Bancorp as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the period from inception, December 10, 1998 through December 31, 2000 and for the calendar years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.


                                      /s/ Francis & Co., CPAs

Atlanta, Georgia
February 16, 2001



                              ISLANDS BANCORP
                     (A DEVELOPMENT STAGE ENTERPRISE)
                              BALANCE SHEETS


                                                       December 31,
                                               -----------------------------
ASSETS                                            2000              1999
------                                            ----              ----
Cash                                           $    40,232       $    24,061
Property and equipment, net (Note 3)               568,113            28,830
Deferred registration costs                        296,813            45,890
Other assets                                         1,562             1,453
                                                ----------        ----------
   Total Assets                                $   906,720       $   100,234
                                                ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:

Current liabilities
-------------------
Accounts payable and accrued expenses          $    16,484      $     21,607
Advances from organizers                           100,000           100,000
Notes Payable                                    1,261,295           130,524
                                                ----------        ----------
   Total current liabilities                   $ 1,377,779       $   252,131
                                                ----------        ----------

Long term liabilities
---------------------
Notes payable                                  $    10,561       $    16,858
                                                ----------        ----------
   Total long term liabilities                 $    10,561       $    16,858
                                                ----------        ----------

Total liabilities                              $ 1,388,340       $   268,989
                                                ----------        ----------

Commitments and contingencies (Note 4)

Stockholders' Equity (Note 1):
Common stock, zero par value,
  10,000,000 shares authorized,
  550 shares issued and outstanding            $     5,500       $     5,500
                                                ----------        ----------
(Deficit) accumulated during
 the development stage                            (487,120)         (174,255)
                                                ----------        ----------
   Total Stockholders' Equity                  $  (481,620)      $  (168,755)
                                                ----------        ----------

   Total Liabilities
    and Stockholders' Equity                   $   906,720       $   100,234
                                                ==========        ==========


                Refer to notes to the financial statements.



                           ISLANDS BANCORP
                   (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENTS OF OPERATIONS

                                    For the years ended     From inception,
                                        December 31,       December 10, 1998
                                    -------------------         through
                                      2000         1999    December 31, 2000
                                      ----         ----    -----------------
Revenues:

  Interest income                  $     --      $    --       $    --
                                    ---------     ---------     ---------
    Total revenues                 $     --      $    --       $    --
                                    ---------     ---------     ---------

Expenses:
  Organizational expenses          $    2,251    $   79,919    $   87,420
  Salaries and benefits               178,639        66,376       245,015
  Employee relocation                  24,161         --           24,161
  Interest expense                     44,159         1,387        45,546
  Rent expense                         14,798         --           14,798
  Depreciation expense                  9,340         4,409        13,749
  Legal & professional                 13,205         3,500        16,705
  Utilities and telephone               6,122         1,000         7,122
  Other expenses                       20,190        12,414        32,604
                                    ---------     ---------     ---------
    Total expenses                 $  312,865    $  169,005    $  487,120
                                    ---------     ---------     ---------

Net (loss)                         $ (312,865)   $ (169,005)   $ (487,120)
                                    =========     =========     =========



              STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
        FROM INCEPTION, DECEMBER 10, 1998 THROUGH DECEMBER 31, 2000


                                                  (Deficit)
                            Common               Accumulated
                            Stock    Additional     During         Total
                             Zero     Paid-in   the Development Stockholders'
                           Par Value   Capital       Stage         Equity
                           ---------   -------       -----         ------

Net (loss), 1998          $  --       $  --       $   (5,250)    $   (5,250)
                           -------     -------     ---------      ---------
Balance, Dec. 31, 1998    $  --       $  --       $   (5,250)    $   (5,250)
                           -------     -------     ---------      ---------
Issuance, 550 shares
 of common stock          $  5,500    $  --       $    --        $    5,500
Net (loss) year
 ended Dec. 31, 1999         --          --         (169,005)      (169,005)
                           -------     -------     ---------      ---------
Balance. Dec. 31, 1999    $  5,500    $  --       $ (174,255)    $ (168,755)
                           -------     -------     ---------      ---------
Net (loss) year
 ended Dec. 31, 2000      $  --       $  --       $ (312,865)    $ (312,865)
                           -------     -------     ---------      ---------
Balance, Dec. 31, 2000    $  5,500    $  --       $ (487,120)    $ (481,620)
                           =======     =======     =========      =========

                Refer to notes to the financial statements.



                             ISLANDS BANCORP
                    (A DEVELOPMENT STAGE ENTERPRISE)
                        STATEMENTS OF CASH FLOWS


                                    For the years ended     From inception,
                                        December 31,       December 10, 1998
                                    -------------------         through
                                      2000         1999    December 31, 2000
                                      ----         ----    -----------------

Cash flows from pre-operating
 activities of the development
 stage:
  Net (loss)                       $ (312,865)   $ (169,005)   $ (487,120)
  Adjustments to reconcile net
   (loss) to net cash used by
   pre-operating activities of
   the development stage:
     Increase in deferred
      registration costs             (250,923)      (45,890)     (296,813)
     (Decrease) in payables
      and accruals                     (5,123)       21,607        16,484
     (Increase) in other assets          (109)       (1,453)       (1,562)
     Depreciation expense               9,340         4,409        13,749
                                    ---------     ---------     ---------
Net cash used by pre-operating
 activities of the
 development stage                 $ (559,680)   $ (190,332)   $ (755,262)
                                    ---------     ---------     ---------

Cash flows from
 investing activities:
  Purchase of fixed assets        $ (548,623)   $  (33,239)   $ (581,862)
                                   ---------     ---------     ---------
Net cash used in
 investing activities             $ (548,623)   $  (33,239)   $ (581,862)
                                   ---------     ---------     ---------

Cash flows from
 financing activities:            $    --       $    5,500    $    5,500
  Issuance of common stock             --           90,000        90,000
  Increase in notes payable        1,124,474       147,382     1,271,856
                                   ---------     ---------     ---------
Net cash provided from
 financing activities             $1,124,474    $  242,882    $1,377,356
                                   ---------     ---------     ---------

Net increase in cash              $   16,171    $   19,311    $   40,232
Cash, beginning of period             24,061         4,750         --
                                   ---------     ---------     ---------
Cash, end of period               $   40,232    $   24,061    $   40,232
                                   =========     =========     =========

Supplemental disclosures of cash flow information:

Cash paid for:
  Interest                        $   38,443    $      877    $    --
                                   =========     =========     =========
  Income taxes                    $    --       $    --       $    --
                                   =========     =========     =========


                  Refer to notes to the financial statements.




                            ISLANDS BANCORP
                   (A DEVELOPMENT STAGE ENTERPRISE)
                    NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000


NOTE 1- SUMMARY OF ORGANIZATION

	Islands Bancorp (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Islands Community Bank, N.A. (in organization), Beaufort, South Carolina (the "Bank"). Prior to the Company's incorporation on July 23, 1999, a group of organizers, on December 10, 1998 formed a partnership, NBB Partnership (the "Partnership"), to facilitate in the initial process of organizing and forming both the Company and the Bank. All assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by the Partnership from inception have been transferred, by mutual agreement of the Board of Directors of the Company and the partners of the Partnership, to the Company. Accordingly, all financial transactions undertaken by the Partnership from inception until July 23, 1999 are reflected in the Company's financial statements as of December 31, 2000 and 1999.

	The Company obtained preliminary approvals from the Office of the Comptroller of the Currency (the "OCC") to charter the Bank and from the Federal Deposit Insurance Corporation (the "FDIC") to insure deposits up to $100,000 per depositor. Approval was also obtained from the Federal Reserve Board (the "FRB") for the Company to become a bank holding company with respect to Bank.

	The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock ("Common Stock"). Each share is entitled to one vote and shareholders have no preemptive, cumulative voting or conversion rights. The organizers capitalized the Company by acquiring 550 shares of the Company's Common Stock for an aggregate amount of $5,500. The directors intend to purchase additional shares of Common Stock in the public offering.

	On December 13, 1999, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 630,000 and maximum of 1,000,000 shares of its zero par value Common Stock (the "Offering"). The sales price for each share of Common Stock is $10.00. All subscription proceeds will be held by an Escrow Agent pending acceptance of subscriptions, completion of the Offering, the receipt of preliminary approvals from the OCC, FDIC and the FRB, and any other restrictions that the regulatory agencies may impose prior to commencement of banking operations. If the sale of the minimum (630,000) shares of Common Stock is not accomplished by the expiration date, as extended to January 31, 2001, all subscriptions will be canceled and all proceeds returned, without interest, to the subscribers. If the sale of the minimum (630,000) shares of Common Stock is accomplished and all preliminary regulatory approvals obtained, the Company will capitalize the Bank and commence banking operations. As of December 31, 2000, 336,022 shares of the Company's Common Stock were sold for an aggregate amount of $3,360,220. As of December 31, 2000, these funds were held by an Escrow Agent; they are not reflected in the Company's financial statements because certain criteria requisite to releasing the funds to the Company, such as selling the minimum 630,000 shares, had not yet been met.

	Please refer to Note 6 - Subsequent Events, for a discussion concerning the completion of the Offering.

	The Company is also authorized to issue of up to 2.0 million shares of Preferred Stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 2000, there were no shares of the Company's Preferred Stock issued or outstanding.

	The Company's Articles of Incorporation and Bylaws contain certain provisions that might be deemed to have potential defensive "anti takeover" effects. These certain provisions include: (i) provisions relating to meetings of shareholders which limit who may call meetings and what matters will be voted upon; (ii) the ability of the Board of Directors to issue additional shares of authorized Preferred Stock without shareholder approval, thus retaining the ability to dilute any potential acquirer attempting to gain control by purchasing Company stock; (iii) a staggered Board of Directors, limiting the ability to change the members of the Board in a timely manner, and (iv) a provision that requires two-thirds of the shareholders to approve mergers and similar transactions, and amendments to the articles of incorporation.

	The directors of the Company will receive an aggregate total of 210,115 warrants. Since it appears that the directors, as a group, will purchase more than 210,115 shares of the Company's Common Stock in the Offering, the warrants will be allocated among them on a pro-rata basis, based on the number of shares purchased by each director. Each warrant entitles its holder to purchase one share of the Company's Common Stock for $10.00 for a period of ten years from the date the Bank opens for business. The warrants will vest equally on each of the first three anniversaries of the date which the Bank opens for business, and may be exercised either in whole or in part. All warrants are subject to approval by the banking regulatory agencies.

	The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 1999.

	ORGANIZATIONAL EXPENSES. Organizational expenses are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational expenses generally include incorporation, legal and accounting fees incurred in connection with establishing the Company. In accordance with recent accounting pronouncements, all organizational expenses have been expensed when incurred.

	DEFERRED REGISTRATION COSTS. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs.
In a successful offering, deferred registration costs are deducted from the Company's Common Stock account. Registration costs associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

	INCOME TAXES. The Company will be subject to taxation whenever taxable income is generated. As of December 31, 2000, no income taxes had been accrued since no taxable income had been generated.

	BASIC (LOSS) PER SHARE. For 2000, the basic loss per share of $(568.85) was calculated based on 550 shares outstanding for the entire 2000 calendar year. For 1999, the basic loss per share of $(307.28) was calculated based on 550 shares outstanding for the entire 1999 calendar year. Note that the above results may not be indicative of future performance primarily due to (i) the fact that the number of outstanding shares will increase significantly and (ii) planned principal operations have not commenced.

	STATEMENT OF CASH FLOWS. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short term liabilities.

	RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year's presentation. Such reclassifications had no impact on net income or shareholders' equity.


NOTE 3 - PROPERTY AND EQUIPMENT

	Land, automobile, furniture and equipment are stated at cost less accumulated depreciation. The automobile is depreciated using the double declining method over a period of five years, while all other depreciable assets are depreciated using the straight-line method over a period of five to seven years. When property or equipment is retired or sold, the cost and accumulated depreciation are removed from the respective accounts. Any resulting gain or loss is reflected in operating income or expense. Repairs and maintenance are charged to operations, while improvements are capitalized.

	Components of property and equipment included in the balance sheets at December 31, 2000 and 1999 are as follows:


                                                      December 31,
                                               -------------------------
                                                  2000            1999
                                                  ----            ----

     Land                                      $ 546,829       $   1,500
                                                --------        --------

     Automobile                                $  31,739       $  31,739
       Less:  Accumulated depreciation            12,609           4,409
                                                --------        --------
        Total automobile                       $  19,130       $  27,330
                                                --------        --------

     Furniture and equipment, at cost          $   3,295       $   --
       Less:  Accumulated depreciation             1,141           --
                                                --------        --------
        Total furniture and equipment          $   2,154       $   --
                                                --------        --------

     Total land, automobile, furniture
      and equipment, net                       $ 568,113       $  28,830
                                                ========        ========


NOTE 4 - COMMITMENTS AND CONTINGENCIES

	On July 27, 1999, the Company entered into an employment agreement (the "Agreement") with the proposed president and chief executive officer (the "CEO") of both the Company and the Bank. The Agreement covers a period of five years with a renewal option for an additional two-year period. The initial annual base salary is $135,000 and becomes $130,000 effective August
1, 2000. The CEO is also entitled to receive a bonus of $10,000 at the discretion of the Company's Board of Directors, which bonus may increase to $27,500 based on other factors considered by the Company's Board of Directors. For each year following the first full calendar year of the Bank's operations, the CEO is also entitled to a bonus of five percent of the Bank's net income if the Board of Directors determines the bonus is appropriate in light of its analysis of various performance criteria. Additionally, when a stock option plan is adopted, the CEO will be granted options to purchase Company's shares equal to three percent of the number of shares sold in the Offering. The Agreement provides for other customary benefits such as health and life insurance, retirement benefits, club dues, use of an automobile and relocation expenses. The Agreement also includes a non-compete clause prohibiting the CEO, once he ceases to serve in the Company, from competing against the Company and/or its subsidiary Bank for a certain period of time and within certain geographical boundaries.

	The organizers advanced an aggregate $100,000 to the Company in order to fund a portion of the pre-operating activities. The advances are interest-free and will be repaid only after the successful completion of the minimum Offering (630,000 shares) is accomplished.

	On August 6, 1999, the Company borrowed $31,739 to purchase an automobile. The loan, which is secured by the above automobile, amortizes over thirty six months at an interest rate of 0.9 percent. The outstanding balance on this loan as of December 31, 2000 and 1999 was $16,855 and $27,382, respectively.

	On November 15, 2000, the Company borrowed $520,000 to acquire an approximate 2.3 acre lot located on Lady's Island, South Carolina (the "Lot"). The loan is for a period of one year and carries an interest rate of prime less one-half percent. The loan is secured by the Lot, and payment is guaranteed by certain directors of the Company. As of December 31, 2000, the loan had an outstanding balance of $520,000.

	On December 26, 2000, the Company borrowed, under an unsecured line of credit arrangement, $900,000 at a rate of prime less one-half percent. This loan matures on March 31, 2001 and, as of December 31, 2000, had a balance of $735,000. The loan is guaranteed by certain directors of the Company. The Company borrowed these funds to pay-off a maturing line of credit in the amount of $675,000, as well as to provide additional working capital until such time as the funds held by the Escrow Agent are released.

	Please refer to Note 6 - Subsequent Events, for a discussion concerning a commitment to purchase a bank building located on Boundary Street, Beaufort, South Carolina (the "Boundary Building").


NOTE 5 - RELATED PARTY TRANSACTIONS

	Please refer to Note 1 regarding all assets, liabilities, rights, revenues and expenses undertaken by the Partnership, all of which have been assumed by and transferred to the Company.

	Please refer to Note 1 for a discussion concerning the directors' warrants.

	Please refer to Note 4 concerning interest-free advances made by the organizers as well as a description of the CEO's employment Agreement.

	As a condition to extend both the $520,000 loan and the $900,000 line of credit described under Note 4, above, the lender required the guarantee of certain directors of the Company.


NOTE 6 - SUBSEQUENT EVENTS

	On January 26, 2001, the Company and an unrelated party ("Seller") executed an agreement, the terms under which the Company will purchase the Boundary Building from the Seller for a selling price of $640,000; closing is set for March 9, 2001, or earlier. After a renovation estimated at $638,000, the Company plans to move its headquarters and operate the Bank from the Boundary Building location .

	On January 31, 2001, the Company successfully completed the Offering by selling 652,705 shares of Common Stock for an aggregate amount of $6,527,050.