Form 10KSB, Exhibit 13
period 2001-12-31
ISLANDS BANCORP
filed 2002-04-01
CIK 1094484

EXHIBIT 13.1
                                                           ------------
                             ISLANDS BANCORP
                        BEAUFORT, SOUTH CAROLINA

                    CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE YEARS ENDED
                       DECEMBER 31, 2001 AND 2000


                            TABLE OF CONTENTS
                            -----------------

REPORT OF INDEPENDENT ACCOUNTANTS                                       1

CONSOLIDATED FINANCIAL STATEMENTS

	Consolidated Balance Sheets                                       2

	Consolidated Statements of Operations                             3

	Consolidated Statements of Changes in Shareholders' Equity        4

	Consolidated Statements of Cash Flows                             5

	Notes to Consolidated Financial Statements                        6



                     Report of Independent Accountants
                     ---------------------------------

Board of Directors
Islands Bancorp
Beaufort, South Carolina

	We have audited the accompanying consolidated balance sheets of Islands Bancorp, (the "Company"), and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Islands Bancorp, and subsidiary at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.

/s/ Francis and Company, CPAs

Atlanta, Georgia
March 7, 2002



                                  ISLANDS BANCORP
                             BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED BALANCE SHEETS

                             ASSETS
                             ------                     As of December 31,
                                               --------------------------------
                                                     2001               2000
                                                     ----               ----
Cash and due from banks                        $     209,139      $      40,232
Federal funds sold, net                              225,000             -  -
                                               -------------      -------------
  Total cash and cash equivalents              $     464,139      $      40,232
Securities:
 Available-for-sale at fair value                  1,288,942             -  -
Loans, net                                         6,276,469             -  -
Property and equipment, net                        1,533,326            568,113
Other assets                                         400,578            298,375
                                               -------------      -------------
  Total Assets                                 $   9,963,454      $     906,720
                                               =============      =============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   ------------------------------------

Liabilities:
-----------
 Deposits
  Non-interest bearing deposits                $     837,439      $      -  -
  Interest bearing deposits                        2,695,873             -  -
                                               -------------      -------------
       Total deposits                          $   3,533,312      $      -  -
Federal funds purchased and borrowings             1,000,000          1,371,856
Other liabilities                                     66,168             16,484
                                               -------------      -------------
  Total Liabilities                            $   4,599,480      $   1,388,340
                                               -------------      -------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
--------------------
 Common stock, zero par value, 10,000,000
 shares authorized; 652,705 (2001) and
 550 (2000) shares issued and outstanding      $   6,213,061      $       5,500
Retained (deficit)                                  (848,572)          (487,120)
Accumulated other comprehensive (loss)                  (515)            -  -
                                               -------------      -------------
   Total Shareholders' Equity                  $   5,363,974      $    (481,620)
                                               -------------      -------------
   Total Liabilities and Shareholders' Equity  $   9,963,454      $     906,720
                                               =============      =============

             Refer to notes to the consolidated financial statements.



                                      ISLANDS BANCORP
                                 BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                             For the Years Ended December 31,
                                             --------------------------------
Interest Income:                                   2001          2000
---------------                                    ----          ----
 Interest and fees on loans                     $    129,811  $     -  -
 Interest on investment securities                   266,363        -  -
 Interest on federal funds sold                       46,772        -  -
                                                ------------  ------------
    Total interest income                       $    442,946  $     -  -

Interest Expense:
----------------
 Interest on deposits and borrowings                 124,654        44,159
                                                ------------  ------------
Net interest income                             $    318,292  $    (44,159)
Provision for possible loan losses                    76,850        -  -
                                                ------------  ------------
Net interest income after provision
 for possible loan losses                       $    241,442  $    (44,159)
                                                ------------  ------------

Other Income:
------------
 Service fees on deposit accounts               $     21,978  $     -  -
 Miscellaneous, other                                    671        -  -
                                                ------------  ------------
     Total other income                         $     22,649  $     -  -
                                                ------------  ------------

Other Expenses:
--------------
  Salaries and benefits                         $    460,562  $    178,639
  Data processing and ATM                             42,512        -  -
  Advertising and public relations                    41,178        -  -
  Depreciation expense                                28,606         9,340
  Professional fees                                   44,202        13,205
  Rent expense                                        50,260        14,798
  Other operating expenses                           133,729        52,724
                                                ------------  ------------
     Total other expenses                       $    801,049  $    268,706
                                                ------------  ------------

Loss before income tax                          $   (536,958) $   (312,865)
Income tax (benefit)                                (175,506)       -  -
                                                ------------  ------------

Net (loss)                                      $   (361,452) $   (312,865)
                                                ============  ============

Basic (loss) per share                          $       (.66) $     N.A.
                                                ============  ============

Diluted (loss) per share                        $       (.66) $     N.A.
                                                ============  ============

         Refer to notes to the consolidated financial statements.



                                ISLANDS BANCORP
                           BEAUFORT, SOUTH CAROLINA
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001


                                                       Accumulated
                          Common Stock                   Other
                        ------------------               Compre-
                        No. of    Common      Retained   hensive
                        Shares    Stock       (Deficit)  (Loss)      Total
                        ------   ---------    --------   ------      -----

Balance,
December 31,
  1999                       550 $    5,500 $ (174,255) $   --     $  (168,755)
                       ---------  ---------  ---------   --------   ----------

Comprehensive income:
 Net loss,
  2000                    --          --      (312,865)     --        (312,865)
                       ---------  ---------  ---------   ---------  ----------
Total
 comprehensive
 income                   --          --      (312,865)     --        (312,865)
                       ---------  ---------  ---------   ---------  ----------

Balance,
 December 31,
 2000                        550 $    5,500 $ (487,120) $   --     $  (481,620)
                       ---------  ---------  ---------   ---------  ----------
Comprehensive income:
 Net loss,
  2001                    --          --       (361,452)     --       (361,452)
Net unrealized
  loss,
  securities              --          --         --           (515)       (515)
                       ---------  ---------  ---------   ---------  ----------
Total
 comprehensive
 income                   --          --       (361,452)      (515)   (361,967)

Sale of
 common
 stock                   652,155  6,521,550      --          --      6,521,550

Selling
 expenses                 --       (313,989)     --          --       (313,989)
                       ---------  ---------  ---------   ---------  ----------

Balance,
 December 31,
 2001                    652,705 $6,213,061 $ (848,572) $     (515)$ 5,363,974
                       =========  =========  =========   =========  ==========

           Refer to notes to the consolidated financial statements.



                                  ISLANDS BANCORP
                             BEAUFORT, SOUTH CAROLINA
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              For the Years Ended December 31,
                                                --------------------------
Cash flows from operating activities:               2001          2000
------------------------------------                ----          ----
  Net (loss)                                    $   (361,452) $   (312,865)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
      Provisions for loan losses                $     76,850  $     -  -
      Depreciation                                    28,606         9,340
      Net amortization on securities                   4,470        -  -
  (Increase) in receivables
   and other assets                                 (102,203)     (251,032)
  Increase in payables
   and other liabilities                              49,684        (5,123)
                                                ------------  ------------
Net cash used by
  operating activities                          $   (304,045) $   (559,680)
                                                ------------  ------------

Cash flows from investing activities:
------------------------------------
   Purchase of securities, AFS                  $ (1,293,927) $     -  -
   (Increase) in loans, net                       (6,353,319)       -  -
   Purchase of premises
     and equipment                                  (993,819)     (548,623)
                                                ------------  ------------
Net cash used in investing activities           $ (8,641,065) $   (548,623)
                                                ------------  ------------

Cash flows from financing activities:
------------------------------------
   Issuance of common stock, net                $  6,207,561  $     -  -
   Increase in deposits                            3,533,312        -  -
   (Decrease) in borrowed funds                     (371,856)    1,124,474
                                                ------------  ------------
Net cash provided
   by financing activities                      $  9,369,017  $  1,124,474
                                                ------------  ------------

Net increase in cash
   and cash equivalents                         $    423,907  $     16,171
Cash and cash equivalents,
    beginning of period                               40,232        24,061
                                                ------------  ------------
Cash and cash equivalents, end period           $    464,139  $     40,232
                                                ============  ============

Supplemental Information:

Income taxes paid                               $     -  -    $     -  -
                                                ============  ============

Interest paid                                   $    123,310  $     38,443
                                                ============  ============

        Refer to notes to the consolidated financial statements



                                ISLANDS BANCORP
                           BEAUFORT, SOUTH CAROLINA
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 1 - ORGANIZATION OF THE BUSINESS

     Islands Bancorp (the "Company") is a one bank holding company with respect to Islands Community Bank, N.A., Beaufort, South Carolina, (the "Bank"). The Company was incorporated on July 23, 1999, and principal operations commenced on July 9, 2001, when the Bank opened for business. The Bank engages in the business of obtaining deposits and providing commercial, consumer and real estate loans to the general public.

     The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock. In the public offering which was completed in early 2001, 652,155 shares of the Company's common stock were sold and issued. Proceeds from the offering, net of selling expenses, amounted to $6,207,561.

	The Company is also authorized to issue of up to 2.0 million shares of preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of common stock. As of December 31, 2001, there were no shares of the Company's preferred stock issued or outstanding.

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

	The Company ceased to be a development stage enterprise since July 9, 2001, when the Bank commenced banking operations.


NOTE 2 - SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

	BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net loss or shareholders' equity.

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

	CASH AND DUE FROM BANKS. The Company maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Company has never experienced any material losses from such deposit relationships.

     INVESTMENT SECURITIES. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale and reported at fair value; net unrealized gains or losses (net of related taxes) are excluded from earnings and are reported as accumulated other comprehensive income/(loss) within shareholders' equity. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are: (i) non-performing loans that have been placed on nonaccrual status; and (ii) loans which are performing according to all contractual terms of the loan agreement, but may have substantive indication of potential credit weakness. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

	ALLOWANCE FOR LOAN LOSSES.   The allowance for loan losses (the
"Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

	PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

     OTHER REAL ESTATE. Other real estate represents property acquired through foreclosure proceedings. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

	INCOME TAXES. No income tax expense was recognized as taxable income is less than $0. An income tax benefit, however, was recognized for the year ended December 31, 2001.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

     STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

	STOCK OPTIONS AND WARRANTS. There are two major accounting standards that address the accounting for stock options/warrants. Entities are allowed to freely choose between the two distinct standards. The first standard, APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") measures stock options/warrants by the intrinsic value method. Under the above method, if the exercise price is the same or above the quoted market price at the date of grant, no compensation expense is recognized. The second standard, SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), may recognize a compensation expense even in cases where the exercise price is the same or above the quoted market price. SFAS 123 takes into account the time value of the options/warrants; that is, the value of being able to defer a decision on whether or not to exercise the option/warrants until the expiration date. The Company follows the accounting standards of APB 25. Had the Company followed the accounting standards of SFAS 123, net loss for the years ended December 31, 2001 and 2000 would have been increased by $53,541 and $0, respectively. On a per share basis, basic and diluted loss per share would have been increased by $.10 for the year ended December 31, 2001, and by $0 for the year ended December 31, 2000.

     EARNINGS PER SHARE ("EPS").  The Company adopted Statement of
Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS. Because the Company has a complex capital structure, it is required to report: (i) basic EPS; and (ii) diluted EPS. Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common stock for all dilutive potential common stock outstanding during the reporting period.

     The following is a reconciliation of net loss (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted EPS for the year ended December 31, 2001. EPS for the year ended December 31, 2000 is not presented because the Company's capital structure had changed materially, and such presentation may be misleading.

                                  Year Ended December 31, 2001
                        --------------------------------------------------
                               Basic EPS                Diluted EPS
                               ---------                -----------
                        Numerator  Denominator      Numerator  Denominator
                        ---------  -----------      ---------  -----------
Net (loss)             $ (361,452)       -  -       $ (361,452)      -  -
Weighted average shares      - -      543,926             - -      543,926
Dilutive
options, warrants, net       - -         - -              - -       -  -
                        ---------   ---------        ---------   ---------
   Totals              $ (361,452)    543,926       $ (361,452)    543,926
                        =========   =========        =========   =========

EPS                             $(.66)                       $(.66)
                                 ====                         ====

     RECENT ACCOUNTING PRONOUNCEMENTS. Statement of Financial Accounting Standards No. 141, "Business Combinations", ("FASB 141") addresses financial accounting and reporting for business combinations and supersedes both APB Opinion No. 16, "Business Combinations", and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of FASB 141 are to be accounted for using one method - the purchase method. The provisions of FASB 141 apply to all business combinations initiated after June 30, 2001. The adoption of FASB 141 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", ("FASB 142") addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". FASB 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. FASB 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. FASB 142 is effective for fiscal years beginning after December 15, 2001. The adoption of FASB 142 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", ("FASB 143") addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. FASB 143 applies to all entities. FASB 143 also applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. FASB 143 amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". FASB 143 is effective for fiscal years beginning after December 15, 2002. The adoption of FASB 143 is not expected to have a material impact on the financial position or results of operations of the Company.

	Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", ("FASB 144") addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FASB 144 supersedes both FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operation - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a Segment of a business (as previously defined in that opinion). FASB 144 also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely temporary. The provisions of FASB 144 are required to be applied with fiscal years beginning after December 15, 2001. Adoption of FASB 144 is not expected to have a material impact on the financial position or results of operations of the Company.


NOTE 3 - FEDERAL FUNDS SOLD/PURCHASED

	  The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2001, the Bank was a net purchaser in the federal funds market. Recall that at December 31, 2000, the Bank was not operational and thus did not participate in the Federal funds market. Below is pertinent information:

                                       December 31, 2001
                                       -----------------
	Federal funds sold                  $   255,000
	Federal funds purchased              (1,000,000)
                                          -----------
	Federal funds purchased, net        $  (745,000)
                                          ===========


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Agency pool         $  1,109,721  $ -  -    $   (779)  $  1,108,942
FRB stock                     180,000    -  -       -  -         180,000
                         ------------  --------  --------   ------------
   Total securities      $  1,289,721  $ -  -    $   (779)  $  1,288,942
                         ============  ========  ========   ============

	All national banks are required to hold FRB stock. Since no ready market exists for the FRB stock, it is reported at cost.

	No securities were held by the Company as of December 31, 2000.

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2001, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized         Estimated
                                            Costs         Market Values
                                         -----------      -------------
	Due in ten years or more           $ 1,109,721       $ 1,108,942
	FRB stock (no maturity)                180,000           180,000
                                         -----------       -----------
	    Total securities               $ 1,289,721       $ 1,288,942
                                         ===========       ===========

	No securities were sold by the Company in either calendar year 2001 or 2000, and none of the securities was pledged as of December 31, 2001 and 2000.


NOTE 5 - LOANS

	The composition of net loans by major loan category, as of December 31, 2001 and 2000, follows:
                                                        December 31,
                                              -----------------------------
                                                   2001            2000
                                                   ----            ----
	Commercial, financial, agricultural     $   1,111,807   $      -  -
	Real estate - construction                    134,389          -  -
	Real estate - mortgage                      4,331,284          -  -
	Installment                                   775,839          -  -
                                              -------------   -------------
	Loans, gross                            $   6,353,319   $      -  -
	Deduct:
	 Allowance for loan losses                    (76,850)         -  -
                                              -------------   -------------
	    Loans, net                          $   6,276,469   $           0
                                              =============   =============

	The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest had been discontinued and all other loans which are performing according to the loan agreement, but may have substantive indication of potential credit weakness. At December 31, 2001, none of the Bank's loans was considered to be impaired. Consequently, the allowance for loan losses did not contain any funds specifically allocated to impaired loans. In addition, since the average investment in impaired loans for the year ended December 31, 2001 was $0, no interest income on impaired loans was recognized during calendar year 2001.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

	The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

	Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2001 and 2000 follows:
                                             Years ended December 31,
                                             ------------------------
                                                  2001         2000
                                                  ----         ----
     Balance, beginning of year              $    -  -    $    -  -
     Add:  Provision for loan losses              76,850       -  -
     Add:  Recoveries of previously
           charged off amounts                    -  -         -  -
                                             -----------  -----------
        Total                                $    76,850  $    -  -
     Deduct: Amount charged-off                   -  -         -  -
                                             -----------  -----------
     Balance, end of year                    $    76,850  $         0
                                             ===========  ===========


NOTE 7 - PROPERTY AND EQUIPMENT

	Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2001 and 2000 follow:

                                                   December 31,
                                            -------------------------
                                                2001          2000
                                                ----          ----
	Land                                  $   750,614   $   546,829
	Buildings                                 461,609        -  -
	Furniture, equipment                      303,959        35,034
	Construction in progress                   59,499        -  -
                                            -----------   -----------
	  Property and equipment, gross       $ 1,575,681   $   581,863
	Deduct:
	 Accumulated depreciation                 (42,355)      (13,750)
                                            -----------   -----------
	    Property and equipment, net       $ 1,533,326   $   568,113
                                            ===========   ===========

	Depreciation expense for the years ended December 31, 2001 and 2000 amounted to $28,606 and $9,340, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:


               Type of Asset        Life in Years  Depreciation Method
               -------------        -------------  -------------------
         Furniture and equipment       3 to 7        Straight-line
         Building                        39          Straight-line

	The Bank is in the process of renovating an older bank building from which it intends to operate upon completion. Renovation expense will approximate $750,000, $59,499 of which was incurred and paid as of December 31, 2001.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

	In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

	At December 31, 2001 and 2000, the Company had unused loan commitments of approximately $594,459 and $0, respectively. Additionally, standby letters of credit of approximately $134,462 and $0 were outstanding at December 31, 2001 and 2000, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

	The Company and its subsidiary are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

	On July 27, 1999, the Company entered into a five-year employment agreement (the "Agreement") with its President and CEO (the "CEO"). In exchange for his services, the CEO will receive an annual pay and possibly a bonus if certain criteria are met. The Agreement provides for other customary benefits such as health and life insurance, retirement benefits, club dues, etc. If the CEO's employment is terminated by the Company/Bank without cause or for any reason following a change in control of the Company, the CEO will be entitled to a severance payment equal to two-times his annual pay plus any accrued bonus.

	Please refer to Note 14 concerning warrants earned by directors and executive officers.

	Please refer to Note 7 concerning the renovation expense with respect to an older bank building from which the Bank intends to operate.


NOTE 9 - BORROWINGS

	As of December 31, 2001, total borrowings amounted to $1,000,000. The entire borrowings consist of Federal funds purchased.


	As of December 31, 2000, total borrowings amounted to $1,371,856. Pertinent information follows:

                           Balance    Interest
     Lender                12-31-00     Rate    Collateral     Purpose
     ------                --------   --------  ----------     -------
   Organizers              100,000       0%        None     Working capital
   Financial institution   735,000    (P-1/2)%     None     Working capital
   Financial institution   520,000    (P-1/2)%     Land     Acquire land
   Financial institution    16,856      .9%     Automobile  Purchase automobile


NOTE 10 - DEPOSITS

	The following details deposit accounts at December 31, 2001 and 2000:

                                                    December 31,
                                           ------------------------------
                                               2001              2000
                                               ----              ----
	Non-interest bearing deposits        $   837,439       $    -  -
	Interest bearing deposits:
	   NOW accounts                          276,100            -  -
	   Money market accounts                 974,902            -  -
	   Savings                                41,135            -  -
	   Time, less than $100,000              692,244            -  -
	   Time, $100,000 and over               711,492            -  -
                                           -----------       ------------
	    Total deposits                   $ 3,533,312       $          0
                                           ===========       ============

	At December 31, 2001, the scheduled maturities of all certificates of deposit were as follows:

                  Year Ended
                  December 31,                 Amount
                  ------------                 ------
                     2002                   $   720,053
                     2003                       581,265
                     2004                         6,100
                     2005                        -  -
                     2006                        96,318
                                            -----------
                     Total                  $ 1,403,736
                                            ===========


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

	A summary of interest expense for the years ended December 31, 2001 and 2000 follows:
                                                    December 31,
                                           ------------------------------
                                               2001              2000
                                               ----              ----
	Interest on NOW accounts             $     3,239       $    -  -
	Interest on money market accounts         11,828            -  -
	Interest on savings accounts                 343            -  -
	Interest on CDs, less than $100,000        6,665            -  -
	Interest on CDs, $100,000 and over         6,749            -  -
	Interest, other borrowings                95,830             44,159
                                           -----------       ------------
          Total interest on
	     deposits and borrowings         $   124,654       $     44,159
                                           ===========       ============


NOTE 12 - OTHER OPERATING EXPENSES

	A summary of other operating expenses for the years ended December 31, 2001 and 2000 follows:
                                                    December 31,
                                           ------------------------------
                                               2001              2000
                                               ----              ----
	Relocation expense                   $    -  -         $     24,161
	Postage and delivery                       7,345              1,548
      Supplies and printing                     38,114              6,623
	Taxes & insurance                         21,115                952
	Utilities & telephone                     16,894              6,122
	Repairs, maint. & service contracts       27,627                927
	All other operating expenses              22,634             12,391
                                           -----------       ------------
   	   Total other operating expenses    $   133,729       $     52,724
                                           ===========       ============


NOTE 13 - INCOME TAXES

	As of December 31, 2001 and 2000, the Company's provision for income taxes consisted of the following:
                                                 December 31,
                                          ------------------------
                                              2001         2000
                                              ----         ----
      Current                             $    -  -    $    -  -
      Deferred                               (175,506)      -  -
                                          -----------  -----------
      Federal income tax (benefit)        $  (175,506) $         0
                                          ===========  ===========

	The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:
                                                 December 31,
                                          ------------------------
                                              2001         2000
                                              ----         ----
      Income taxes at statutory rate      $  (182,565) $  (106,374)
      State tax, net of Federal benefits       (6,114)      (4,490)
      Change in valuation allowance             2,569      110,864
      Other                                    10,604       -  -
                                          -----------  -----------
      Total                               $  (175,506) $         0
                                          ===========  ===========

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2001 and 2000 are presented below:

                                                December 31,
                                          ------------------------
                                              2001         2000
                                              ----         ----
    Deferred tax assets:
      Allowance for loan losses           $    26,129  $    -  -
      Net operating loss carryforward          98,147      110,864
      Organization costs                      164,663       -  -
      Available-for-sale securities               264       -  -
                                          -----------  -----------
    Gross deferred tax assets             $   289,203  $   110,864
    Less, deferred tax liabilities:
      Accumulated depreciation                 (1,244)      -  -
                                          -----------  -----------
    Deferred tax assets net
    of deferred liabilities               $   287,959  $   110,864
    Less, valuation allowance                (113,433)    (110,864)
                                          -----------  -----------
        Net deferred tax assets           $   174,526  $         0
                                          ===========  ===========

     There was a net change in the valuation allowance during calendar years 2001 and 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2001.


NOTE 14 - RELATED PARTY TRANSACTIONS

	DIRECTORS' WARRANTS. The Directors of the Company received an aggregate total of 210,115 stock warrants, or approximately one stock warrant for each one share of the Company's common stock purchased by the directors in the initial public offering. Each warrant entitles its holder to purchase one share of the Company's common stock for $10.00. These warrants will vest equally on July 9, 2002, 2003, and 2004. All unexercised warrants will expire on July 8, 2011.

	BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2001 and 2000, loans outstanding to directors, their related interests and executive officers aggregated $230,275 and $0, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

	A summary of the related party loan transactions during the calendar years 2001 and 2000 follows:
                                            Insider Loan Transactions
                                           ---------------------------
                                               2001           2000
                                               ----           ----
	Balance, beginning of year           $    -  -      $    -  -
	New loans                                233,553         -  -
	Less:  Principal reductions               (3,278)        -  -
                                           -----------    ------------
	Balance, end of year                 $   230,275    $          0
                                           ===========    ============

	Deposits by directors and their related interests, as of December 31, 2001 and 2000 approximated $669,421 and $0, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

	The Company originates primarily commercial, residential, and consumer loans to customers in Beaufort County, South Carolina, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Beaufort County and the surrounding counties.

	Seventy percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

	The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $801,000.


NOTE 16 - REGULATORY MATTERS

	The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

	Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2001, none of the subsidiary bank's capital accounts was available for dividend declaration without prior regulatory approval.

	The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was not required to maintain certain cash reserve balances with the Federal Reserve System at December 31, 2001.

	The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

	Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2001, meet all capital adequacy requirements to which they are subject.


	As of December 31, 2001, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2001 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                              Adequately        Well
                                              Capitalized   Capitalized
                                              -----------   -----------
	Total risk-based capital ratio             8.0%           10.0%
	Tier 1 risk-based capital ratio            4.0%            6.0%
	Tier 1 leverage ratio                      4.0%            5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:
                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2001:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,420  68.6%  $  632 >= 8%  $   791 >= 10%
   Consolidated                5,440  68.8%     633 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,343  67.6%  $  316 >= 4%  $   474 >= 6%
   Consolidated                5,363  67.8%     316 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 5,343  58.7%  $  364 >= 4%  $   455 >= 5%
   Consolidated                5,363  58.8%     365 >= 4%     N/A  >= N/A


NOTE 17 - DIVIDENDS

	The primary source of funds available to the Company to pay cash dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. For example, the Bank may not pay cash dividends until it is cumulatively profitable. Cash dividends to shareholders are not expected for the foreseeable future.


NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION

	This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2001           2000
------                                               ----           ----
Cash                                            $     27,094   $     40,232
Investment in Bank                                 5,342,880         -  -
Fixed assets                                          -  -          568,113
Other assets                                          -  -          298,375
                                                ------------   ------------
   Total Assets                                 $  5,369,974   $    906,720
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $      6,000   $     16,484
Borrowings                                            -  -        1,371,856
                                                ------------   ------------
   Total Liabilities                            $      6,000   $  1,388,340
                                                ------------   ------------

Common stock                                    $  6,213,061   $      5,500
Retained (deficit)                                  (848,572)      (487,120)
Accumulated other comprehensive income                  (515)        -  -
                                                ------------   ------------
   Total Shareholders' equity                   $  5,363,974   $   (481,620)
                                                ------------   ------------
   Total Liabilities and Shareholders' equity   $  5,369,974   $    906,720
                                                ============   ============


                    Parent Company Statements of Operations
                    ---------------------------------------

                                        For the Years Ended December 31,
                                        --------------------------------
Revenues:                                      2001          2000
--------                                       ----          ----
Interest income                            $    17,062   $    -  -
                                           -----------   -----------
   Total revenues                          $    17,062   $    -  -
                                           -----------   -----------

Expenses:
--------
Interest expense                           $    20,480   $    44,159
Depreciation and amortization                   -  -           9,340
Other expenses                                  46,021       259,366
                                           -----------   -----------
   Total expenses                          $    66,501   $   312,865
                                           -----------   -----------

(Loss) before equity in undistributed
  earnings of Bank                         $   (49,439)  $  (312,865)
Equity in undistributed earnings
  of Bank                                     (312,013)       -  -
                                           -----------    ----------

Net (loss)                                 $  (361,452)  $  (312,865)
                                           ===========   ===========


                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                        For the Years Ended December 31,
                                        --------------------------------
Cash flows from operating activities:           2001          2000
------------------------------------            ----          ----
Net (loss)                                 $   (361,452) $   (312,865)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
   Equity in undistributed
   earnings of the Bank                         312,013)       -  -
   Depreciation                                  -  -           9,340
  Decrease in other assets                      866,488      (251,032)
  (Decrease) in payables                        (10,484)       (5,123)
                                           ------------  ------------
Net cash used
 by operating activities                   $    806,565  $   (559,680)
                                           ------------  ------------

Cash flows from investing activities:
------------------------------------
 Purchase of premises and equipment        $     -  -    $   (548,623)
 Investment in Bank                          (5,655,408)       -  -
                                           ------------  ------------
Net cash used by financing activities      $ (5,655,408) $   (548,623)
                                           ------------  ------------

Cash flows from financing activities:
------------------------------------
 Issuance of stock, net                    $  6,207,561  $     -  -
 (Decrease) in borrowings                    (1,371,856)    1,124,474
                                           ------------  ------------
Net cash provided
 by financing activities                   $  4,835,705  $  1,124,474
                                           ------------  ------------

Net (decrease) in cash
 and cash equivalents                      $    (13,138) $     16,171
Cash and cash equivalents,
 beginning of the year                           40,232        24,061
                                           ------------  ------------
Cash and cash equivalents,
 end of year                               $     27,094  $     40,232
                                           ============  ============