Form 10KSB, Exhibit 13
period 2002-12-31
ISLANDS BANCORP
filed 2003-03-28
CIK 1094484

March  26,  2003

Dear Shareholder:
It is with pride that I enclose Islands Bancorp's annual report to shareholders representing the first full year of operations for the Company and its subsidiary, Islands Community Bank, N.A.

Interest rates were at unprecedented low levels during 2002 creating unique challenges and opportunities for a new financial institution. We are very pleased with the operating numbers and growth achieved during the year. Our expectations are that 2003 will be the turnaround year in which the company achieves profitability.

The bank operated from a temporary facility from its July 2001 inception until moving into our new building in November 2002. The building is truly beautiful and is an addition to Beaufort for which you can take pride as a shareholder. If you have not seen the building, stop by and one of our friendly bankers will give you a personal tour.

Your bank's management looks to the future with great anticipation. We have an excellent team of bankers in a great location. As the Nation's economic clouds clear, we look forward to positioning Islands Community Bank as Beaufort's market  leader.  Please  help  us  by  banking with your Bank and mentioning the
                                                    ----
bank's  services  to  friends.

Welcome  Home!


/s/ D. Martin Goodman

D. Martin Goodman
Chairman of the Board

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements, related notes and statistical information included elsewhere herein.


                              RESULTS OF OPERATIONS


YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     For the year ended December 31, 2002, assets grew by $14.0 million to $24.0 million. More specifically, loans grew by $12.6 million to $18.9 million; property and equipment grew by $1.3 million to $2.8 million, and other assets expanded by $.2 million to $.6 million; securities remained unchanged while cash and cash equivalents declined by $.1 million. To fund the growth in assets, deposits grew by $14.9 million to $18.5 million, while all other obligations declined by $.7 million to $.4 million; the capital account declined by $.2 million to $5.1 million. The Company's main focus during calendar year 2002 was to increase loans while maintaining quality assets. This was accomplished as loans tripled in volume and, as evidenced by zero charge-offs and below-peer past-dues, the loan portfolio is of high quality.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000
     For the year ended December 31, 2001, net loss amounted to $361,452, slightly above the net loss of $312,865 experienced during calendar year 2000. Recall, however, that principal banking operations commenced on July 9, 2001 and that the results for calendar year 2001 include results from banking operations as well as results from pre-operating activities. The net loss for calendar year 2000 includes only results from pre-operating activities, mainly expenses relating to the organization of the business. Comparing results of a company that commenced principal operations with the results obtained during its developmental stage may be misleading and confusing. To eliminate misleading comparisons, the Company will only discuss 2001 results, or those obtained during the calendar year in which the company commenced principal banking operations.

     During 2001, available-for-sale securities grew by $1.3 million to $1.3 million, and loans grew by $6.3 million to $6.3 million. The Company also purchased property and equipment, and as of December 31, 2001, property and equipment, net of accumulated depreciation, amounted to $1.5 million. Other assets, the majority of which were cash and deferred tax assets, amounted to $.6 million at December 31, 2001. To fund the above assets, the Company increased its deposits and capital accounts to $3.5 million and $5.4 million, respectively at December 31, 2001. In addition, as of December 31, 2001, the Company was a net purchaser of Federal funds in the amount of $.8 million.

     For the year ended December 31, 2001, net interest income amounted to $318,292, producing a net yield on earning assets of 3.71%. During calendar year 2001, provision for loan losses amounted to $76,850, none of which was utilized to charge-down or charge-off loans. Other income of $22,649 was mainly from service fees on deposit accounts and other operating expenses of $801,049 consisted of typical bank expenses, such as salaries, benefits, data processing, rent, depreciation, professional fees, etc.


NET  INTEREST  INCOME

     The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Company's ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the period indicated. ($ in thousands)

                                         Year  Ended                    Year  Ended
                                      December  31,  2002           December  31,  2001
                                ------------------------------  ---------------------------
                                Interest    Interest
                                Average     Income/    Yield/   Average   Income/   Yield/
                                Balance     Expense     Cost    Balance   Expense    Cost
                               ----------  ----------  -------  --------  --------  -------

  Federal funds sold           $     944   $      15     1.59%  $  2,007  $     47    2.34%
  Securities                       1,463          68     4.65%     4,614       266    5.76%
  Loans, net                      11,741         981     8.36%     1,941       130    6.70%
                               ----------  ----------  -------  --------  --------  -------
    Total earning assets       $  14,148   $   1,064     7.52%  $  8,562  $    443    5.17%
                               ==========  ==========  -------  ========  ========  -------

  Interest bearing deposits    $   9,772   $     325     3.32%  $  1,334  $     29    2.17%
  Other borrowings                    83           1     1.57%     1,347        96    7.13%
                               ----------  ----------  -------  --------  --------  -------
    Total interest-
      bearing liabilities      $   9,855   $     326     3.31%  $  2,681  $    125    4.66%
                               ==========  ==========  -------  ========  ========  -------

  Net yield on earning assets                            5.22%                        3.71%
                                                       =======                      =======

     For the year ended December 31, 2002, the yield on earning assets amounted to 7.52%, while the cost of funds was 3.31%. Net yield on earning assets for the year ended December 31, 2002 and 2001 amounted to 5.22%, and 3.71%, respectively. The Company was able to increase the yield on earning assets by shifting the asset mix from low earning assets (securities and federal funds sold) to higher earning assets (loans). The cost of funds declined mainly due to the general interest rate environment.

NON-INTEREST  INCOME

     Non-interest income for the years ended December 31, 2002 and 2001 amounted to $89,697 and $22,649, respectively. As a percentage of average assets, non-interest income amounted to .53% and .25%, respectively.

     The following table summarizes the major components of non-interest income for the years ended December 31, 2002 and 2001.

                                    Years Ended  December 31,
                                   ---------------------------
                                       2002          2001
                                   ------------  -------------
  Service fee on deposit accounts  $     87,348  $      21,978
  Miscellaneous, other                    2,349            671
                                   ------------  -------------
    Total non-interest income      $     89,697  $      22,649
                                   ============  =============

NON-INTEREST  EXPENSE

     Non-interest expense for the years ended December 31, 2002 and 2001 amounted to $1,066,179 and $801,049, respectively. As a percentage of total average assets, non-interest expenses amounted to 6.29% for calendar year 2002 and 8.92% for calendar year 2001. These percentages are still high because the majority of the expenses are fixed in nature. As the Company grows, however, those fixed expenses will not maintain their significant impact on the income statement. The reduction in the ratio of non-interest expense to average assets from calendar year 2001 results of 8.92% to calendar year 2002 results of 6.92% is due attainment of economies of scale.

     Below are the major components of non-interest expenses for the year ended December 31, 2002 and 2001.

                                      Years Ended December 31,
                                    ---------------------------
                                        2002          2001
                                    ------------  -------------
  Salaries and benefits             $    579,046  $     460,562
  Data processing, ATM                   136,599         42,512
  Advertising and public relations        45,500         41,178
  Depreciation                            69,828         28,606
  Other operating expenses               235,206        228,191
                                    ------------  -------------
    Total non-interest income       $  1,066,179  $     801,049
                                    ============  =============

ALLOWANCE  FOR  POSSIBLE  LOAN  LOSSES

     During 2002, the allowance for possible loan losses increased to $221,224 and, as of December 31, 2002, it amounted to 1.16% of gross loans. As of December 31, 2002, management considers the allowance for possible loan losses to be adequate to absorb possible future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible loan losses or that additional provisions to the allowance will not be required.

INTEREST  RATE  SENSITIVITY

     Net interest income, the Company's primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Company's overall interest rate risk.

     The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 2002 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same pace, the gap is only a general indicator of rate sensitivity.

                                         After    After    After
                                         3 mos    6 mos    1 yr
                                Within    but      but      but
                                  3     within   within   within   After
                                months   6 mos   1 year    5 yrs   5 yrs    Total
                                ------  -------  -------  -------  ------  -------
  Earning assets:
    Loans                       $7,857  $   751  $ 1,511  $ 8,111  $  864  $19,094
    Securities                    -  -     -  -     -  -     -  -   1,335    1,335
                                ------  -------  -------  -------  ------  -------
    Total earning assets        $7,857  $   751  $ 1,511  $ 8,111  $2,199  $20,429
                                ======  =======  =======  =======  ======  =======

  Supporting sources of funds:
    Interest bearing
      demand deposits
      and savings               $3,358  $  -  -  $  -  -  $  -  -  $ -  -  $ 3,358
    Certificates,
      less than $100M            1,304      614    2,622    5,947    -  -   10,487
    Certificates,
      $100M and more               505      762      714    1,100    -  -    3,081
    Federal funds
      purchased                    308     -  -     -  -     -  -    -  -      308
                                ------  -------  -------  -------  ------  -------
      Total interest-
      bearing liabilities       $5,475  $ 1,376  $ 3,336  $ 7,047  $ -  -  $17,234
                                ======  =======  =======  =======  ======  =======

                                         After    After    After
                                         3 mos    6 mos    1 yr
                                Within    but      but      but
                                  3     within   within   within   After
                                months   6 mos   1 year    5 yrs   5 yrs    Total
                                ------  -------  -------  -------  ------  -------
  Interest rate
    sensitivity gap              2,382    (625)  (1,825)    1,064   2,199    3,195
  Cumulative gap                 2,382   1,757      (68)      996   3,195    3,195
  Interest rate
    sensitivity gap ratio         1.44     .55      .45      1.15     N/A     1.19
  Cumulative interest rate
    sensitivity gap ratio         1.44    1.26      .99      1.06    1.19     1.19

     As evidenced by the table above, at December 31, 2002, the Company was liability sensitive between six and twelve months, and asset sensitive in all other time spans. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous as earning assets are repriced sooner than the liabilities. With respect to the Company, an increase in interest rates would minimally reduce income for one year and increase income thereafter. Conversely, a decline in interest rates would increase income for one year and decrease income thereafter. This, however, assumes that all other factors affecting income remain constant.

     As the Company continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's Asset/Liability Committee meets on a quarterly basis and develops management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.


LIQUIDITY

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company's primary source of liquidity is its ability to maintain and increase deposits through the Bank.

     Below are the pertinent liquidity balances and ratios at December 31, 2002 and 2001: ($ in thousands)

                                               December 31,
                                             ----------------
                                              2002     2001
                                             -------  -------
  Cash and cash equivalents                  $  394   $  464
  Securities                                 $1,335   $1,289
  CDs, over $100,000 to total deposit ratio    16.7%    20.1%
  Brokered deposits                               0%       0%
  Loan to deposit ratio                         102%     177%

     Cash and cash equivalents are the primary source of liquidity. At December 31, 2002, cash and cash equivalents amounted to $.4 million, representing 1.6% of total assets. Securities available for sale which provides a secondary source of liquidity represented approximately 5.6% of total assets.

     At December 31, 2002, large denomination certificates accounted for 16.7% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank's liquidity. Management believes that since a majority of the above certificates were obtained from Bank customers residing in Beaufort County, South Carolina, the volatility of such deposits is lower than if such deposits were obtained from depositors residing outside of Beaufort County, as outside depositors are believed to be more likely to be interest rate sensitive.

     Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2002, the Company had no brokered deposits in its portfolio.

     Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future.


CAPITAL  ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     Risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for possible loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital by total assets. For banks that are not rated CAMELS 1 by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

     The table below illustrates the Bank's and Company's regulatory capital ratios at December 31, 2002:

                                                          Minimum
                                                        regulatory
  Bank                              December 31, 2002   requirement
  ----                              ------------------  ------------

  Tier 1 Capital                                 23.0%          4.0%
  Tier 2 Capital                                  1.1%  N/A
                                    ------------------  ------------
    Total risk-based capital ratio               24.1%          8.0%
                                    ==================  ============

  Leverage ratio                                 21.1%          3.0%
                                    ==================  ============

  Company - Consolidated
  ----------------------
  Tier 1 Capital                                 23.2%          4.0%
  Tier 2 Capital                                  1.0%           N/A
                                    ------------------  ------------
    Total risk-based capital ratio               24.2%          8.0%
                                    ==================  ============

  Leverage ratio                                 21.2%          3.0%
                                    ==================  ============

     The above ratios indicate that the capital positions of the Company and the Bank are sound and that the organization is well positioned for future growth.



                        SELECTED STATISTICAL INFORMATION

          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
                    INTEREST RATES AND INTEREST DIFFERENTIAL

     The following is a presentation of the average consolidated balance sheet of the Company for the years ended December 31, 2002 and 2001. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities: ($ in thousands)

                           AVERAGE CONSOLIDATED ASSETS

                                   Year Ended December 31,
                                 --------------------------
                                    2002          2001
                                 -----------  -------------
  Cash and due from banks        $       421  $         221
                                 -----------  -------------

  Taxable securities             $     1,463  $       4,614
  Federal funds sold                     944          2,007
    Net loans                         11,741          1,941
                                 -----------  -------------
  Total interest-earning assets  $    14,148  $       8,262

  Other assets                         2,372            192
                                 -----------  -------------

    Total assets                 $    16,941  $       8,975
                                 ===========  =============

            AVERAGE CONSOLIDATED LIABILITIES AND STOCKHOLDERS' EQUITY

                                                Year Ended   December 31,
                                                -----------  -------------
                                                   2002          2001
                                                -----------  -------------
  Non-interest-bearing deposits                 $     1,733  $         592
  NOW and money market deposits                       2,278            798
  Savings deposits                                      153             42
  Time deposits                                       7,341            494
  Other borrowings                                       83          1,347
  Other liabilities                                      91             41
                                                -----------  -------------
    Total liabilities                           $    11,679  $       3,314

  Stockholders' equity                                5,262          5,661
                                                -----------  -------------
    Total liabilities and stockholders' equity  $    16,941  $       8,975
                                                ===========  =============

     The following is a presentation of an analysis of the net interest earnings of the Company for the period indicated with respect to each major category of interest-earning asset and each major category of interest-bearing liability: ($ in thousands)

                            Year Ended December 31, 2002    Year Ended December 31, 2001
                          --------------------------------  -----------------------------
                           Interest    Average   Interest    Average
                           Average     Earned/    Yield/     Average    Earned/   Yield/
                            Amount      Paid       Rate      Amount      Paid      Rate
                          ----------  ---------  ---------  ---------  ---------  -------
         Assets
         ------
  Taxable securities      $   1,463   $     68       4.65%  $  4,614   $    266     5.76%
  Federal funds sold            944         15       1.59%     2,007         47     2.34%
  Net loans                11,741(1)     981(2)      8.36%   1,941(1)     130(2)    6.70%
                          ----------  ---------  ---------  ---------  ---------  -------
  Total earning assets    $  14,148   $  1,064       7.52%  $  8,562   $    443     5.17%
                          ==========  =========  =========  =========  =========  -------

       Liabilities
       -----------
  NOW and
   money market deposits  $   2,278   $     45       1.98%  $    798   $     15     1.88%
  Savings deposits              153          1        .92%        42          1     2.38%
  Time deposits               7,341        279       3.80%       494         13     2.63%
  Other borrowings               83          1       1.57%     1,347         96     7.13%
                          ----------  ---------  ---------  ---------  ---------  -------
  Total interest-
   bearing liabilities    $   9,855   $    326       3.31%  $  2,681   $    125     4.66%
                          ==========  =========  =========  =========  =========  -------

  Net yield on
   earning assets                                    5.22%                          3.71%
                                                 =========                        =======

______________________
1     At  December  31,  2002  and  2001,  all  loans  were  accruing  interest.
2     Interest  earned  on  net loans includes $100 and $14 in loan fees and loan service fees  for  the  years  ended  December  31,  2002  and  2001,  respectively.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

     The effect on interest income, interest expense and net interest income in the period indicated, of changes in average balance and rate from the corresponding prior period is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from rate. The balance of the change in interest income or expense and net interest income has been attributed to a change in average rate. ($ in thousands)

                                     Year Ended December 31, 2002
                                             Compared to
                                     Year Ended December 31, 2001
                                    ------------------------------

                                       Increase (Decrease) due to

                                       Volume       Rate    Total
                                    -------------  ------  -------
                                             (in thousands)

  Interest earned on:
    Taxable securities              $       (154)  $ (44)  $ (198)
    Federal funds sold                       (20)    (12)     (32)
    Net loans                                811      40      851
                                    -------------  ------  -------
      Total interest income         $        637   $ (16)  $  621
                                    -------------  ------  -------

  Interest paid on:
    NOW and money market deposits   $         29   $   1   $   30
    Savings deposits                           1      (1)       0
    Time deposits                            257       9      266
    Other borrowings                         (52)    (43)     (95)
                                    -------------  ------  -------
      Total interest expense        $        235   $ (34)  $  201
                                    -------------  ------  -------

  Change in net interest income     $        402   $  18   $  420
                                    =============  ======  =======

                                    Year Ended December 31, 2001
                                            Compared to
                                    Year Ended December 31, 2000
                                    ----------------------------
                                     Increase (Decrease) due to

                                       Volume      Rate   Total
                                    ------------  ------  ------
                                           (in thousands)
  Interest earned on:
    Taxable securities              $        266  $-  -   $  266
    Federal funds sold                        47   -  -       47
    Net loans                                130   -  -      130
                                    ------------  ------  ------
      Total interest income         $        443  $-  -   $  443
                                    ------------  ------  ------

  Interest paid on:
    NOW and money market deposits   $         15  $-  -   $   15
    Savings deposits                           1   -  -        1
    Time deposits                             13   -  -       13
    Other borrowings                          56     (4)      52
                                    ------------  ------  ------
      Total interest expense        $         85  $  (4)  $   81
                                    ------------  ------  ------

  Change in net interest income     $        358  $   4   $  362
                                    ============  ======  ======

                              INVESTMENT PORTFOLIO

     As of December 31, 2002, investment securities comprised approximately 5.6% of the Bank's assets and net loans comprised approximately 78.6% of the Bank's assets. The Bank invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States and certificates of deposit issued by commercial banks. In addition, the Bank enters into Federal Funds transactions with its principal correspondent banks, and generally acts as a net seller of such funds. At December 31, 2002, however, the Bank was a net purchaser of funds in the Federal funds market. The sale of Federal Funds amounts to a short-term loan from the Bank to another bank.

     The following table presents, for the date indicated, the book value of the Bank's investments. All securities held at December 31, 2002 were categorized as available-for-sale. ($ in thousands)


                         December 31, 2002
                         -----------------
     U.S. Agencies          $   1,141
     FRB, FHLB stock              194
                            ---------
          Total             $   1,335
                            =========

     The following table indicates as of December 31, 2002 the amount of investments due in (i) one year or less, (ii) one to five years, (iii) five to ten years, and (iv) over ten years:

                                               Weighted
                                               Average
                                     Amount     Yield
                                    ---------  --------
Obligations of U.S. Agencies:
  0-1 year                          $    -  -      N/A
  Over 1 through 5 years                 -  -      N/A
  Over 5 through 10 years                -  -      N/A
  Over 10 years                         1,141     4.61%
  FRB and FHLB stock (no maturity)        194     5.93%
                                    ---------  --------
  Total                             $   1,335     4.80%
                                    =========  ========

                                 LOAN PORTFOLIO

     The Bank engages in a full complement of lending activities, including commercial/industrial, consumer and real estate loans. As of December 31, 2002, the Bank had a legal lending limit for unsecured loans of up to $765,000 to any one person.

     While risk of loss in the Bank's loan portfolio is primarily tied to the credit quality of its various borrowers, risk of loss may also increase due to factors beyond the Bank's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the Bank's real estate portfolio. Of the Bank's target areas of lending activities, commercial loans are generally considered to have greater risk than real estate loans or consumer installment loans.

     Management of the Bank intends to originate loans and to participate with other banks with respect to loans which exceed the Bank's lending limits. Management of the Bank does not believe that loan participations necessarily pose any greater risk of loss than loans which the Bank originates.

     The following is a description of each of the major categories of loans in the Bank's loan portfolio:

COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

     Commercial lending is directed principally towards businesses whose demands for funds fall within the Bank's legal lending limits and which are potential deposit customers of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small- and medium-sized businesses. The primary repayment risk for commercial loans is the failure of the business due to economic or financial factors. Although the Bank typically looks to a commercial borrower's cash flow as the principal source of repayment for such loans, many commercial loans are secured by inventory, equipment, accounts receivable, and other assets.

CONSUMER LOANS

     The Bank's consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. This category of loans also includes lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. In evaluating these loans the Bank reviews the borrower's level and stability of income and past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, the Bank maintains a proper margin between the loan amount and collateral value.

REAL  ESTATE  LOANS

     The Bank's real estate loans consist of residential first and second mortgage loans, residential construction loans and commercial real estate loans to a limited degree. These loans are made consistent with the Bank's appraisal policy and real estate lending policy which detail maximum loan-to-value ratios and maturities. These loan-to-value ratios are sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss to the Bank.


                                 TYPES OF LOANS

     The following table presents various categories of loans contained in the Bank's loan portfolio as of the date indicated and the total amount of all loans for such period: ($ in thousands)

                                                    As of December 31,
                                                 ------------  ----------
               Type of Loan                          2002         2001
               ------------                      ------------  ----------

  Domestic:
    Commercial, financial and agricultural       $     6,570   $   1,112
    Real estate - construction                           360         134
    Real estate - mortgage                            11,173       4,331
    Installment and other loans to individuals           991         776
                                                 ------------  ----------
      Subtotal                                   $    19,094   $   6,353
    Less:  Allowance for possible loan losses           (221)        (77)
                                                 ------------  ----------
      Total (net of allowance)                   $    18,873   $   6,276
                                                 ============  ==========

       MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

     The following is a presentation of an analysis of maturities of certain loans as of December 31, 2002: ($ in thousands)

                              Due in   Due after    Due
                              1 year     1 to      after
       Type of Loan           or less   5 years   5 years  Total
       ------------           -------  ---------  -------  ------
  Commercial, financial,
    and agricultural          $ 1,958  $   3,450  $ 1,162  $6,570
  Real estate - construction       67        293     -  -     360
                              -------  ---------  -------  ------
      Total                   $ 2,025  $   3,743  $ 1,162  $6,930
                              =======  =========  =======  ======

                                  RISK ELEMENTS

     For the above loans, the following is a presentation of an analysis of sensitivities to changes in interest rates as of December 31, 2002:

                               Due in   Due after    Due
                               1 year     1 to      after
        Type of Loan           or less   5 years   5 years  Total
        ------------           -------  ---------  -------  ------
  Predetermined interest rate  $ 1,511  $   2,572  $ 1,060  $5,143
  Floating interest rate           514      1,171      102   1,787
                               -------  ---------  -------  ------
      Total                    $ 2,025  $   3,743  $ 1,162  $6,930
                               =======  =========  =======  ======

     The Bank recorded investment in impaired loans for which a specific allowance was recognized was $591,976 and $0 at December 31, 2002 and 2001, respectively. The specific allowance associated with these loans was $29,600 and $0 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during 2002 and 2001 was $316,411 and $0, respectively. Interest income recognized on impaired loans approximated $19,718 and $0, respectively, for the years ended December 31, 2002 and 2001. At December 31, 2002 and 2001, all loans were accruing interest and none of the loans was past due 90 days or more.

     As of December 31, 2002, there were no loans not disclosed above that are classified for regulatory purposes as doubtful, substandard or special mention which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans not disclosed above where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

     Accrual of interest is discontinued on a loan when management of the Bank determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful. At December 31, 2002, all loans were accruing interest.

                         SUMMARY OF LOAN LOSS EXPERIENCE

     An analysis of the Bank's loss experience is furnished in the following table for the period indicated, as well as a breakdown of the allowance for possible loan losses: ($ in thousands)

               Analysis of the Allowance for Possible Loan Losses

                                                       Years Ended December 31,
                                                    -----------------------------
               Type of Loan                             2002            2001
               ------------                         -------------  --------------
  Balance at beginning of period                    $         77   $        -  -

  Charge-offs:
  Real estate loans                                         -  -            -  -
  Installment and other loans to individuals                -  -            -  -
  Commercial loans                                          -  -            -  -
  Recoveries                                                -  -            -  -
                                                    -------------  --------------
  Net charge-offs                                           -  -            -  -
                                                    -------------  --------------

  Additions charged to operations                            144              77
                                                    -------------  --------------
  Balance at end of period                          $        221   $          77
                                                    =============  ==============

  Ratio of net charge-offs during the period
    to average loans outstanding during the period             0%              0%
                                                    =============  ==============

     At December 31, 2002 and 2001, the allowance was allocated as follows: ($ in thousands)

                                                                Percent of              Percent of
                                                              loans in each            loans in each
                                                               category to              category to
                                                  Amount       total loans    Amount    total loans
                                              --------------  --------------  -------  ------------

  Commercial, financial and agricultural      $          102           34.4%  $    19         17.5%
  Real estate - construction                               6            1.9%        3          2.1%
  Real estate - mortgage                                  90           58.5%       39         68.2%
  Installment and other loans to individuals              11            5.2%       11         12.2%
  Unallocated                                             12            N/A         6          N/A
                                              --------------  --------------  -------  ------------
    Total                                     $          221          100.0%  $    77        100.0%
                                              ==============  ==============  =======  ============

     In considering the adequacy of the Company's allowance for possible loan losses, management has focused on the fact that as of December 31, 2002, 34.4% outstanding loans are in the category of commercial loans, which includes commercial, industrial and agricultural loans. Commercial loans are generally considered by management as having greater risk than other categories of loans in the Company's loan portfolio. However, 94.0% of these commercial loans at December 31, 2002 were made on a secured basis. Management believes that the secured condition of the preponderant portion of its commercial loan portfolio greatly reduces any risk of loss inherently present in commercial loans.

     The Company's consumer loan portfolio is also well secured. At December 31, 2002, 89.3% of the Company's consumer loans were secured by collateral primarily consisting of automobiles, boats and other personal property. Management believes that these loans involve less risk than commercial loans.

     Real estate mortgage loans constituted 58.5% of outstanding loans at December 31, 2002. The loans in this category represent residential and commercial real estate mortgages where the amount of the original loan generally does not exceed 85% of the appraised value of the collateral. These loans are considered by management to be well secured with a low risk of loss.

     A review of the loan portfolio by an independent firm is conducted annually. The purpose of this review is to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The review includes analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. Upon completion, the report is approved by the Board and management of the Bank. In addition to the above review, the Bank's primary regulator, the Office of the Comptroller of the Currency (the "OCC"), also conducts an annual examination of the loan portfolio. Upon completion, the OCC presents its report of findings to the Board and management of the Bank. Information provided from the above two independent sources, together with information provided by the management of the Bank and other information known to members of the Board, are utilized by the Board to monitor, on a quarterly basis, the loan portfolio. Specifically, the Board attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review.


                                    DEPOSITS

     The Bank offers a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement and Keogh accounts, regular interest-bearing statement savings accounts and certificates of deposit with a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the Bank's market area, obtained through the personal solicitation of the Bank's officers and directors, and advertisements published in the local media. In addition, the Bank uses the internet to obtain deposits from institutions located elsewhere. The Bank pays competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, the Bank has implemented a service charge fee schedule competitive with other financial institutions in the Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

     The following table presents, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories: ($ in thousands)

                                                 Year Ended December 31,
                                        ------------------------------------------
                                                2002                 2001
                                        --------------------  --------------------
                                        Average    Average    Average    Average
Deposit Category                         Amount   Rate Paid    Amount   Rate Paid
                                        --------  ----------  --------  ----------
  Non interest-bearing demand deposits  $  1,733        N/A   $    592        N/A
  NOW and money market deposits            2,278       1.98%       798       1.88%
  Savings deposits                           153        .92%        42       2.38%
  Time deposits                            7,341       3.80%       494       2.63%

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities at December 31, 2002: ($ in thousands)

                                         At
                                    December 31,
      Time Certificates of Deposit      2002
      ----------------------------  -------------

      3 months or less              $         505
      3-6 months                              762
      6-12 months                             714
      Over 12 months                        1,100
                                    -------------
        Total                       $       3,081
                                    =============

                           RETURN ON EQUITY AND ASSETS

     Returns on average consolidated assets and average consolidated equity for the period indicated were as follows:

                                                  Year Ended
                                              December 31, 2002
                                              ------------------

      Return on average assets                       (1.4)%
      Return on average equity                       (4.5)%
      Average equity to average assets ratio          31.1%
  Dividend payout ratio                                -- %

                              COMPANY SHARES PRICE

     There is no public market for the Company's shares of stock. Management is aware of very few trades during calendar years 2002 and 2001. All trades that management is aware of were at $10.00 per share.


                                    DIVIDENDS

     The Company did not pay dividends during calendar years 2002 and 2001.

     The following are directors and officers of the Company:

                                     DIRECTOR                 POSITION WITH THE COMPANY
        NAME (AGE)                    SINCE                    AND BUSINESS EXPERIENCE
-----------------------------------  --------  -------------------------------------------------------

CLASS I NOMINATED DIRECTORS:
(For Three-Year Term Expiring 2006)

William B. Gossett (59)                  1999  President and Chief Executive Officer of Islands
                                               Bancorp

Louis O. Dore (57)                       1999  Attorney, Louis O. Dore, P.A., Beaufort, South
                                               Carolina.

Martha B. Fender (57)                    1999  Vice President of Islands Bancorp; President and
                                               Owner of Coastal Carolina Realty, Inc.; Beaufort,
                                               South Carolina

D. Martin Goodman (56)                   1999  Chairman of the Board of Islands Bancorp; Area
                                               Manager of the University of South Carolina Small
                                               Business Development Center in Beaufort, South
                                               Carolina

Carl E. Lipscomb (65)                    2002  Vice President of Argus Corp. (custom home
                                               construction and home renovation)

Dr. Narayan Shenoy (64)                  2002  Anesthesiologist; Partner in Critical Health Systems,
                                               Inc., Columbia, South Carolina.

J. Frank Ward (56)                       1999  Realtor with Coastal Carolina Realty

Bruce K. Wyles (48)                      1999  Dentist, Beaufort, South Carolina

Daryl A. Ferguson (64)                   2002  Co-Chairman of Hungarian Telephone Company,
                                               Budapest, Hungary and Stamford, Connecticut

Stancel E. Kirkland, Sr. (62)            2002  Managing Member of Bull Point Plantation,
                                               Seabrook, South Carolina (developer of residential
                                               communities)

Paul M. Dunnavant, III (39)              1999  Treasurer of Islands Bancorp;  Chief Financial Officer
                                               of Holmes Timber, Inc. (timber acquisition and
                                               harvesting)

Edward J. McNeil, Jr. (48)               1999  Secretary of Islands Bancorp; Physician; Internal
                                               Medicine Healthcare, P.A. Beaufort, SC

Frances K. Nicholson (48)                1999  Managing Partner of Nicholson Investments LLC (real
                                               estate leasing and securities portfolio company);

           COPIES OF FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2002

     Copies of the Company's Form 10-KSB for the year ended December 31, 2002, can be obtained from the Securities and Exchange Commission's website at www.sec.gov. In addition, copies can be obtained from the Bank; please call Ms. Patsy Masters at 841-521-1968.

                        Report of Independent Accountants
                        ---------------------------------


Board of Directors and Shareholders
Islands Bancorp
Beaufort, South Carolina

     We have audited the accompanying consolidated balance sheets of Islands Bancorp, (the "Company"), and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Islands Bancorp, and subsidiary at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.



/s/  FRANCIS  &  CO.,  CPAs
Atlanta,  Georgia
March  10,  2003


                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------
                                                    As of December 31,
                                                -------------------------
                                                    2002         2001
                                                ------------  -----------
Cash and due from banks                         $   394,484   $  209,139
Federal funds sold, net                                -  -      255,000
                                                ------------  -----------
  Total cash and cash equivalents               $   394,484   $  464,139
Securities:
 Available-for-sale at fair value                 1,334,763    1,288,942
Loans, net                                       18,872,582    6,276,469
Property and equipment, net                       2,858,610    1,533,326
Other assets                                        559,591      400,578
                                                ------------  -----------
  Total Assets                                  $24,020,030   $9,963,454
                                                ============  ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

Liabilities:
------------
 Deposits
  Non-interest bearing deposits                 $ 1,563,515   $  837,439
  Interest bearing deposits                      16,926,102    2,695,873
                                                ------------  -----------
       Total deposits                           $18,489,617   $3,533,312
Federal funds purchased                             308,000    1,000,000
Other liabilities                                    88,529       66,168
                                                ------------  -----------
  Total Liabilities                             $18,886,146   $4,599,480
                                                ------------  -----------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
Common stock, zero par value, 10,000,000
 shares authorized; 652,705 shares issued
 and outstanding                                $ 6,213,061   $6,213,061
Retained (deficit)                               (1,086,429)    (848,572)
Accumulated other comprehensive income                7,252         (515)
                                                ------------  -----------
   Total Shareholders' Equity                   $ 5,133,884   $5,363,974
                                                ------------  -----------
   Total Liabilities and Shareholders' Equity   $24,020,030   $9,963,454
                                                ============  ===========

            Refer to notes to the consolidated financial statements.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   For the Years Ended December 31,
                                                 -----------------------------------
Interest Income:                                    2002         2001        2000
----------------                                 -----------  ----------  ----------

 Interest and fees on loans                      $  981,216   $ 129,811   $    -  -
 Interest on investment securities                   68,450     266,363        -  -
 Interest on federal funds sold                      14,627      46,772        -  -
                                                 -----------  ----------  ----------
    Total interest income                        $1,064,293   $ 442,946   $    -  -

Interest Expense:
-----------------
 Interest on deposits and borrowings                325,888     124,654      44,159
                                                 -----------  ----------  ----------
Net interest income                              $  738,405   $ 318,292   $ (44,159)
Provision for possible loan losses                  144,374      76,850        -  -
                                                 -----------  ----------  ----------
Net interest income after provision for
  possible loan losses                           $  594,031   $ 241,442   $ (44,159)
                                                 -----------  ----------  ----------

Other Income:
-------------
 Service fees on deposit accounts                $   87,348   $  21,978   $    -  -
 Miscellaneous, other                                 2,349         671        -  -
                                                 -----------  ----------  ----------
     Total other income                          $   89,697   $  22,649   $    -  -
                                                 -----------  ----------  ----------

Other Expenses:
---------------
  Salaries and benefits                          $  579,046   $ 460,562   $ 178,639
  Data processing and ATM                           136,599      42,512        -  -
  Advertising and public relations                   45,500      41,178        -  -
  Depreciation                                       69,828      28,606       9,340
  Professional fees                                  49,800      44,202      13,205
  Rent expense                                       42,750      50,260      14,798
  Other operating expenses                          142,656     133,729      52,724
                                                 -----------  ----------  ----------
     Total other expenses                        $1,066,179   $ 801,049   $ 268,706
                                                 -----------  ----------  ----------

Loss before income tax (benefit)                 $ (382,451)  $(536,958)  $(312,865)
Income tax (benefit)                               (144,594)   (175,506)       -  -
                                                 -----------  ----------  ----------

Net (loss)                                       $ (237,857)  $(361,452)  $(312,865)
                                                 ===========  ==========  ----------

Basic (loss) per share                           $     (.36)  $    (.66)  $     N.A
                                                 ===========  ==========  ==========
Diluted (loss) per share                         $     (.36)  $    (.66)  $     N.A.
                                                 ===========  ==========  ==========

Weighted average number of shares outstanding:
Basic                                               652,705     543,926         N.A.
                                                 ===========  ==========  ==========
Diluted                                             652,705     543,926         N.A.
                                                 ===========  ==========  ==========


              Refer to notes to the consolidated financial statements.

                                            ISLANDS BANCORP
                                        BEAUFORT, SOUTH CAROLINA
                       CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         FOR THE YEARS ENDED DECEMBER 31, 2000, 2001, AND 2002


                                        Common Stock                         Accumulated
                                  -------------------------                     Other
                                     No. of       Common       Retained     Comprehensive
                                     Shares        Stock      (Deficit)        (Loss)          Total
                                  ------------  -----------  ------------  ---------------  -----------

Balance, December 31, 1999                 550  $    5,500   $  (174,255)  $         -  -   $ (168,755)
                                  ------------  -----------  ------------  ---------------  -----------

Comprehensive income:
 Net loss, 2000                           -  -        -  -      (312,865)            -  -     (312,865)
                                  ------------  -----------  ------------  ---------------  -----------
 Total comprehensive income               -  -        -  -      (312,865)            -  -     (312,865)
                                  ------------  -----------  ------------  ---------------  -----------

Balance, December 31, 2000                 550  $    5,500   $  (487,120)  $         -  -   $ (481,620)
                                  ------------  -----------  ------------  ---------------  -----------

Comprehensive income:
 Net loss, 2001                           -  -        -  -      (361,452)            -  -     (361,452)
 Net unrealized loss, securities          -  -        -  -          -  -             (515)        (515)
                                  ------------  -----------  ------------  ---------------  -----------
Total comprehensive income                -  -        -  -      (361,452)            (515)    (361,967)

Sale of common stock                   652,155   6,521,550          -  -             -  -    6,521,550

Selling expenses                          -  -    (313,989)         -  -             -  -     (313,989)
                                  ------------  -----------  ------------  ---------------  -----------

Balance, December 31, 2001             652,705  $6,213,061   $  (848,572)  $         (515)  $5,363,974
                                  ------------  -----------  ------------  ---------------  -----------

Comprehensive income:
 Net loss, 2002                           -  -        -  -      (237,857)            -  -     (237,857)
 Net unrealized gain, securities          -  -        -  -          -  -            7,767        7,767
                                  ------------  -----------  ------------  ---------------  -----------
Total comprehensive income                -  -        -  -      (237,857)           7,767     (230,090)
                                  ------------  -----------  ------------  ---------------  -----------

Balance, December 31, 2002             652,705  $6,213,061   $(1,086,429)  $        7,252   $5,133,884
                                  ============  ===========  ============  ===============  ===========

                        Refer to notes to the consolidated financial statements.


                                    ISLANDS BANCORP
                               BEAUFORT, SOUTH CAROLINA
                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  For the Years Ended December 31,
                                              ----------------------------------------
Cash flows from operating activities:             2002           2001         2000
-------------------------------------         -------------  ------------  -----------

  Net loss                                    $   (237,857)  $  (361,452)  $ (312,865)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Provision for possible loan losses           144,374   $    76,850   $     -  -
      Depreciation                                  69,828        28,606        9,340
      Net amortization on securities                   181         4,470         -  -
  (Increase) in receivables and other assets      (159,013)     (102,203)    (251,032)
  Increase in payables and other liabilities        22,361        49,684       (5,123)
                                              -------------  ------------  -----------
Net cash used in operating activities         $   (160,126)  $  (304,045)  $ (559,680)
                                              -------------  ------------  -----------

Cash flows from investing activities:
-------------------------------------
   Principal reduction, securities, AFS       $    501,098   $      -  -   $     -  -
   Purchase of securities, AFS                    (539,333)   (1,293,927)        -  -
   (Increase) in loans, net                    (12,740,487)   (6,353,319)        -  -
   Purchase of property and equipment           (1,395,112)     (993,819)    (548,623)
                                              -------------  ------------  -----------
Net cash used in investing activities         $(14,173,834)  $(8,641,065)  $ (548,623)
                                              -------------  ------------  -----------

Cash flows from financing activities:
-------------------------------------
   Issuance of common stock, net              $       -  -   $ 6,207,561   $     -  -
   Increase in deposits                         14,956,305     3,533,312         -  -
   (Decrease) in borrowed funds                   (692,000)     (371,856)   1,124,474
                                              -------------  ------------  -----------
Net cash provided by financing activities     $ 14,264,305   $ 9,369,017   $1,124,474
                                              -------------  ------------  -----------

Net (decrease) in cash and cash equivalents   $    (69,655)  $   423,907   $   16,171
Cash and cash equivalents, beginning of year       464,139        40,232       24,061
                                              -------------  ------------  -----------
Cash and cash equivalents, end of year        $    394,484   $   464,139   $   40,232
                                              =============  ============  ===========

SUPPLEMENTAL INFORMATION:

Income taxes paid                             $       -  -   $      -  -   $     -  -
                                              =============  ============  ===========

Interest paid                                 $    306,260   $   123,310   $   38,443
                                              =============  ============  ===========

Refer to notes to the consolidated financial statements.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


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

     The Company is also authorized to issue of up to 2.0 million shares of preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of common stock. As of December 31, 2002, there were no shares of the Company's preferred stock issued or outstanding.

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

     The Company ceased to be a development stage enterprise on July 9, 2001, when the Bank commenced operations.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis  of  Presentation  and  Reclassification.  The consolidated financial
     -----------------------------------------------
statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years' amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net loss or shareholders' equity.

     Basis  of Accounting.  The accounting and reporting policies of the Company
     ---------------------
conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

     Cash  and Due from Banks.  The Company maintains deposit relationships with
     -------------------------
other banks which deposits amounts, at times, may exceed federally insured limits. The Company has not experienced any material losses from such deposit relationships.

     Investment  Securities.  Investment  securities  that  the  Company has the
     -----------------------
positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     Loans,  Interest  and  Fee  Income  on  Loans.  Loans are reported at their
     ----------------------------------------------
outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are loans that based upon current information, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

     Allowance  for  Possible  Loan  Losses.   The  allowance  for possible loan
     ---------------------------------------
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     Property  and  Equipment.  Building, furniture, and equipment are stated at
     -------------------------
cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2002 and 2001.

     Other  Real  Estate.  Other real estate represents property acquired by the
     --------------------
Company in satisfaction of a loan. Other real estate is carried at the lower of:
(i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

     Income  Taxes.  Deferred  income  taxes  (included  in  other  assets)  are
     --------------
provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. The components of other comprehensive income included in the consolidated statements of shareholders' equity have been computed based upon a 34% effective tax rate.

     Cash  and Cash Equivalents.  For purposes of reporting cash flows, cash and
     ---------------------------
cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less.

     Operating  Segments.  The  Company's  business  activities  are  currently
     --------------------
confined to one segment which is community banking. As a community banking entity, the Company offers its customers a full range of products and services through various delivery channels.

     Income/(Loss)  Per  Share.  Basic  income/(loss) per share is determined by
     --------------------------
dividing net income/(loss) by the weighted-average number of common shares outstanding. Diluted income/(loss) per share is determined by dividing net income/(loss) by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming the exercise of stock options and warrants. This also assumes that only

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


options/warrants with an exercise price below the existing market price will be exercised. In computing net income/(loss) per share, the Company uses the treasury stock method.

     Stock-Based  Compensation.  The  Company  has  elected to follow Accounting
     --------------------------
Principles  Board  Opinion  No.  25,  "Accounting for Stock Issued to Employees"
("APB No. 25"), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123.

     The following is a reconciliation of reported and pro-forma net income/(loss) and net income/(loss) per share for the periods below:

                                               Year Ended December 31,
                                            ----------------------------
                                                2002           2001
                                            ------------  --------------
  Net income/(loss), as reported            $  (237,857)  $    (361,452)
  Stock-based compensation expense               58,392          52,261
                                            ------------  --------------
  Pro-forma (fair value) net income/(loss)  $  (296,249)  $    (413,713)
                                            ============  ==============

  Basic income/(loss) per share:
  As reported                               $      (.36)  $        (.66)
                                            ============  ==============
  Pro-forma                                 $      (.45)  $        (.76)
                                            ============  ==============

  Diluted income/(loss) per share:
  As reported                               $      (.36)  $        (.66)
                                            ============  ==============
  Pro-forma                                 $      (.45)  $        (.79)
                                            ============  ==============

  Pro-forma value of warrant/option         $      3.25   $        3.77
                                            ============  ==============


     The pro-forma (fair value) was estimated at the date of grant using the Black-Scholes option pricing model ("BLSC Model"). BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options and warrants.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income/(loss) for the periods below.

                                    Year Ended December 31,
                                   -------------------------
                                      2002          2001
                                   -----------  ------------
  Risk-free interest rate                3.93%         4.73%
  Dividend yield
  Volatility factor                       1.6%          0.0%
  Weighted average life of option      10 yrs        10 yrs

     Recent Accounting Pronouncements.  In December 2001, the American Institute
     ---------------------------------
of Certified Public Accountants issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." SOP 01-6 reconciles the specialized accounting and financial reporting guidance in the existing Banks and Savings Institutions Guide, Audits of Credit Unions Guide, and Audits of Finance Companies Guide. The SOP eliminates differences in accounting and disclosure established by the respective guides and carries forward accounting guidance for transactions determined to be unique to certain financial institutions. Adoption of this pronouncement has not had a material impact on the Company's results of operations or financial position.

     In October 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," which addresses accounting for the acquisition of certain financial institutions. The provisions of SFAS No. 147 rescind the specialized accounting guidance in paragraph 5 of SFAS No. 72 and would require unidentifiable intangible assets to be reclassified to goodwill if certain criteria are met. Financial institutions meeting the conditions outlined in SFAS No. 147 will be required to restate previously issued financial statements after September 30, 2002. The adoption of SFAS No. 147 has had no material impact on the Company's results of operations or financial position.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the chosen method on reporting results. The provisions of SFAS No. 148 are effective for annual periods ending December 15, 2002, and for interim periods beginning after December 15, 2002.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect
Guarantees of Indebtedness of Others." It addresses the accounting for the stand-ready obligation under guarantees. A guarantor is required to recognize a liability with respect to its stand-ready obligation under the guarantee even if the probability of future payments under the guarantee is remote. The initial liability will be measured as the fair value of the stand-ready obligation. Additionally, the Interpretation addresses the disclosure requirements for guarantees including the nature and terms of the guarantees, maximum potential for future amounts and the carrying amount of the liabilities. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. Commercial letters of credit and other loan commitments, which are commonly thought of as guarantees of funds were not included in the scope of interpretation. The Company has made relevant disclosures in the current year financial statements. The Company does not expect the adoption of Interpretation No. 45 to have a material impact on its financials.


NOTE  3  -  FEDERAL  FUNDS  SOLD/PURCHASED

       The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2002 and 2001, the Bank was a net purchaser in the federal funds market. Below is pertinent information:

                                     December  31,
                                ------------------------
                                   2002         2001
                                ----------  ------------
  Federal funds sold            $    -  -   $   255,000
  Federal funds purchased        (308,000)   (1,000,000)
                                ----------  ------------
  Federal funds purchased, net  $(308,000)  $  (745,000)
                                ==========  ============

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2002 follow:

                                            Gross
                                         Unrealized
                       Amortized  ------------------------    Estimated
Description             Costs        Gains        Losses    Market Values
--------------------  ----------  ------------  ----------  --------------
U.S. Agency pool      $1,129,474  $     10,989  $     -  -  $    1,140,463
Other securities         194,300          -  -        -  -         194,300
                      ----------  ------------  ----------  --------------
    Total securities  $1,323,774  $     10,989  $     -  -  $    1,334,763
                      ==========  ============  ==========  ==============


     Other securities include FRB and FHLB stock. Since no ready market exists for these securities, FRB and FHLB stock are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

                                            Gross
                                         Unrealized
                       Amortized  ------------------------    Estimated
Description             Costs        Gains        Losses    Market Values
--------------------  ----------  ------------  ----------  --------------
U.S. Agency pool      $1,109,721  $      -  -  $     (779)  $    1,108,942
FRB stock                180,000         -  -        -  -          180,000
                      ----------  -----------  -----------  --------------
  Total securities    $1,289,721  $      -  -  $     (779)  $    1,288,942
                      ==========  ===========  ===========  ==============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2002, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Amortized     Estimated
                                    Costs     Market Values
                                  ----------  --------------
  Due in ten years or more        $1,129,474  $    1,140,463
  FRB & FHLB stock (no maturity)     194,300         194,300
                                  ----------  --------------
    Total securities              $1,323,774  $    1,334,763
                                  ==========  ==============

     No securities were sold by the Company in either calendar year 2002 or 2001, and none of the securities was pledged as of December 31, 2002 and 2001.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE  5  -  LOANS

     The composition of net loans by major loan category, as of December 31, 2002 and 2001, follows:

                                            December  31,
                                     -------------------------
                                         2002          2001
                                     -----------  ------------
Commercial, financial, agricultural  $ 6,569,562   $1,111,807
Real estate - construction               360,245      134,389
Real estate - mortgage                11,172,747    4,331,284
Installment                              991,252      775,839
                                     ------------  -----------
Loans, gross                         $19,093,806   $6,353,319
Deduct:
 Allowance for loan losses              (221,224)     (76,850)
                                     ------------  -----------
    Loans, net                       $18,872,582   $6,276,469
                                     ============  ===========

     The Bank recorded investment in impaired loans for which a specific allowance was recognized was $591,976 and $0 at December 31, 2002 and 2001, respectively. The specific allowance associated with these loans was $29,600 and $0 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during 2002 and 2001 was $316,411 and $0, respectively. Interest income recognized on impaired loans approximated $19,718 and $0, respectively, for the years ended December 31, 2002 and 2001. At December 31, 2002 and 2001, all loans were accruing interest and none of the loans was past due 90 days or more.


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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     Activity within the Allowance account for the years ended December 31, 2002, 2001, and 2000 follows:


                                        Years ended December 31,
                                        ------------------------
                                          2002     2001    2000
                                        --------  -------  -----
Balance, beginning of year              $ 76,850  $  -  -  $-  -
Add:  Provision for loan losses          144,374   76,850   -  -
Add:  Recoveries of previously charged
         off amounts                        -  -     -  -   -  -
                                        --------  -------  -----
   Total                                $221,224  $76,850  $-  -
Deduct: Amount charged-off                  -  -     -  -   -  -
                                        --------  -------  -----
Balance, end of year                    $221,224  $76,850  $   0
                                        ========  =======  =====

NOTE 7 - PROPERTY AND EQUIPMENT

     Components of property and equipment included in the consolidated balance sheets at December 31, 2002 and 2001 follow:

                                         December  31,
                                   ------------------------
                                      2002         2001
                                   -----------  -----------
  Land                             $  750,614   $  750,614
  Building                          1,662,411      461,609
  Furniture, equipment                557,768      303,959
  Construction in progress                - -       59,499
                                   -----------  -----------
   Property and equipment, gross   $2,970,793   $1,575,681
  Deduct:
   Accumulated depreciation          (112,183)     (42,355)
                                   -----------  -----------
      Property and equipment, net  $2,858,610   $1,533,326
                                   ===========  ===========

     Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $69,828, $28,606 and $9,340, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

  Type of Asset            Life in Years  Depreciation Method
  -----------------------  -------------  -------------------
  Furniture and equipment      3 to 7        Straight-line
  Building                     5 o 40        Straight-line

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


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

     At December 31, 2002 and 2001, the Company had unused loan commitments of approximately $2,103,992 and $594,459, respectively. Additionally, standby letters of credit of approximately $80,162 and $134,462 were outstanding at December 31, 2002 and 2001, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiary are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary. At December 31, 2002 and 2001 there were no claims or lawsuits against the Company or the Bank.

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

     Please refer to Note 13 concerning warrants and options earned by directors and Bank personnel.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE  9  -  DEPOSITS

     The  following  details  deposit  accounts  at  December 31, 2002 and 2001:

                                             December  31,
                                        -----------------------
                                           2002         2001
                                        -----------  ----------
  Non-interest bearing deposits         $ 1,563,515  $  837,439
                                        -----------  ----------
  Interest bearing deposits:
     NOW accounts                           925,533     276,100
     Money market accounts                2,207,093     974,902
     Savings                                225,769      41,135
     Time, less than $100,000            10,486,624     692,244
     Time, $100,000 and over              3,081,083     711,492
                                        -----------  ----------
       Total interest bearing deposits   16,926,102   2,695,873
                                        -----------  ----------

     Total deposits                     $18,489,617  $3,533,312
                                        ===========  ==========

     At December 31, 2002, the scheduled maturities of all certificates of deposit were as follows:

Year Ending
December 31,    Amount
------------  -----------
    2003      $ 6,520,871
    2004        2,853,619
    2005        2,757,362
    2006          541,723
    2007          894,132
              -----------
Total         $13,567,707
              ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 10 - INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2002 and 2001 follows:

                                   December  31,
                                ------------------
                                  2002      2001
                                --------  --------
  NOW accounts                  $  7,170  $  3,239
  Money market accounts           37,475    11,828
  Savings                          1,425       343
  Time, less than $100,000       202,504     6,665
  Time, $100,000 and over         76,015     6,749
  Other borrowings                 1,299    95,830
                                --------  --------
    Total interest on deposits
      and other borrowings      $325,888  $124,654
                                ========  ========

     During calendar year 2000, the Company incurred interest expense, solely from borrowings, in the amount of $44,159.


NOTE  11  -  OTHER  OPERATING  EXPENSES

     A summary of other operating expenses for the years ended December 31, 2002, 2001 and 2000 follows:

                                                   December  31,
                                            ---------------------------
                                              2002      2001     2000
                                            --------  --------  -------
Relocation expense                          $   -  -  $   -  -  $24,161
Postage and delivery                          14,511     7,345    1,548
Supplies and printing                         31,172    38,114    6,623
Taxes and insurance                           35,571    21,115      952
Utilities and telephone                       18,527    16,894    6,122
Repairs, maintenance and service contracts    22,917    27,627      927
All other                                     19,958    22,634   12,391
                                            --------  --------  -------
  Total other operating expenses            $142,656  $133,729  $52,724
                                            ========  ========  =======

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 12 - INCOME TAXES

     As of December 31, 2002, 2001 and 2000, the Company's provision for income taxes consisted of the following:

                                        December 31,
                             ------------------------------
                                 2002        2001     2000
                              ----------  ----------  -----
Current                       $    -  -   $    -  -   $-  -
Deferred                       (144,594)   (175,506)   -  -
                              ----------  ----------  -----
Federal income tax (benefit)  $(144,594)  $(175,506)  $   0
                              ==========  ==========  =====

     The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:

                                         Years Ended December 31,
                                    ----------------------------------
                                       2002        2001        2000
                                    ----------  ----------  ----------

Income taxes at statutory rate      $(130,033)  $(182,565)  $(106,374)
State tax, net of Federal benefits    (15,298)     (6,114)     (4,490)
Change in valuation allowance            -  -       2,569     110,864
Other                                     737      10,604        -  -
                                    ----------  ----------  ----------
   Total                            $(144,594)  $(175,506)  $       0
                                    ==========  ==========  ==========



     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2002, and 2001 are presented below:

                                                    2002        2001
                                                 ----------  ----------
  Deferred tax assets:
    Allowance for loan losses                    $  75,216   $  26,129
    Net operating loss carryforward                212,027      98,147
   Organization costs                              131,730     164,663
   Available for sale securities                      -  -         264
                                                 ----------  ----------
Gross deferred tax assets                        $ 418,973   $ 289,203
Less, deferred tax liabilities:
   Available for sale securities                    (3,736)       -  -
   Accumulated depreciation                           (310)     (1,244)
                                                 ----------  ----------
Deferred tax assets net of deferred liabilities  $ 414,927   $ 287,959
Less, valuation allowance                         (113,433)   (113,433)
                                                 ----------  ----------
      Net deferred tax assets                    $ 301,494   $ 174,526
                                                 ==========  ==========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     There was a net change in the valuation allowance during calendar years 2001 and 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2002. Note that net operating loss carryforwards expire fifteen years from the year originated.


NOTE  13  -  RELATED  PARTY  TRANSACTIONS

     Directors'  Warrants.  The  Directors  of the Company received an aggregate
     ---------------------
total of 210,115 stock warrants, or approximately one stock warrant for each one share of the Company's common stock purchased by the directors in the initial public offering. Each warrant entitles its holder to purchase one share of the Company's common stock for $10.00. These warrants will vest equally on July 9, 2002, 2003, and 2004. All unexercised warrants will expire on July 8, 2011. For the years ended December 31, 2002 and 2001, none of the warrants was either exercised or forfeited

     Employee  Options.  The Company has a stock options plan with 97,905 shares
     ------------------
of options authorized. During calendar year 2002, 28,581 shares of options were granted at an exercise price of $10.00, an amount equal to the Company's share price at the date of grant. The options' vesting period range from one-to-three years with expiration dates of ten years from the date of grant. None of the options were either exercised or forfeited during calendar year 2002, and , as of December 31, 2002, 69,324 options were still available for grant.

     Borrowings  and  Deposits  by  Directors  and  Executive Officers.  Certain
     ------------------------------------------------------------------
directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2002 and 2001, loans outstanding to directors, their related interests and executive officers aggregated $230,325 and $230,275, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     A summary of the related party loan transactions during the calendar years 2002 and 2001 follows:

                                  Insider Loan Transactions
                               ------------------------------
                                    2002            2001
                               --------------  --------------
  Balance, beginning of year   $     230,275   $        -  -
  New loans                           24,111         233,553
  Less:  Principal reductions        (24,061)         (3,278)
                               --------------  --------------
  Balance, end of year         $     230,325   $     230,275
                               ==============  ==============

     Deposits by directors and their related interests, as of December 31, 2002 and 2001 approximated $735,465 and $669,421, respectively.


NOTE 14 - CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, and consumer loans to customers in Beaufort County, South Carolina, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Beaufort County and the surrounding counties.

     Approximately eighty-one percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $765,000.


NOTE 15 - REGULATORY MATTERS

     The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2002, none of the subsidiary bank's capital accounts was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was not required to maintain certain cash reserve balances with the Federal Reserve System at December 31, 2002.

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

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2002, meet all capital adequacy requirements to which they are subject.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


     As of December 31, 2002, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2002 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                  Adequately       Well
                                 Capitalized   Capitalized
                                 ------------  ------------
Total risk-based capital ratio           8.0%         10.0%
Tier 1 risk-based capital ratio          4.0%          6.0%
Tier 1 leverage ratio                    4.0%          5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                                Minimum Regulatory Capital
                                                   Guidelines for Banks
                                             -------------------------------
                                               Adequately        Well
(Dollars  in  thousands)        Actual         Capitalized    Capitalized
                            ---------------  ---------------  --------------
                            AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
AS OF DECEMBER 31, 2002:
Total capital-risk-based
(to risk-weighted assets):
   Bank                     $ 5,008   24.1%  $ 1,663  >=  8%  $ 2,078  >= 10%
   Consolidated               5,035   24.2%    1,633  >=  8%      N/A    N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                     $ 4,787   23.0%  $   831  >=  4%  $ 1,247  >=  6%
   Consolidated               4,814   23.2%      831  >=  4%      N/A    N/A

Tier 1 capital-leverage
(to average assets):
   Bank                     $ 4,787   21.1%  $   906  >=  4%  $ 1,132  >=  5%
   Consolidated               4,814   21.2%      907  >=  4%      N/A    N/A

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


                                                 Minimum Regulatory Capital
                                                    Guidelines for Banks
                                             --------------------------------
                                               Adequately          Well
(Dollars  in  thousands)         Actual        Capitalized     Capitalized
                            ---------------  ---------------  ---------------
                            AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
AS OF DECEMBER 31, 2001:
Total capital-risk-based
(to risk-weighted assets):
   Bank                     $ 5,420   68.6%  $   632  >=  8%  $   791  >= 10%
   Consolidated               5,440   68.8%      633  >=  8%      N/A     N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                     $ 5,343   67.6%  $   316  >=  4%  $   474  >=  6%
   Consolidated               5,363   67.8%      316  >=  4%      N/A     N/A

Tier 1 capital-leverage
(to average assets):
   Bank                     $ 5,343   58.7%  $   364  >=  4%  $   455  >=  5%
   Consolidated               5,363   58.8%      365  >=  4%      N/A     N/A


NOTE  16  -  DIVIDENDS

     The primary source of funds available to the Company to pay cash dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. For example, the Bank may not pay cash dividends until it is cumulatively profitable. Cash dividends to shareholders are not expected for the foreseeable future.

NOTE  17  -  PARENT  COMPANY  FINANCIAL  INFORMATION

     This information should be read in conjunction with the other notes to the consolidated financial statements.

                      Parent Company Balance Sheets
                      -----------------------------

                                                      December  31,
                                                -------------------------
Assets:                                             2002         2001
-------                                         ------------  -----------
Cash                                            $    27,127   $   27,094
Investment in Bank                                5,106,757    5,342,880
                                                ------------  -----------
   Total Assets                                 $ 5,133,884   $5,369,974
                                                ============  ===========

Liabilities and Shareholders' Equity:
-------------------------------------
Accounts payable                                $      -  -   $    6,000
                                                ------------  -----------
   Total Liabilities                            $      -  -   $    6,000
                                                ------------  -----------

Common stock                                    $ 6,213,061   $6,213,061
Retained (deficit)                               (1,086,429)    (848,572)
Accumulated other comprehensive income                7,252         (515)
                                                ------------  -----------
   Total Shareholders' equity                   $ 5,133,884   $5,363,974
                                                ------------  -----------
   Total Liabilities and Shareholders' equity   $ 5,133,884   $5,369,974
                                                ============  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


                     Parent Company Statements of Operations
                     ---------------------------------------

                                           Years  Ended  December  31,
                                        ----------------------------------
Revenues:                                  2002        2001        2000
---------                               ----------  ----------  ----------
Interest income                         $     532   $  17,062   $    -  -
Other                                       5,500        -  -        -  -
                                        ----------  ----------  ----------
     Total revenues                     $   6,032   $  17,062   $    -  -
                                        ----------  ----------  ----------

Expenses:
---------
  Interest expense                      $    -  -   $  20,480   $  44,159
  Depreciation and amortization              -  -        -  -       9,340
  Other expenses                             -  -      46,021     259,366
                                        ----------  ----------  ----------
     Total expenses                     $    -  -   $  66,501   $ 312,865
                                        ----------  ----------  ----------

Income before equity in undistributed
  (loss) of Bank                        $   6,032   $ (49,439)  $(312,865)
Equity in undistributed (loss)
  of Bank                                (243,889)   (312,013)       -  -
                                        ----------  ----------  ----------

Net (loss)                              $(237,857)  $(361,452)  $(312,865)
                                        ==========  ==========  ==========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


                         Parent Company Statements of Cash Flows
                         ---------------------------------------


                                                        Years  Ended  December  31,
                                                   -------------------------------------
                                                      2002         2001         2000
                                                   ----------  ------------  -----------
Cash flows from operating activities:
-------------------------------------
  Net (loss)                                       $(237,857)  $  (361,452)  $ (312,865)
  Adjustments to reconcile net loss to net cash
     Provided by (used in) operating activities:
     Equity in undistributed loss of the Bank        243,890       312,013         -  -
  Depreciation                                          -  -          -  -        9,340
 Decrease in other assets                               -  -       866,488     (251,032)
 (Decrease) in payables                               (6,000)      (10,484)      (5,123)
                                                   ----------  ------------  -----------
Net cash provided by operating activities          $      33   $   806,565   $ (559,680)
                                                   ----------  ------------  -----------

Cash flows from investing activities:
-------------------------------------
 Purchase of property and equipment                $    -  -   $      -  -   $ (548,623)
 Investment in Bank                                     -  -    (5,655,408)        -  -
                                                   ----------  ------------  -----------
Net cash used in financing activities              $    -  -   $(5,655,408)  $ (548,623)
                                                   ----------  ------------  -----------

Cash flows from financing activities:
-------------------------------------
 Issuance of stock, net                            $    -  -   $ 6,207,561   $     -  -
 (Decrease) in borrowings                               -  -    (1,371,856)   1,124,474
                                                   ----------  ------------  -----------
Net cash provided by financing activities          $    -  -   $ 4,835,705   $1,124,474
                                                   ----------  ------------  -----------

Net increase in cash and cash equivalents          $      33   $   (13,138)  $   16,171
Cash and cash equivalents, beginning of the year      27,094        40,232       24,061
                                                   ----------  ------------  -----------
Cash and cash equivalents, end of year             $  27,127   $    27,094   $   40,232
                                                   ==========  ============  ===========