Form 10KSB, Exhibit 13
period 2003-12-31
ISLANDS BANCORP
filed 2004-03-30
CIK 1094484

March  26,  2004

Dear Shareholder:

Enclosed is Islands Bancorp's annual report to shareholders representing the second full year of operation for the Company and its subsidiary, Islands Community Bank, N.A. We are pleased with the bank's results and trust that you will share our enthusiasm.

We met expectations to achieve profitability for the year ended December 31, 2003. Thanks to a strong and unique local Beaufort market, growth and income projections were met although the past year saw Interest rates continuing at 40-year lows coupled with a sagging national economy faced with the uncertainties of war.

During the fourth quarter last year Islands Community Bank opened a loan production office near the Citadel Mall. The Charleston office will generate business loans through the U.S. Small Business Administration programs. This SBA loan activity is expected to provide opportunity for significant loan and fee income.

Your company's management will strive to continue to build a quality bank that will exceed customer expectations. Please help us by banking with your Bank and
                                                                   ----
mentioning the bank's services to friends. We cordially invite you to attend the April 27th annual meeting of stockholders.

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


                              RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

     Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policy upon which our financial condition depends, and which involve the most complex or subjective decisions or assessments is as follows:

     Allowance for Loan Losses: Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company's allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charge-off and reduced by loans charged-off. For a full discussion of the Company's methodology of assessing the adequacy of the allowance for loan losses, see the Allowance for Loss and Provision for Loan Loss section within the Management's Discussion and Analysis of Financial Condition and Results of Operations below.


OVERVIEW

     The Company's results of operations are largely dependent on interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings. The results of operations are also affected by the level of income/fees from loans, deposits, borrowings, as well as operating expenses, the provision for loan losses, the impact of federal and state income taxes, and the relative levels of interest rates and economic activity.

     For calendar year 2003, the Company anticipated a higher net interest income as the Bank continued to expand its asset base. While it was evident early on that interest rates would not increase, management was confident that the increase in earning assets will more than compensate for the anticipated compression in the net yield on earning assets.

     To mitigate the impact of a declining interest rate environment, the Company focused on non-interest income opportunities, especially fee income from SBA loans. The Company also focused on reducing its cost of funds as rates continued to decline. Management believes that it was able to control its operating expenses despite the fact that operating expenses grew by 15.2%; however, note that total assets grew by 35.0%.

     Lower loan loss provision also contributed to the Company's success in 2003. In 2003, the Company was able to reduce the level of loan loss provisioning as compared to 2002 due to continued strong asset quality and generally stable economic condition in Beaufort, South Carolina.

     Looking ahead to 2004, the Company expects continued compression in the net yield on earning assets, however at a slower rate than in 2003, as assets continue to re-price to current interest rates without the capacity to re-price deposits in correlation to assets. Management plans to mitigate the impact of the continued compression with prudent asset growth, non-interest income growth generation, and expense control. Additionally, there are a number of initiatives that are expected to contribute to 2004 and beyond. These initiatives include:

     - expectation of higher productivity from the new loan production office in Charleston, South Carolina, and
     - investment in additional new business development capabilities and process improvements within the lending area.


YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     For the year ended December 31, 2003, assets grew by $8.4 million to $32.4 million. More specifically, loans grew by $7.4 million to $26.3 million, securities grew by $1.0 million to $2.3 million, property and equipment grew by $.1 million to $3.0 million, while other assets declined by $.1 million to $.5 million. Note that the entire net growth of $8.4 million consisted of growth in earning assets. To fund the growth in assets, deposits grew by $7.2 million to $25.7 million, and net borrowings increased by $1.2 million to $1.5 million.

     Net income for the year ended December 31, 2003 amounted to $19,099, or $.03 per share. This represents a significant improvement over calendar year 2002 loss of $(237,857), or $(.36) per share. The reasons for the improvements in earnings are summarized below:

     - An increase in average earning assets, from $14.1 million (2002) to $25.5 million (2003);
     -    An increase in net interest income, from $738,000 (2002) to $1,206,000
          (2003);
     -    An  increase  in  non-interest income, from $90,000 (2002) to $173,000
          (2003);
     - A moderate increase in operating expense, from $1,066,000 (2002) to $1,228,000 (2003); and
     - A reduction in the provision for loan losses, from $144,000 (2002) to $121,000 (2003).


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

     Net loss for calendar year 2002 amounted to $(237,857) or $(.36) per share. This represents a material improvement over calendar year 2001 loss of $(361,452) or $(.66) per share. The primary reasons for the improvements in earnings are as follows:

     - An increase in average earning assets from $8.2 million (2001) to $14.1 million (2002);
     -    An  increase  in net interest income, from $318,000 (2001) to $738,000
          (2002);
     -    An  increase  in  non-interest  income, from $23,000 (2001) to $90,000
          (2002);  and
     - A moderate increase in operating expense, from $801,000 (2001) to $1,066,000 (2002).


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

                                       Year Ended                    Year Ended
                                   December 31, 2003             December 31, 2002
                             ----------------------------  ----------------------------
                                       Interest                      Interest
                             Average    Income/   Yield/   Average    Income/   Yield/
                             Balance    Expense    Cost    Balance    Expense    Cost
                             --------  ---------  -------  --------  ---------  -------
Federal funds sold           $    752  $       8    1.06%  $    944  $      15    1.59%
Securities                      2,280         75    3.29%     1,463         68    4.65%
Loans, net                     22,507      1,702    7.56%    11,741        981    8.36%
                             --------  ---------  -------  --------  ---------  -------
      Total earning assets   $ 25,539  $   1,785    6.99%  $ 14,148  $   1,064    7.52%
                             ========  =========  -------  ========  =========  -------

Interest bearing deposits    $ 21,258  $     570    2.68%  $  9,772  $     325    3.32%
Other borrowings                  386          9    2.33%        83          1    1.57%
                             --------  ---------  -------  --------  ---------  -------
      Total interest-
       bearing liabilities   $ 21,644  $     579    2.67%  $  9,855  $     326    3.31%
                             ========  =========  -------  ========  =========  -------

Net yield on earning assets                         4.72%                         5.22%
                                                  =======                       =======

     For the year ended December 31, 2003, the yield on earning assets amounted to 6.99%, while the cost of funds was 2.67%. Net yield on earning assets for the year ended December 31, 2003 and 2002 amounted to 4.72%, and 5.22%, respectively. The yield on earning assets declined by 53 basis points, from 7.52% (2002) to 6.99% (2003). The cost of funds declined by 64 basis points, from 3.31% (2002) to 2.67% (2003). The interest margin improved from 4.21% for the year ended December 31, 2002 to 4.32% for the year ended December 31, 2003. Net yield on average earning assets, however, declined from 5.22% (2002) to 4.72% (2003). The reason for the above decline is the fact that free sources of funds, including capital and demand deposits, as a percent of total sources of funds, declined from 41.3% (2002) to 26.0% (2003).

NON-INTEREST  INCOME

     Non-interest income for the years ended December 31, 2003 and 2002 amounted to $173,094 and $89,697, respectively. As a percent of average assets, non-interest income increased from .53% (2002) to .59% (2003). The primary reason for the above increase is the increase in transactional volume.

     The following table summarizes the major components of non-interest income for the years ended December 31, 2003 and 2002.

                                   Years Ended December 31,
                                 ---------------------------
                                     2003          2002
                                 ------------  -------------
Service fee on deposit accounts  $    163,970  $      87,348
Miscellaneous, other                    9,124          2,349
                                 ------------  -------------
      Total non-interest income  $    173,094  $      89,697
                                 ============  =============

NON-INTEREST  EXPENSE

     Non-interest expense for the years ended December 31, 2003 and 2002 amounted to $1,227,809 and $1,066,179, respectively. As a percent of total average assets, non-interest expense declined from 6.29% for calendar year 2002 to 4.19% for calendar year 2003. Operating expense as a percent of average assets is especially high for calendar year 2002. Since many expenses are fixed, such as depreciation, repairs, maintenance, etc., management does not have the ability to control them. However, as the Bank grows, the effect of these fixed expenses on the Bank's income would diminish.

     Below are the major components of non-interest expenses for the year ended December 31, 2003 and 2002.

                                     Years Ended December 31,
                                   --------------------------
                                       2003          2002
                                   ------------  -------------
Salaries and benefits              $    681,164  $     579,046
Data processing, ATM                    152,126        136,599
Professional fees                        59,516         49,800
Depreciation, amortization              141,859         69,828
Other operating expenses                193,144        230,906
                                   ------------  -------------
      Total non-interest expenses  $  1,227,809  $   1,066,179
                                   ============  =============

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     During 2003, the allowance for possible loan losses increased to $326,555 and, as of December 31, 2003, it amounted to 1.22% of gross loans. As of December 31, 2003, management considers the allowance for possible loan losses to be adequate to absorb possible future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible loan losses or that additional provisions to the allowance will not be required.


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

     The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 2003 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same pace, the gap is only a general indicator of rate sensitivity.

                                        After    After     After
                                        3 mos    6 mos     1 yr
                              Within     but      but       but
                                 3     within    within   within   After
                              months    6 mos    1 year    5 yrs   5 yrs    Total
                              -------  -------  --------  -------  ------  -------
Earning assets:
   Loans                      $10,947  $ 2,106  $ 2,039   $11,313  $  268  $26,673
   Securities                    -  -     -  -     -  -      -  -   2,323    2,323
   Federal funds sold               8     -  -     -  -      -  -    -  -        8
                              -------  -------  --------  -------  ------  -------
   Total earning assets       $10,955  $ 2,106  $ 2,039   $11,313  $2,591  $29,004
                              =======  =======  ========  =======  ======  =======

Supporting sources of funds:
  Interest bearing
   demand deposits
   and savings                $ 5,838  $  -  -  $  -  -   $  -  -  $ -  -  $ 5,838
Certificates,
   less than $100M              1,362      861    2,879     6,108    -  -   11,210
Certificates,
   $100M and more               1,613      605    2,171     1,806    -  -    6,195
Borrowings                       -  -     -  -     -  -     1,500    -  -    1,500
                              -------  -------  --------  -------  ------  -------
   Total interest-
   bearing liabilities        $ 8,813  $ 1,466  $ 5,050   $ 9,414  $ -  -  $24,743
                              =======  =======  ========  =======  ======  =======

Interest rate
   sensitivity gap              2,142      640   (3,011)    1,899   2,591    4,261
Cumulative gap                  2,142    2,782     (229)    1,670   4,261    4,261
Interest rate
   sensitivity gap ratio         1.24     1.44      .40      1.20  N/A        1.17
Cumulative interest rate
   sensitivity gap ratio         1.24     1.27      .99      1.07    1.17     1.17

     As evidenced by the table above, at December 31, 2003, the Company was liability sensitive between six and twelve months, and asset sensitive in all other time spans. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous as earning assets are repriced sooner than the liabilities. With respect to the Company, an increase in interest rates would reduce income for one year and increase income thereafter. Conversely, a decline in interest rates would increase income for one year and decrease income thereafter. This, however, assumes that all other factors affecting income remain constant.

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

     Below are the pertinent liquidity balances and ratios at December 31, 2003 and 2002: ($ in thousands)

                                              December 31,
                                           ------------------
                                            2003      2002
                                           -------  ---------
Cash and cash equivalents                  $  327   $    394
Securities                                 $2,323   $  1,335
CDs, over $100,000 to total deposit ratio    24.1%      16.7%
Brokered deposits                               0%         0%
Loan to deposit ratio                         104%       102%

     Cash and cash equivalents are the primary source of liquidity. At December 31, 2003, cash and cash equivalents amounted to $.3 million, representing 1.0% of total assets. Securities available for sale that provides a secondary source of liquidity represented approximately 7.2% of total assets.

     At December 31, 2003, large denomination certificates accounted for 24.1% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank's liquidity.

     Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2003, the Company had no brokered deposits in its portfolio.

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

     The table below illustrates the Bank and Company's regulatory capital ratios at December 31, 2003:

                                                            Minimum
                                                           regulatory
Bank                                  December 31, 2003   requirement
----                                  ------------------  ------------
Tier 1 Capital                                     19.7%          4.0%
Tier 2 Capital                                      1.3%          N/A
                                      ------------------  ------------
      Total risk-based capital ratio               21.0%          8.0%
                                      ==================  ============

Leverage ratio                                     18.1%          3.0%
                                      ==================  ============

Company - Consolidated
----------------------
Tier 1 Capital                                     19.8%          4.0%
Tier 2 Capital                                      1.3%          N/A
                                      ------------------  ------------
      Total risk-based capital ratio               21.1%          8.0%
                                      ==================  ============

Leverage ratio                                     18.2%          3.0%
                                      ==================  ============

     The above ratios indicate that the capital positions of the Company and the Bank are sound and that the organization is well positioned for future growth.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA

                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002

                                TABLE OF CONTENTS
                                -----------------


REPORT OF INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . .   11

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . .   12

      Consolidated Statements of Operations . . . . . . . . . . . . . . . .   13

      Consolidated Statements of Changes in Shareholders' Equity. . . . . .   14

      Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . .   15

      Notes to Consolidated Financial Statements. . . . . . . . . . . . . .   16

                        Report of Independent Accountants
                        ---------------------------------


Board of Directors and Shareholders
Islands Bancorp
Beaufort, South Carolina

          We have audited the accompanying consolidated balance sheets of Islands Bancorp, (the "Company"), and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Islands Bancorp, and subsidiary at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.


/s/  Francis  &  Co.,  CPAs

Atlanta,  Georgia
March  6,  2004

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------
                                                     As of December 31,
                                                --------------------------
                                                    2003          2002
                                                ------------  ------------
Cash and due from banks                         $   318,730   $   394,484
Federal funds sold, net                               8,000          -  -
                                                ------------  ------------
  Total cash and cash equivalents               $   326,730   $   394,484
Securities:
 Available-for-sale at fair value                 2,322,726     1,334,763
Loans, net                                       26,346,760    18,872,582
Property and equipment, net                       2,968,191     2,858,610
Other assets                                        469,298       559,591
                                                ------------  ------------
  Total Assets                                  $32,433,705   $24,020,030
                                                ============  ============

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Liabilities:
------------
 Deposits:
  Non-interest bearing deposits                 $ 2,413,409   $ 1,563,515
  Interest bearing deposits                      23,243,145    16,926,102
                                                ------------  ------------
       Total deposits                           $25,656,554   $18,489,617
FHLB advances                                     1,500,000          -  -
Federal funds purchased                                -  -       308,000
Other liabilities                                   152,247        88,529
                                                ------------  ------------
  Total Liabilities                             $27,308,801   $18,886,146
                                                ------------  ------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
Common stock, zero par value, 10,000,000
 shares authorized; 652,705 shares issued
 and outstanding                                $ 6,213,061   $ 6,213,061
Retained (deficit)                               (1,067,330)   (1,086,429)
Accumulated other comprehensive income/(loss)       (20,827)        7,252
                                                ------------  ------------
   Total Shareholders' Equity                   $ 5,124,904   $ 5,133,884
                                                ------------  ------------
   Total Liabilities and Shareholders' Equity   $32,433,705   $24,020,030
                                                ============  ============

            Refer to notes to the consolidated financial statements.

                                      ISLANDS BANCORP
                                  BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      For the Years Ended December 31,
                                                 ------------------------------------------
Interest Income:                                    2003           2002            2001
----------------                                 ----------  ----------------  ------------
 Interest and fees on loans                      $1,702,166  $       981,216   $   129,811
 Interest on investment securities                   74,715           68,450       266,363
 Interest on federal funds sold                       8,475           14,627        46,772
                                                 ----------  ----------------  ------------
    Total interest income                        $1,785,356  $     1,064,293   $   442,946
Interest Expense:
-----------------
 Interest on deposits and borrowings                579,104          325,888       124,654
                                                 ----------  ----------------  ------------
Net interest income                              $1,206,252  $       738,405   $   318,292
Provision for possible loan losses                  121,461          144,374        76,850
                                                 ----------  ----------------  ------------
Net interest income after provision for
  possible loan losses                           $1,084,791  $       594,031   $   241,442
                                                 ----------  ----------------  ------------

Other Income:
-------------
 Service fees on deposit accounts                $  163,970  $        87,348   $    21,978
 Miscellaneous, other                                 9,124            2,349           671
                                                 ----------  ----------------  ------------
     Total other income                          $  173,094  $        89,697   $    22,649
                                                 ----------  ----------------  ------------

Other Expenses:
---------------
  Salaries and benefits                          $  681,164  $       579,046   $   460,562
  Data processing and ATM                           152,126          136,599        42,512
  Advertising and public relations                   14,444           45,500        41,178
  Depreciation                                      141,859           69,828        28,606
  Professional fees                                  59,516           49,800        44,202
  Other operating expenses                          178,700          185,406       183,989
                                                 ----------  ----------------  ------------
     Total other expenses                        $1,227,809  $     1,066,179   $   801,049
                                                 ----------  ----------------  ------------

Income/(loss) before income tax (benefit)        $   30,076  $      (382,451)  $  (536,958)
Income tax expense/(benefit)                         10,977         (144,594)     (175,506)
                                                 ----------  ----------------  ------------

Net income/(loss)                                $   19,099  $      (237,857)  $  (361,452)
                                                 ==========  ================  ============

Basic income/(loss) per share                    $      .03  $          (.36)  $      (.66)
                                                 ==========  ================  ============
Diluted income/(loss) per share                  $      .03  $          (.36)  $      (.66)
                                                 ==========  ================  ============

Weighted average number of shares outstanding:
Basic                                               652,705          652,705       543,926
                                                 ==========  ================  ============
Diluted                                             652,705          652,705       543,926
                                                 ==========  ================  ============

                  Refer to notes to the consolidated financial statements.

                                           ISLANDS BANCORP
                                       BEAUFORT, SOUTH CAROLINA
                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31, 2001, 2002, AND 2003


                                        Common Stock                      Accumulated
                                     --------------------                    Other
                                     No. of     Common       Retained     Comprehensive
                                     Shares      Stock      (Deficit)     Income/(Loss)      Total
                                     -------  -----------  ------------  ---------------  -----------
Balance, January 1, 2000                 550  $    5,500   $  (487,120)  $         -  -   $ (481,620)
                                     -------  -----------  ------------  ---------------  -----------

Comprehensive income:
 Net loss, 2001                         -  -        -  -      (361,452)            -  -     (361,452)
 Net unrealized loss, securities        -  -        -  -          -  -             (515)        (515)
                                     -------  -----------  ------------  ---------------  -----------
Total comprehensive income/(loss)       -  -        -  -      (361,452)            (515)    (361,967)
Sale of common stock                 652,155   6,521,550          -  -             -  -    6,521,550
Selling expenses                        -  -    (313,989)         -  -             -  -     (313,989)
                                     -------  -----------  ------------  ---------------  -----------
Balance, December 31, 2001           652,705  $6,213,061   $  (848,572)  $         (515)  $5,363,974
                                     -------  -----------  ------------  ---------------  -----------
Comprehensive income:
 Net loss, 2002                         -  -        -  -      (237,857)            -  -     (237,857)
 Net unrealized gain, securities        -  -        -  -          -  -            7,767        7,767
                                     -------  -----------  ------------  ---------------  -----------
Total comprehensive income/(loss)       -  -        -  -      (237,857)           7,767     (230,090)
                                     -------  -----------  ------------  ---------------  -----------
Balance, December 31, 2002           652,705  $6,213,061   $(1,086,429)  $        7,252   $5,133,884
                                     -------  -----------  ------------  ---------------  -----------
Comprehensive income:
 Net income, 2003                       -  -        -  -        19,099             -  -       19,099
 Net unrealized (loss), securities      -  -        -  -          -  -          (28,079)     (28,079)
                                     -------  -----------  ------------  ---------------  -----------
Total comprehensive income/(loss)       -  -        -  -        19,099          (28,079)      (8,980)
                                     -------  -----------  ------------  ---------------  -----------
Balance, December 31, 2003           652,705  $6,213,061   $(1,067,330)  $      (20,827)  $5,124,904
                                     =======  ===========  ============  ===============  ===========

                       Refer to notes to the consolidated financial statements.

                                      ISLANDS BANCORP
                                 BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    For the Years Ended December 31,
                                               -------------------------------------------
Cash flows from operating activities:              2003           2002           2001
-------------------------------------          -------------  -------------  -------------
  Net income/(loss)                            $     19,099   $   (237,857)  $   (361,452)
  Adjustments to reconcile net income/(loss)
  to net cash provided by/(used in)
  operating activities:
      Provision for possible loan losses            121,461   $    144,374   $     76,850
      Depreciation                                  141,859         69,828         28,606
      Net amortization on securities                  2,494            181          4,470
  (Increase)/decrease in
   receivables and other assets                      90,293       (159,013)      (102,203)
  Increase in payables and other liabilities         63,718         22,361         49,684
                                               -------------  -------------  -------------
Net cash provided by/(used in)
 operating activities                          $    438,924   $   (160,126)  $   (304,045)
                                               -------------  -------------  -------------

Cash flows from investing activities:
-------------------------------------
   Principal reduction, securities, AFS        $    997,421   $    501,098   $       -  -
   Purchase of securities, AFS                   (2,015,957)      (539,333)    (1,293,927)
   (Increase) in loans, net                      (7,595,639)   (12,740,487)    (6,353,319)
   Purchase of property and equipment              (251,440)    (1,395,112)      (993,819)
                                               -------------  -------------  -------------
Net cash used in investing activities          $ (8,865,615)  $(14,173,834)  $ (8,641,065)
                                               -------------  -------------  -------------

Cash flows from financing activities:
-------------------------------------
   Issuance of common stock, net               $       -  -   $       -  -   $  6,207,561
   Increase in deposits                           7,166,937     14,956,305      3,533,312
   Increase/(decrease) in borrowed funds          1,192,000       (692,000)      (371,856)
                                               -------------  -------------  -------------
Net cash provided by financing activities      $  8,358,937   $ 14,264,305   $  9,369,017
                                               -------------  -------------  -------------

Net increase/(decrease)
  in cash and cash equivalents                 $    (67,754)  $    (69,655)  $    423,907
Cash and cash equivalents, beginning of year        394,484        464,139         40,232
                                               -------------  -------------  -------------
Cash and cash equivalents, end of year         $    326,730   $    394,484   $    464,139
                                               =============  =============  =============

SUPPLEMENTAL INFORMATION:

Income taxes paid                              $       -  -   $       -  -   $       -  -
                                               =============  =============  =============

Interest paid                                  $    566,960   $    306,260   $    123,310
                                               =============  =============  =============

                 Refer to notes to the consolidated financial statements.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 1 - ORGANIZATION OF THE BUSINESS

     Islands Bancorp (the "Company") is a one-bank holding company with respect to Islands Community Bank, N.A., Beaufort, South Carolina, (the "Bank"). The Company was incorporated on July 23, 1999, and principal operations commenced on July 9, 2001, when the Bank opened for business. The Bank engages in the business of obtaining deposits and providing commercial, consumer and real estate loans to the general public.

     The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock. In the public offering that was completed in early 2001, 652,155 shares of the Company's common stock were sold and issued. Proceeds from the offering, net of selling expenses, amounted to $6,207,561.

     The Company is also authorized to issue of up to 2.0 million shares of preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of common stock. As of December 31, 2003, there were no shares of the Company's preferred stock issued or outstanding.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis  of  Presentation  and  Reclassification.  The consolidated financial
     -----------------------------------------------
statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years' amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income (loss) or shareholders' equity.

     Basis  of Accounting.  The accounting and reporting policies of the Company
     ---------------------
conform to accounting principles generally accepted in the United States and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

     Cash  and Due from Banks.  The Company maintains deposit relationships with
     -------------------------
other banks that deposits amounts, at times, may exceed federally insured limits. The Company has not experienced any material losses from such deposit relationships.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


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

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal, (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal, or (iii) the terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of the borrower's financial or legal difficulties. Interest is generally accrued on such loans in accordance with the renegotiated terms.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


     Property  and  Equipment.  Building, furniture, and equipment are stated at
     -------------------------
cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2003 and 2002.

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

     Cash  and Cash Equivalents.  For purposes of reporting cash flows, cash and
     ---------------------------
cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one-day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


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

     The following is a reconciliation of reported and pro-forma net income/(loss) and net income/(loss) per share for the periods below:

                                         Years Ended December 31,
                                    -----------------------------------
                                      2003        2002         2001
                                    ---------  -----------  -----------
Net income/(loss), as reported      $ 19,099   $ (237,857)  $ (361,452)
Stock-based compensation expense      77,160       58,392       52,261
                                    ---------  -----------  -----------
Pro-forma (fair value) net (loss)   $(58,061)  $ (296,249)  $ (413,713)
                                    =========  ===========  ===========

Basic income/(loss) per share:
As reported                         $    .03   $     (.36)  $     (.66)
                                    =========  ===========  ===========
Pro-forma                           $   (.09)  $     (.45)  $     (.76)
                                    =========  ===========  ===========

Diluted income/(loss) per share:
As reported                         $    .03   $     (.36)  $     (.66)
                                    =========  ===========  ===========
Pro-forma                           $   (.09)  $     (.45)  $     (.79)
                                    =========  ===========  ===========

Pro-forma value of warrant/option   $   3.27   $     3.25   $     3.77
                                    =========  ===========  ===========

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income/(loss) for the periods below.

                                    Years Ended December 31,
                                 -------------------------------
                                   2003       2002       2001
                                 ---------  ---------  ---------
Risk-free interest rate              3.95%      3.93%      4.73%
Dividend yield                         --         --         --
Volatility factor                     5.0%       1.6%       0.0%
Weighted average life of option     8 yrs      9 yrs     10 yrs

     Recent  Accounting  Pronouncements.  In  January  2003,  the  Financial
     -----------------------------------
Accounting Standards Board ("FASB") issued Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation), FASB Interpretation No. 46 ("FIN 46"). The purpose of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interest in an entity will need to consolidate that entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and or receive a majority of the VIE's expected residual returns, if they occur. As of December 31, 2003, management believes that the Company does not have any VIE's which would be consolidated under the provisions of FIN 46.

     In  December  2003,  the  FASB  issued  a  revision of FIN 46.  The Revised
Interpretation codifies both the proposed modifications and other decisions previously issued through certain FASB Staff Positions (FSPs) and supersedes the original Interpretation to include: (1) deferring the effective date of the Interpretation's provisions for certain variable interests, (2) providing additional scope exceptions for certain other variable interests, (3) clarifying the impact of troubled debt restructurings on the requirement to reconsider (a) whether an entity is a VIE or (b) which party is the primary beneficiary of a VIE, and (4) revising Appendix B of the Interpretation to provide additional guidance on what constitutes a variable interest. The revised Interpretation is effective for financial statements of periods ending after March 15, 2004.

     Adoption of the revised FIN 46 will not have an adverse effect on the Company's financial position, results of operations, or liquidity.

     SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." In April 2003, the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Adoption of SFAS No. 149 will not have a material impact on the Company's financial position, results of operations or liquidity.

     SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." In May 2003, the FASB issued SFAS No. 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be measured and classified. Certain financial instruments with characteristics of both liabilities and equity will be required to be classified as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and July 1, 2003 for all other financial instruments with the exception of existing mandatorily redeemable financial instruments issued by limited life subsidiaries that have been indefinitely deferred from the scope of the statements. The Company does not believe the adoption of SFAS 150 will have a material impact on the Company's financial position, results of operations or liquidity.

     Statement of Position 03-3 ("SOP 03-3"): "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued SOP 03-3. SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor "carried over" in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, "Accounting by Creditors for Impairment of a Loan." This SOP is effective for loans acquired after December 31, 2004, with early adoption encouraged. The Company does not believe the adoption of SOP 03-3 will have a material impact on the Company's financial position, results of operations or liquidity.

     In December 2003, the FASB issued a revision of SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Most of the provisions of the revised statements are effective for fiscal years ending after December 15, 2003. The Statement requires more detailed disclosures about plan assets, investment strategies, benefit obligations, cash flows, and the assumptions used in accounting for the plans. Adoption of the revision to SFAS No. 132 will not have a material impact on the Company's financial position, results of operations or liquidity.

     On December 11, 2003, the SEC Staff announced its intention to release a Staff Accounting Bulletin in order to clarify existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to Derivative Implementation Group Issue C-13, When a Loan Commitment is included in Scope of Statement

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


133. The new guidance is expected to require all registrants to begin accounting for these commitments subject to SFAS No. 133 as written options that would be reported as liabilities until they are exercised or expire. The provisions of this guidance are expected to be effective for loan commitments entered into after March 31, 2004. Management intends to adopt the provisions of this guidance effective April 1, 2004 and does not anticipate that the adoption will have a materially adverse effect on the Company's financial position, results of operations or liquidity.


NOTE  3  -  FEDERAL  FUNDS  SOLD/PURCHASED

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2003, the Bank was a net seller in the federal funds market, while at December 31, 2002, the Bank was a net purchaser. Below is pertinent information:

                            December 31,
                         ------------------
                          2003      2002
                         ------  ----------
Federal funds sold       $8,000  $    -  -
Federal funds purchased    -  -   (308,000)
                         ------  ----------
Federal funds position   $8,000  $(308,000)
                         ======  ==========

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2003 follow:

                                       Gross
                                     Unrealized
                      Amortized   -----------------    Estimated
Description             Costs     Gains    Losses    Market Values
-----------           ----------  ------  ---------  --------------
U.S. Agency pool      $2,127,066  $  332  $(32,072)  $    2,095,326
Other securities         227,400    -  -      -  -          227,400
                      ----------  ------  ---------  --------------
    Total securities  $2,354,466  $  332  $(32,072)  $    2,322,726
                      ==========  ======  =========  ==============

     Other securities include FRB and FHLB stock. Since no ready market exists for these securities, FRB and FHLB stock are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2002 follow:

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                                      Gross
                                    Unrealized
                      Amortized   ----------------     Estimated
Description             Costs     Gains    Losses    Market Values
-----------           ----------  ------   -------  --------------
U.S. Agency pool      $1,129,474  $10,989  $  -  -  $    1,140,463
Other securities         194,300     -  -     -  -         194,300
                      ----------  -------  -------  --------------
    Total securities  $1,323,774  $10,989  $  -  -  $    1,334,763
                      ==========  =======  =======  ==============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2003, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Amortized     Estimated
                                  Costs     Market Values
                                ----------  --------------
Due in ten years or more        $2,127,066  $    2,095,326
FRB & FHLB stock (no maturity)     227,400         227,400
                                ----------  --------------
   Total securities             $2,354,466  $    2,322,726
                                ==========  ==============

     No securities were sold by the Company in either calendar year 2003 or 2002, and none of the securities was pledged as of December 31, 2003 and 2002.


NOTE  5  -  LOANS

     The composition of net loans by major loan category, as of December 31, 2003 and 2002, follows:

                                            December 31,
                                     --------------------------
                                         2003          2002
                                     ------------  ------------
Commercial, financial, agricultural  $ 4,287,975   $ 6,569,562
Real estate - construction             5,805,592       360,245
Real estate - mortgage                13,641,510    11,172,747
Installment                            2,938,238       991,252
                                     ------------  ------------
Loans, gross                         $26,673,315   $19,093,806
Deduct:
 Allowance for loan losses              (326,555)     (221,224)
                                     ------------  ------------
    Loans, net                       $26,346,760   $18,872,582
                                     ============  ============

     The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed upon terms, and all other loans that are performing according to the loan agreement but

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


may have substantive indication of potential credit weakness. At December 31, 2003 and 2002, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $565,396 and $591,976, respectively. The average recorded investment in impaired loans amounted to approximately $570,412 and $316,411, respectively, for the years ended December 31, 2003 and 2002. The allowance for loan losses related to impaired loans amounted to approximately $32,150 and $29,600 at December 31, 2003 and 2002, respectively. Interest income recognized on impaired loans for the years ended December 31, 2003 and 2002 amounted to $32,242 and $19,718, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2003 and 2002. Loans on non-accrual status at December 31, 2003 and 2002 had outstanding balances of $38,803 and $0, respectively. Interest recognized on non-accruing loans at December 31, 2003 and 2002 was $1,422 and $0, respectively. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.


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

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. Real estate, receivables, inventory, machinery, equipment, or financial instruments generally secure the majority of the non-consumer loan categories. The amount of collateral obtained is based upon management's evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2003, 2002, and 2001 follows:

                                            Years ended December 31,
                                        --------------------------------
                                          2003        2002       2001
                                        ---------  ----------  ---------
Balance, beginning of year              $221,224   $   76,850  $    -  -
Add:  Provision for loan losses          121,461      144,374     76,850
Add:  Recoveries of previously charged
           off amounts                      -  -         -  -       -  -
                                        ---------  ----------  ---------
   Total                                $342,685   $  221,224  $  76,850
Deduct: Amount charged-off               (16,130)        -  -       -  -
                                        ---------  ----------  ---------
Balance, end of year                    $326,555   $  221,224  $  76,850
                                        =========  ==========  =========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE 7 - PROPERTY AND EQUIPMENT

     Components of property and equipment included in the consolidated balance sheets at December 31, 2003 and 2002 follow:

                                       December 31,
                                 ------------------------
                                    2002         2001
                                 -----------  -----------
Land                             $  750,614   $  750,614
Building                          1,872,135    1,662,411
Furniture, equipment                599,484      557,768
                                 -----------  -----------
  Property and equipment, gross  $3,222,233   $2,970,793
Deduct:
 Accumulated depreciation          (254,042)    (112,183)
                                 -----------  -----------
    Property and equipment, net  $2,968,191   $2,858,610
                                 ===========  ===========

     Depreciation expense for the years ended December 31, 2003, 2002 and 2001 amounted to $141,859, $69,828 and $28,606, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset            Life in Years  Depreciation Method
-----------------------  -------------  -------------------
Furniture and equipment     3 to 7         Straight-line
Building                    5 o 40         Straight-line

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


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

     At December 31, 2003 and 2002, the Company had unused loan commitments of approximately $3,996,414 and $2,103,992, respectively. Additionally, standby letters of credit of approximately $171,986 and $80,162 were outstanding at December 31, 2003 and 2002, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiary are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

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

     Effective August 15, 2003, the Bank leased an office space in Charleston, South Carolina, to be used as a loan production office. The lease extends for fifteen months, with an option to renew for three additional years. The Bank may cancel the lease at any time upon a thirty-day notice. The monthly lease payment is $667.

     Please refer to Note 14 concerning warrants and options earned by directors and Bank personnel.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE  9  -  BORROWINGS

     During calendar year 2003, the Bank obtained funds, in the form of borrowings, from the Federal Home Loan Bank ("the FHLB"). Additional information is provided below:

                                         First
  Outstanding Borrowings                Possible
       December 31,                     Interest        Is
-------------------------  Interest    Adjustment    Principal   Maturity
    2003         2002      Rate       or Call Date  Amortizing?    Date
------------  -----------  ---------  ------------  -----------  --------
$  1,000,000  $      -  -    3.64%        N/A            No       9/24/08
     500,000         -  -    2.32%        N/A            No      12/22/05
------------  -----------  ---------  ------------  -----------  --------
$  1,500,000  $      -  -     N/A         N/A           N/A        N/A
============  ===========

NOTE  10  -  DEPOSITS

     The following details deposit accounts at December 31, 2003 and 2002:

                                            December 31,
                                      ------------------------
                                         2003         2002
                                      -----------  -----------
Non-interest bearing deposits         $ 2,413,409  $ 1,563,515
                                      -----------  -----------
Interest bearing deposits:
   NOW accounts                         1,863,490      925,533
   Money market accounts                3,447,943    2,207,093
   Savings                                526,333      225,769
   Time, less than $100,000            11,210,408   10,486,624
   Time, $100,000 and over              6,194,971    3,081,083
                                      -----------  -----------
     Total interest bearing deposits   23,243,145   16,926,102
                                      -----------  -----------

   Total deposits                     $25,656,554  $18,489,617
                                      ===========  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


     At December 31, 2003, the scheduled maturities of all certificates of deposit were as follows:

Year Ending
December 31,        Amount
------------     ------------

   2004          $  9,491,152
   2005             5,647,725
   2006               728,682
   2007             1,140,317
   2008               397,503
                 ------------
   Total         $ 17,405,379
                 ============

NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2003, 2002 and 2001 follows:

                                                  December 31,
                                          ----------------------------
                                            2003      2002      2001
                                          --------  --------  --------
NOW accounts                              $ 15,949  $  7,170  $  3,239
Money market accounts                       45,858    37,475    11,828
Savings                                      3,798     1,425       343
Time, less than $100,000                   373,218   202,504     6,665
Time, $100,000 and over                    131,462    76,015     6,749
Other borrowings                             8,819     1,299    95,830
                                          --------  --------  --------
    Total interest on deposits
        and other borrowings              $579,104  $325,888  $124,654
                                          ========  ========  ========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


NOTE  12  -  OTHER  OPERATING  EXPENSES

     A summary of other operating expenses for the years ended December 31, 2003, 2002 and 2001 follows:

                                                    December 31,
                                            ----------------------------
                                              2003      2002      2001
                                            --------  --------  --------
Rent expense                                $  3,733  $ 42,750  $ 50,260
Postage and delivery                          19,540    14,511     7,345
Supplies and printing                         31,078    31,172    38,114
Taxes and insurance                           37,560    35,571    21,115
Utilities and telephone                       28,389    18,527    16,894
Repairs, maintenance and service contracts    12,573    22,917    27,627
All other                                     45,827    19,958    22,634
                                            --------  --------  --------
      Total other operating expenses        $178,700  $185,406  $183,989
                                            ========  ========  ========

NOTE 13 - INCOME TAXES

     As of December 31, 2003, 2002 and 2001, the Company's provision for income taxes consisted of the following:

                                              December 31,
                                      -------------------------------
                                       2003       2002        2001
                                      -------  ----------  ----------
Current                               $  -  -  $    -  -   $    -  -
Deferred                               10,977   (144,594)   (175,506)
                                      -------  ----------  ----------
Federal income tax expense/(benefit)  $10,977  $(144,594)  $(175,506)
                                      =======  ==========  ==========

     The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:

                                         Years Ended December 31,
                                    ----------------------------------
                                       2003        2002        2001
                                    ----------  ----------  ----------
Income taxes at statutory rate      $  10,226   $(130,033)  $(182,565)
State tax, net of Federal benefits       (318)    (15,298)     (6,114)
Change in valuation allowance            -  -        -  -       2,569
Other                                   1,069         737      10,604
                                    ----------  ----------  ----------
   Total                            $  10,977   $(144,594)  $(175,506)
                                    ==========  ==========  ==========

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2003, and 2002 are presented below:

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                                                    2003        2002
                                                 ----------  ----------
Deferred tax assets:
   Allowance for loan losses                     $ 111,029   $  75,216
   Net operating loss carryforward                 200,797     212,027
   Organization costs                               98,797     131,730
   Available for sale securities                    10,849        -  -
                                                 ----------  ----------
Gross deferred tax assets                        $ 421,472   $ 418,973
Less, deferred tax liabilities:
   Available for sale securities                      -  -      (3,736)
   Accumulated depreciation                         12,625        (310)
                                                 ----------  ----------
Deferred tax assets net of deferred liabilities  $ 434,097   $ 414,927
Less, valuation allowance                         (113,433)   (113,433)
                                                 ----------  ----------
      Net deferred tax assets                    $ 320,664   $ 301,494
                                                 ==========  ==========

     The valuation allowance did not change during calendar years 2003 and 2002. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2003.


NOTE  14  -  RELATED  PARTY  TRANSACTIONS

     Directors'  Warrants.  The  Directors  of the Company received an aggregate
     ---------------------
total of 210,115 stock warrants, or approximately one stock warrant for each one share of the Company's common stock purchased by the directors in the initial public offering. Each warrant entitles its holder to purchase one share of the Company's common stock for $10.00. These warrants will vest equally on July 9, 2002, 2003, and 2004. All unexercised warrants will expire on July 8, 2011. For the year ended December 31, 2003, 10,010 warrants were forfeited. There were 200,105 and 210,115 warrants outstanding at December 31, 2003 and 2002, respectively.

     Options.  The  Company  has  a  stock  options  plan  with 97,905 shares of
     --------
options authorized. During calendar years 2003 and 2002, 19,919 and 28,581 shares of options, respectively, were granted at an exercise price of $10.00, an amount equal to the Company's share price at the date of grant. The options' vesting period range from one-to-three years with expiration dates of ten years from the date of grant. None of the options was either exercised or forfeited during calendar years 2003 and 2002, and as of December 31, 2003, 49,405 options were still available for grant.

     Borrowings  and  Deposits  by  Directors  and  Executive Officers.  Certain
     ------------------------------------------------------------------
directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2003 and 2002, loans outstanding to directors, their related interests and executive officers aggregated $844,269 and $230,325, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2003 and 2002 follows:

                                Insider Loan Transactions
                             ------------------------------
                                  2003            2002
                             --------------  --------------
Balance, beginning of year   $     230,325   $     230,275
New loans                          638,855          24,111
Less:  Principal reductions        (24,911)        (24,061)
                             --------------  --------------
Balance, end of year         $     844,269   $     230,325
                             ==============  ==============

     Deposits by directors and their related interests, as of December 31, 2003 and 2002 approximated $789,138 and $735,465, respectively.


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

     Approximately eighty-three percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $815,000.


NOTE 16 - REGULATORY MATTERS

     The Company is governed by various regulatory agencies. The FRB regulates bank holding companies and their nonbanking subsidiaries. National banks are primarily regulated by the OCC. The FDIC also regulates all federally-insured banks. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2003, none of the subsidiary bank's capital accounts was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was not required to maintain certain cash reserve balances with the Federal Reserve System at December 31, 2003.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2003, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2003 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

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

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                                                  Minimum Regulatory Capital Guidelines for Banks
                                              --------------------------------------------------------
                                                    Adequately                       Well
(Dollars in thousands)            Actual            Capitalized                   Capitalized
                             ---------------  ----------------------  --------------------------------
                             AMOUNT   RATIO     AMOUNT      RATIO          AMOUNT            RATIO
AS OF DECEMBER 31, 2003:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,442   21.0%  $    2,075  >       8%  $           2,594  >         10%
                                                          -                              -
   Consolidated                5,470   21.1%       2,075  >       8%                N/A  >         N/A
                                                          -                              -

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,118   19.7%  $    1,037  >       4%  $           1,556  >          6%
                                                          -                              -
   Consolidated                5,146   19.8%       1,037  >       4%                N/A            N/A
                                                          -

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 5,118   18.1%  $    1,129  >       4%  $           1,411  >          5%
                                                          -                              -
   Consolidated                5,146   18.2%       1,129  >       4%                N/A            N/A
                                                          -


AS OF DECEMBER 31, 2002:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,331   25.6%  $    1,663  >       8%  $           2,078  >         10%
                                                          -                              -
   Consolidated                5,357   25.7%       1,633  >       8%                N/A  >         N/A
                                                          -                              -

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,110   24.6%  $      831  >       4%  $           1,247  >          6%
                                                          -                              -
   Consolidated                5,136   24.7%         831  >       4%                N/A            N/A
                                                          -

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 5,110   22.6%  $      906  >       4%  $           1,132  >          5%
                                                          -                              -
   Consolidated                5,136   22.7%         907  >       4%                N/A            N/A
                                                          -

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


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

                     Parent Company Balance Sheets
                     -----------------------------

                                                       December 31,
                                                --------------------------
Assets:                                             2003          2002
-------                                         ------------  ------------
Cash                                            $    27,532   $    27,127
Investment in Bank                                5,097,372     5,106,757
                                                ------------  ------------
   Total Assets                                 $ 5,124,904   $ 5,133,884
                                                ============  ============

Liabilities and Shareholders' Equity:
-------------------------------------
Accounts payable                                $      -  -   $      -  -
                                                ------------  ------------
   Total Liabilities                            $      -  -   $      -  -
                                                ------------  ------------

Common stock                                    $ 6,213,061   $ 6,213,061
Retained (deficit)                               (1,067,330)   (1,086,429)
Accumulated other comprehensive income              (20,827)        7,252
                                                ------------  ------------
   Total Shareholders' equity                   $ 5,124,904   $ 5,133,884
                                                ------------  ------------
   Total Liabilities and Shareholders' equity   $ 5,124,904   $ 5,133,884
                                                ============  ============

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                 Parent Company Statements of Operations
                 ---------------------------------------

                                            Years Ended December 31,
                                        ---------------------------------
Revenues:                                 2003       2002        2001
---------                               --------  ----------  -----------
Interest income                         $    405  $     532   $   17,062
Other                                       -  -      5,500         -  -
                                        --------  ----------  -----------
     Total revenues                     $    405  $   6,032   $   17,062
                                        --------  ----------  -----------

Expenses:
---------
  Interest expense                      $   -  -  $    -  -   $   20,480
  Other expenses                            -  -       -  -       46,021
                                        --------  ----------  -----------
     Total expenses                     $   -  -  $    -  -   $   66,501
                                        --------  ----------  -----------

Income before equity in undistributed
  earnings/(loss) of Bank               $    405  $   6,032   $  (49,439)
Equity in undistributed earnings/
  (loss) of Bank                          18,694   (243,889)    (312,013)
                                        --------  ----------  -----------

Net income/(loss)                       $ 19,099  $(237,857)  $ (361,452)
                                        ========  ==========  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


                      Parent Company Statements of Cash Flows
                      ---------------------------------------

                                                         Years Ended December 31,
                                                   ------------------------------------
                                                      2003        2002         2001
                                                   ----------  ----------  ------------
Cash flows from operating activities:
-------------------------------------
  Net income/(loss)                                $  19,099   $(237,857)  $  (361,452)
  Adjustments to reconcile net income/(loss) to
  net cash provided by operating activities:
     Equity in undistributed loss of the Bank        (18,694)    243,890       312,013
 Decrease in other assets                               -  -        -  -       866,488
 (Decrease) in payables                                 -  -      (6,000)      (10,484)
                                                   ----------  ----------  ------------
Net cash provided by operating activities          $     405   $      33   $   806,565
                                                   ----------  ----------  ------------

Cash flows from investing activities:
-------------------------------------
 Investment in Bank                                $    -  -   $    -  -   $(5,655,408)
                                                   ----------  ----------  ------------
Net cash used in financing activities              $    -  -   $    -  -   $(5,655,408)
                                                   ----------  ----------  ------------

Cash flows from financing activities:
-------------------------------------
 Issuance of stock, net                            $    -  -   $    -  -   $ 6,207,561
 (Decrease) in borrowings                               -  -        -  -    (1,371,856)
                                                   ----------  ----------  ------------
Net cash provided by financing activities          $    -  -   $    -  -     4,835,705
                                                   ----------  ----------  ------------

Net increase in cash and cash equivalents          $     405   $      33   $   (13,138)
Cash and cash equivalents, beginning of the year      27,127      27,094        40,232
                                                   ----------  ----------  ------------
Cash and cash equivalents, end of year             $  27,532   $  27,127   $    27,094
                                                   ==========  ==========  ============

                                      CORPORATE AND SHAREHOLDER INFORMATION

                                         DIRECTORS AND EXECUTIVE OFFICERS

LOUIS O. DORE                          PAUL M. DUNNAVANT, III               MARTHA B. FENDER
Attorney                               Chief Financial Officer              President and Business Owner
Louis O. Dore, P.A.                    Holmes Timber, Inc. &                Coastal Carolina Realty, Inc.
                                         Atlantic Coast Homes, Inc.

DARYL A. FERGUSON                      D. MARTIN GOODMAN                    WILLIAM B. GOSSETT
Co-Chairman                            Restaurateur                         President and Chief Executive Officer
Hungarian Telephone Company            Area Manager                         Islands Bancorp, Inc.
                                       University of South Carolina Small
                                       Business Development Center

STANCEL E. KIRKLAND, SR., ESQ.         CARL E. LIPSCOMB                     EDWARD J. MCNEIL, JR., MD
Business Owner                         Vice President                       President and Physician
Country Chef, LLC;                     Argus Corp. (construction)           Internal Medicine Healthcare, P.A.
Managing Member of
Bull Point Plantation

JIMMY LEE MULLINS, SR.                 FRANCES K. NICHOLSON                 NARAYAN SHENOY, MD
President and Chief Executive Officer  Managing Partner                     Partner & Anesthesiologist
Mullins Trucking Company, Inc.         Nicholson Investments, LLC           Critical Health Systems, Inc.

J. FRANK WARD                          BRUCE K. WYLES, DDS
Realtor                                Dentist
Coastal Carolina Realty

                              COPIES OF FORM 10-KSB

     A copy of the Company's 2003 Annual Report on Form 10-KSB can be obtained free of charge on the Securities and Exchange Commission's website (www.sec.gov)
                                                                    -----------
or by calling Ms. Patsy Masters at the Bank at (843) 521-1968.

                      MARKET FOR THE COMPANY'S COMMON STOCK

     There is no public market for the Company's common stock. Very few trades took place during calendar years 2002 and 2003. During 2002 all trades known to management were at approximately $10.00 per share. During 2003 all trades known to management were at $10.00 per share, with the exception of one trade which took place on October 10, 2003 at $7.87 per share.