Form 10KSB, Exhibit 13
period 2004-12-31
ISLANDS BANCORP
filed 2005-03-31
CIK 1094484

EXHIBIT 13.1

                 ISLANDS BANCORP 2004 ANNUAL REPORT TO SHAREHOLDERS


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

      For calendar year 2004, the Company anticipated a higher net interest income as the Bank continued to expand its asset base. While it was evident early on that interest rates would not increase, management was confident that the increase in earning assets will more than compensate for the anticipated compression in the net yield on earning assets.

      To mitigate the impact of a declining interest rate environment, the Company focused on non-interest income opportunities, especially fee income from SBA loans. The Company also focused on reducing its cost of funds as rates continued to decline. Management believes that it was able to control its operating expenses despite the fact that operating expenses grew by 25.0%; however, note that total assets grew by 48.0%.

      Looking ahead to 2005, the Company expects interest rates to increase while maintaining the net yield on earning assets. Management plans to mitigate the impact of the margin compression with prudent asset growth, non-interest income growth generation, and expense control. Additionally, there are a number of initiatives that are expected to contribute to 2005 and beyond. These initiatives include:

     * expectation of higher productivity from the new loan production office in Charleston, South Carolina, and
     * investment in additional new business development capabilities and process improvements within the lending area.


YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

      For the year ended December 31, 2004, assets grew by $15.6 million, to $48.0 million. Specifically, loans grew by $14.6 million, to $40.9 million; securities declined by $.1 million, to $2.2 million; property and equipment declined by $.2 million, to $2.2 million; and all other assets increased by $1.3 million, to $2.6 million. To fund the growth in assets, deposits grew by $14.5 million, to $40.1 million; FHLB advances increased by $.7 million, to $2.2 million; other liabilities increased by $.2 million, to $.4 million; and the capital accounts grew by $.2 million, to $5.3 million.

      Net income for the year ended December 31, 2004 amounted to $148,848, or $.23 per share. This represents a significant improvement over the net income of $10,292, or $.02 per share, for calendar year 2003. The reasons for the improvements in earnings are summarized below:

     * Average earning assets increased from $25.5 million (2003) to $36.7 million (2004);
     *  Net interest income increased from $1,067,000 (2003) to $1,551,000
        (2004);
     *  Non-interest income increased from $312,000 (2003) to $418,000 (2004);
     *  Non-interest expense increased from $1,228,000 (2003) to $1,535,000
        (2004); and,
     *  Provision for loan losses increased from $121,000 (2003) to $191,000
        (2004).

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

      For the year ended December 31, 2003, assets grew by $8.4 million, to $32.4 million. More specifically, loans grew by $7.4 million, to $26.3 million; securities grew by $1.0 million, to $2.3 million; property and equipment grew by $.1 million, to $3.0 million; while other assets declined by $.1 million, to $.5 million. Note that the entire net growth of $8.4 million consisted of growth in earning assets. To fund the growth in assets, deposits grew by $7.2 million, to $25.7 million; and net borrowings increased by $1.2 million, to $1.5 million.

      Net income for the year ended December 31, 2003 amounted to $10,292, or $.02 per share. This represents a significant improvement over calendar year 2002 loss of $(237,857), or $(.36) per share. The reasons for the improvements in earnings are summarized below:

     * An increase in average earning assets, from $14.1 million (2002) to $25.5 million (2003);
     *  An increase in net interest income, from $738,000 (2002) to $1,067,000
        (2003);
     *  An increase in non-interest income, from $90,000 (2002) to $312,000
        (2003);
     * A moderate increase in operating expense, from $1,066,000 (2002) to $1,228,000 (2003); and
     * A reduction in the provision for loan losses, from $144,000 (2002) to $121,000 (2003).


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


                                 Year Ended                Year Ended
                              December 31, 2004         December 31, 2003
                              -----------------         -----------------
                                   Interest                   Interest
                           Average  Income/  Yield/   Average  Income/ Yield/
                           Balance  Expense   Cost    Balance  Expense  Cost
                           -------  -------   ----    -------  -------  ----
Federal funds sold         $  1,130  $    16  1.42%  $    752  $     8  1.06%
Securities                    2,199       58  2.64%     2,280       75  3.29%
Loans, net                   33,335    2,254  6.76%    22,507    1,563  6.94%
                            -------   ------          -------   ------
   Total earning assets    $ 36,664  $ 2,328  6.35%  $ 25,539  $ 1,646  6.45%
                            =======   ======          =======   ======

Interest bearing deposits  $ 29,815  $   719  2.41%  $ 21,258  $   570  2.68%
Other borrowings              1,790       57  3.18%       386        9  2.33%
                            -------   ------          -------   ------
   Total interest
   -bearing liabilities    $ 31,605  $   776  2.46%  $ 21,644  $   579  2.67%
                            =======   ======          =======   ======

Net yield on earning assets                   4.45%                     4.18%

      For the year ended December 31, 2004, the yield on earning assets amounted to 6.35%, while cost of funds was 2.46%. For the year ended December 31, 2003, the yield on earning assets amounted to 6.45%, while the cost of funds was 2.67%. The yield on earning assets declined by 10 basis points, from 6.45%
(2003) to 6.35% (2004). The cost of funds declined by 21 basis points, from 2.67% (2003) to 2.46% (2004). The interest margin improved from 3.78% for the year ended 2003 to 3.89% for the year ended 2004. Net yield on average earning assets increased from 4.18% (2003) to 4.45% (2004). The reason for the above increase is mainly due to the fact that the decline in the cost of funds outpaced the decline in the yield on earning assets.


NON-INTEREST INCOME

      Non-interest income for the years ended 2004 and 2003 amounted to $417,906 and $312,403, respectively. As a percent of average assets non-interest income declined from 1.07% (2003) to 1.02% (2004). The primary note that during calendar year 2004, the majority of fee income was generated from fees earned from the sale of SBA guaranteed loans and mortgage loans.

      The following table summarizes the major components of non-interest income for the years ended December 31, 2004 and 2003.

                                            Year Ended December 31,
                                            -----------------------
                                              2004            2003
                                              ----            ----
   Service fees on deposit accounts         $156,121        $163,970
   Gain on sale of loans                     224,642         133,748
   Miscellaneous, other                       37,143          14,685
                                            --------        --------
      Total non-interest income             $417,906        $312,403
                                            ========        ========

NON-INTEREST EXPENSE

      Non-interest expense for the years ended December 31, 2004 and 2003 amounted to $1,535,048 and $1,227,809, respectively. As a percent of total average assets non-interest expense declined from 4.19% for calendar year 2003 to 3.76% for calendar year 2004. Since many expenses are fixed, such as depreciation, repairs, maintenance, etc., management does not have the ability to control them. However, as the Bank grows, the effect of these fixed expenses on the Bank's income would diminish and operating expenses, as a percent of average assets would continue to decline.

      Below are the major components of non-interest expenses for the year ended December 31, 2004 and 2003.

                                          Year Ended December 31,
                                          -----------------------
                                            2004            2003
                                            ----            ----
     Salaries and benefits               $  884,490      $  681,164
     Data processing, ATM                   158,959         152,126
     Depreciation, amortization             140,707         141,859
     Other operating expenses               350,892         252,660
                                          ---------       ---------
        Total non-interest expense       $1,535,048      $1,227,809
                                          =========       =========


ALLOWANCE FOR POSSIBLE LOAN LOSSES

      During 2004, the allowance for possible loan losses increased to $487,855 and, as of December 31, 2004, it amounted to 1.18% of gross loans. As of December 31, 2004, management considers the allowance for possible loan losses to be adequate to absorb possible future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible loan losses or that additional provisions to the allowance will not be required.


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

      The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 2004 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same pace, the gap is only a general indicator of rate sensitivity.

                                   After
                                   three    After     After
                                   months    six       one
                                    but     months   year but
                          Within   within    but      within   After
                          three     six     within     five    five
                          months   months  one year    years   years   Total
                         ------   ------  --------  --------  -----    -----
                                     (Dollars in thousands)
EARNING ASSETS
Loans                   $ 17,751 $  3,156  $  3,716  $16,523 $   277  $ 41,423
Available-for-sale
 securities                 --       -- 9      --        503   1,655     2,158
Federal funds sold           782     --        --       --      --         782
                         -------  -------   -------   ------  ------   -------
Total earning assets    $ 18,533 $  3,156  $  3,716  $17,026 $ 1,932  $ 44,363
                         =======  =======   =======   ======  ======   =======

SUPPORTING SOURCE OF FUNDS
Interest-bearing demand
  deposits and savings  $  7,114 $   --    $   --    $  --   $  --    $  7,114
Certificates,
  less than $100M          2,600    3,704     5,227    8,074    --      19,605
Certificates,
  $100M and over           1,309    1,407     1,994    4,320    --       9,030
Borrowings                  --       --        --      1,700    --       2,200
                         -------  -------   -------   ------  ------   -------
Total interest-
  bearing liabilities   $ 11,023 $  5,111  $  7,721  $14,094 $  --    $ 37,949
                          ======  =======   =======   ======  ======   =======

Interest rate
  sensitivity gap       $  7,510  $ (1,955) $ (4,005) $ 2,932 $ 1,932  $ 6,414

Cumulative gap          $  7,510  $  5,555  $  1,550  $ 4,482 $ 6,414  $ 6,414

Interest rate
  sensitivity gap ratio    1.68      0.62      0.48     1.21    N/A      1.17

Cumulative interest rate
  sensitivity gap ratio    1.68      1.34      1.06     1.12    1.17     1.17

      As evidenced by the table above, at December 31, 2004, the Company was liability sensitive between three and twelve months, and asset sensitive in all other time spans. On a cumulative basis, however, the Company was asset sensitive across all time periods. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous as earning assets are repriced sooner than the liabilities. With respect to the Company, an increase in interest rates would increase income while a decline in interest rates would reduce income. This, however, assumes that all other factors affecting income remain constant.

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

      Below are the pertinent liquidity balances and ratios at December 31, 2004 and 2003: ($ in thousands)

                                            December 31,
                                         -------------------
                                          2004         2003
                                         -------     -------
  Cash and cash equivalents              $ 1,540      $   327
  Securities                               2,158        2,323
  CDs, over $100,000
   to total deposits ratio                 22.5%        24.1%
  Brokered deposits                        --           --
  Loan to deposit ratio                     102%         104%

      Cash and cash equivalents are the primary source of liquidity. At December 31,2004, cash and cash equivalents amounted to $1.5 million, representing 3.2% of total assets. Securities available for sale that provides a secondary source of liquidity represented approximately 4.5% of total assets.

      At December 31, 2004, large denomination certificates accounted for 22.5% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank's liquidity.

      Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2004, the Company had no brokered deposits in its portfolio.

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

      The table below illustrates the Bank and Company's regulatory capital ratios at December 31, 2004:

                                                          Minimum
                                                         Regulatory
                                    December 31, 2004    Requirement
                                    -----------------    -----------
 Bank
 ----
 Tier 1 Capital                           12.6%              4.0%
 Tier 2 Capital                            1.2%              N/A
                                          ----
    Total risk-based capital ratio        13.8%              8.0%
                                          ====

 Leverage ratio                           10.9%              3.0%
                                          ====

 Company - Consolidated
 ----------------------
 Tier 1 Capital                           12.7%              4.0%
 Tier 2 Capital                            1.2%              N/A
                                          ----
    Total risk-based capital ratio        13.8%              8.0%
                                          ====

 Leverage ratio                           11.0%              3.0%
                                          ====


      The above ratios indicate that the capital positions of the Company and the Bank are sound and that the organization is well positioned for future growth.

                            ISLANDS BANCORP
                       BEAUFORT, SOUTH CAROLINA

                   CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE YEARS ENDED
                      DECEMBER 31, 2004 AND 2003

                       [LETTERHEAD OF FRANCIS & CO., CPAS]


              Report of Independent Registered Public Accounting Firm
              -------------------------------------------------------


Board of Directors and Shareholders
Islands Bancorp
Beaufort, South Carolina

	We have audited the accompanying consolidated balance sheets of Islands Bancorp, (the "Company"), and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

	We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Islands Bancorp, and subsidiary at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


/s/ Francis & Co., CPAs

Atlanta, Georgia
February 28, 2005

                                ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------
                                                       As of December 31,
                                                 ----------------------------
                                                      2004            2003
                                                      ----            ----
Cash and due from banks                          $    758,109    $    318,730
Federal funds sold                                    782,000           8,000
                                                  -----------     -----------
  Total cash and cash equivalents                $  1,540,109    $    326,730
Securities:
 Available-for-sale at fair value                   2,158,126       2,322,726
Loans, net                                         40,934,809      26,346,760
Property and equipment, net                         2,254,139       2,421,363
Other assets                                        1,096,520       1,007,319
                                                  -----------     -----------
  Total Assets                                   $ 47,983,703    $ 32,424,898
                                                  ===========     ===========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
                        ------------------------------------
Liabilities:
------------
 Deposits:
  Non-interest bearing deposits                  $  4,378,127    $  2,413,409
  Interest bearing deposits                        35,749,189      23,243,145
                                                  -----------     -----------
       Total deposits                            $ 40,127,316    $ 25,656,554
FHLB advances                                       2,200,000       1,500,000
Other liabilities                                     390,354         152,247
                                                  -----------     -----------
  Total Liabilities                              $ 42,717,670    $ 27,308,801
                                                  -----------     -----------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
Common stock, zero par value, 10,000,000
 shares authorized; 652,705 shares issued
 and outstanding                                 $  6,213,061    $  6,213,061
Retained (deficit)                                   (927,289)     (1,076,137)
Accumulated other comprehensive (loss)                (19,739)        (20,827)
                                                  -----------     -----------
   Total Shareholders' Equity                    $  5,266,033    $  5,116,097
                                                  -----------     -----------
   Total Liabilities and Shareholders' Equity    $ 47,983,703    $ 32,424,898
                                                  ===========     ===========


           Refer to notes to the consolidated financial statements.

                                  ISLANDS BANCORP
                             BEAUFORT, SOUTH CAROLINA
                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         For the Years
                                                       Ended December 31,
                                                  ---------------------------
Interest Income:                                     2004            2003
----------------                                     ----            ----
 Interest and fees on loans                       $ 2,253,670     $ 1,562,857
 Interest on investment securities                     57,803          74,715
 Interest on federal funds sold                        16,048           8,475
                                                  -----------     -----------
    Total interest income                         $ 2,327,521     $ 1,646,047

Interest Expense:
-----------------
 Interest on deposits and borrowings                  776,684         579,104
                                                  -----------     -----------
Net interest income                               $ 1,550,837     $ 1,066,943
Provision for possible loan losses                    190,413         121,461
                                                  -----------     -----------

Net interest income after provision for
  possible loan losses                            $ 1,360,424     $   945,482
                                                  -----------     -----------

Other Income:
-------------
 Service fees on deposit accounts                 $   156,121     $   163,970
 Gain on sale of loans                                224,642         133,748
 Miscellaneous, other                                  37,143          14,685
                                                  -----------     -----------
     Total other income                           $   417,906     $   312,403
                                                  -----------     -----------

Other Expenses:
---------------
  Salaries and benefits                           $   884,490     $   681,164
  Data processing and ATM                             158,959         152,126
  Depreciation                                        140,707         141,859
  Other operating expenses                            350,892         252,660
                                                  -----------     -----------
     Total other expenses                         $ 1,535,048     $ 1,227,809
                                                  -----------     -----------

Income before income tax
   expense and prior period adjustment            $   243,282     $    30,076
Income tax expense                                     94,434          10,977
                                                  -----------     -----------

Net income before prior period adjustment         $   148,848     $    19,099
Prior period adjustment                                -  -            (8,807)
                                                  -----------     -----------

Net Income                                        $   148,848     $    10,292
                                                  ===========     ===========

Basic income per share                            $       .23     $       .02
                                                  ===========     ===========
Diluted income per share                          $       .23     $       .02
                                                  ===========     ===========

Weighted average number of shares outstanding:
Basic                                                 652,705         652,705
                                                  ===========     ===========
Diluted                                               652,705         652,705
                                                  ===========     ===========


           Refer to notes to the consolidated financial statements.

                                ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004


                                                          Accumulated
                                                             Other
                               Common Stock                 Compre-
                            ------------------    Retained  hensive
                            Shares   Par Value    Earnings  Income      Total
                            ------   ---------    --------  ------      -----

Balance, December 31, 2002 652,705 $6,213,061 $(1,086,429) $  7,252  $5,133,884
                           -------  ---------  ----------   -------   ---------

Comprehensive income:
 Net income, 2003            --         --         19,099     --         19,099
 Net unrealized
  (loss), securities         --         --         -  -     (28,079)    (28,079)
                           -------  ---------  ----------   -------   ---------
Total comprehensive
  income/(loss)              --         --         19,099   (28,079)     (8,980)
                           -------  ---------  ----------   -------   ---------

Correction of error          --         --         (8,807)    --         (8,807)
                           -------  ---------  ----------   -------   ---------
Balance, December 31, 2003 652,705  6,213,061  (1,076,137)  (20,827)  5,116,097
                           -------  ---------  ----------   -------   ---------

Comprehensive income:
 Net income, 2004            --         --        148,848     --        148,848
 Net unrealized
  gain, securities           --         --         --         1,088       1,088
                           -------  ---------  ----------   -------   ---------
Total comprehensive
  income                     --         --        148,848     1,088     149,936
                           -------  ---------  ----------   -------   ---------

Balance, December 31, 2004 652,705 $6,213,061 $  (927,289) $(19,739) $5,266,033
                           =======  =========  ==========   =======   =========


           Refer to notes to the consolidated financial statements.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         For the Years
                                                       Ended December 31,
                                                  ---------------------------
Cash flows from operating activities:               2004            2003
-------------------------------------               ----            ----
  Net income                                     $    148,848     $    10,292
  Adjustments to reconcile net income
  to net cash provided by operating activities:
      Provision for possible loan losses              190,413         121,461
      Depreciation                                    140,707         141,859
      Net amortization on securities                    6,223           2,494
  (Increase)/decrease in
   receivables and other assets                       (89,201)         99,100
  Increase in payables and other liabilities          238,107          63,718
                                                 ------------     -----------
Net cash provided by operating activities        $    635,097     $   438,924
                                                 ------------     -----------

Cash flows from investing activities:
-------------------------------------
   Principal reduction, securities, AFS          $    756,470     $   997,421
   Purchase of securities, AFS                       (597,005)     (2,015,957)
   (Increase) in loans, net                       (14,778,462)     (7,595,639)
   (Purchase) of property and equipment                26,517        (251,440)
                                                 ------------     -----------
Net cash used in investing activities            $(14,592,480)    $(8,865,615)
                                                 ------------     -----------

Cash flows from financing activities:
-------------------------------------
   Increase in deposits                          $ 14,470,762     $ 7,166,937
   Increase in borrowed funds                         700,000       1,192,000
                                                 ------------     -----------
Net cash provided by financing activities        $ 15,170,762     $ 8,358,937
                                                 ------------     -----------

Net increase/(decrease)
  in cash and cash equivalents                   $  1,213,379     $   (67,754)
Cash and cash equivalents, beginning of year          326,730         394,484
                                                 ------------     -----------
Cash and cash equivalents, end of year           $  1,540,109     $   326,730
                                                 ============     ===========

SUPPLEMENTAL INFORMATION:

Income taxes paid                                $     -  -       $    -  -
                                                 ============     ===========

Interest paid                                    $    752,273     $   566,960
                                                 ============     ===========


           Refer to notes to the consolidated financial statements.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


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

      The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock. In the public offering that was completed in early 2001, 652,155 shares of the Company's common stock were sold and issued. Proceeds from the offering, net of selling expenses, amounted to $6,207,561.
At December 31, 2004 and 2003, there were 652,705 shares of common stock issued and outstanding.

	The Company is also authorized to issue of up to 2.0 million shares of preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of common stock. At December 31, 2004 and 2003, there were no shares of the Company's preferred stock issued or outstanding.

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

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	PRIOR PERIOD ADJUSTMENT. The financial statements as of and for the year ended December 31, 2003, which were issued previously (March 6, 2004) contained an error in the amount of $8,807. As a result, net income for the year ended December 31, 2003, has been adjusted, from $19,099 to $10,292, and earnings per share (basic and diluted) have been adjusted from $.03 to $.02. All adjustments to the financial statements as of and for the year ended December
31, 2003 have been reflected in this report. The error had to do with the timing of recognizing gains from the sale of SBA guaranteed loans.
Specifically, the Bank recognized the entire gain from the sale of SBA-guaranteed loans in the year of sale (2003) rather than recognize only a portion of the gain in the year of sale (2003) and defer recognition of the remaining portion to future periods.

	BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiary. The Bank is a voting interest entity under U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years amounts have been reclassified to conform to the current year presentation. Not withstanding the changes made for the prior period adjustment discussed above, such reclassifications had no impact on net income or shareholders' equity.

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses, the fair value of financial instruments, and the status of contingencies.

	CASH AND DUE FROM BANKS. The Company maintains deposit relationships with other banks. At times, those deposits may exceed federally insured limits. The Company has not experienced any material loss from such deposit relationships.

      INVESTMENT SECURITIES. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities to be held for indefinite periods of time are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


      Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

      LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct
costs is deferred and amortized over the expected life of the loan.   Loan
commitment fees for commitment periods greater than one year are deferred and amortized into fee income on a straight-line basis over the commitment period.

      Impaired loans are loans that based upon current information and events, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Impairment is evaluated in total for smaller balance loans of a similar nature/characteristic, and on an individual loan basis for all other loans. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or
(b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

      Accrual of interest on loans is discontinued either when: (i) Reasonable doubt exists as to the full or timely collection of interest or principal, (ii) A loan becomes contractually past due by 90 days or more with respect to interest or principal, or (iii) The terms of the loan have been renegotiated due to a serious weakening of the borrower's financial condition. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of the borrower's financial or legal difficulties. Interest is generally accrued on such loans in accordance with the renegotiated terms.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	ALLOWANCE FOR POSSIBLE LOAN LOSSES.   The allowance for possible loan
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

	The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) unallocated general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

	PROPERTY AND EQUIPMENT. Building, leasehold improvements, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2004 and 2003.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


      OTHER REAL ESTATE. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

	INCOME TAXES. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives recognition to changes in tax rates and laws.

	A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

	The operating results of the Company and its subsidiary are included in consolidated income tax returns.

	STOCK-BASED COMPENSATION. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company's Stock Options Plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Had compensation cost for the Company's Stock Options Plan been determined based on the fair value at the grant dates for awards under the Stock Options Plan consistent with the method prescribed by SFAS 123, the Company's net income and earnings per share would have been as follows:


                                                 Year Ended December 31,
                                                ------------------------
                                                   2004           2003
                                                   ----            ----
    Net income, as reported                     $ 148,848      $  10,292
    Stock-based compensation expense              (60,960)       (77,160)
                                                ---------      ---------
    Pro-forma (fair value) net income/(loss)    $  87,888      $ (66,868)
                                                =========      =========

    Basic income/(loss) per share:
    As reported                                 $     .23     $     .02
                                                =========     =========
    Pro-forma                                   $     .13     $    (.10)
                                                =========     =========

    Diluted income/(loss) per share:
    As reported                                 $     .23     $     .02
                                                =========     =========
    Pro-forma                                   $     .13     $    (.10)
                                                =========     =========
    Pro-forma value of option issued                N/A       $    3.27
                                                =========     =========

	The pro-forma (fair value) was estimated at the date of grant using a Black-Scholes option pricing model ("BLSC Model"). BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options and warrants.

	Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income/(loss) for the periods below. Note that since no options/warrants were granted in calendar year 2004, no assumptions were necessary to construct the BLSC Model for 2004.

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2004            2003
                                                   ----            ----
    Risk-free interest rate                         --%            3.95%
    Dividend yield                                  --%             -- %
    Volatility factor                               --%            5.0 %
    Weighted average life of option                 --           10 years

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with other financial institutions that have an initial maturity of less than 90 days, federal funds sold and resell agreements. Net cash flows are reported for loans, loans held for sale, deposit transactions, and short-term borrowings.

	OPERATING SEGMENTS. The Company determined, in accordance with Financial Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information," that it is a single reportable entity. The Company's business activities are confined to community banking.

      EARNINGS PER SHARE. Basic earnings per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

	COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Comprehensive income for calendar years 2004 and 2003 are shown in the consolidated statements of changes in shareholders' equity.

	RECENT ACCOUNTING PRONOUNCEMENTS. Exchanges of Nonmonetary Assets: In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets", an amendment to APB Opinion No. 29, "Accounting for Nonmonetary Transactions." This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company's financial condition, results of operations, or liquidity.

	Share-Based Payment: In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. The revised Statement generally requires that companies account for these share-based transaction using the fair-value-based method, and eliminates a company's ability to account for these transactions using the intrinsic value method of accounting in APB Opinion No. 25. For small business issuers, Statement No. 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company has not yet determined the exact impact the new standard will have on its consolidated financial statements. The above disclosures, as required by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," provide detail as to its results of operations as if it had applied the fair value based method and recognition provisions of Statement No. 148 to stock-based employee compensation to the current reporting periods.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Meaning of Other Than Temporary Impairment: In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, "Meaning of Other Than Temporary Impairment," which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-01. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on the Company's financial condition, results of operations, or liquidity.

	Loan Commitments: On March 9, 2004, the SEC issued Staff Accounting Bulletin 105 (SAB 105), "Application of Accounting Principles to Loan Commitment" stating that the fair value of loan commitments is to be accounted for as a derivative instrument under SFAS 133, but the valuation of such commitment should not consider expected future cash flows related to servicing of the future loan.

	The Company adopted the provisions of SAB 105 as of January 1, 2004. Adoption of SAB 105 did not result in a material impact on the Company's financial condition, results of operations, or liquidity.

	Accounting for Certain Loans or Debt Securities Acquired in a Transfer:
In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser's initial investment and prohibits carrying over valuation allowances from the seller for those individually-evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser's initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and is not expected to have a material impact on the Company's financial condition, results of operations, or liquidity.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity: In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have
characteristics of both liabilities and equity.    The provisions of SFAS 150
became effective June 1, 2003, for all financial instruments created or modified after May 31, 2003, and otherwise became effective as of July 1, 2003. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations, or liquidity.

	In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interest that are classified as equity in the financial statement of a subsidiary but would be classified as a liability in the parent's financial statements under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interest associated with finite-lived subsidiaries. Management does not believe any such applicable entities exist as of December 31, 2004, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities."

	Consolidation of Variable Interest Entities: In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and the results of operations of a VIE are to be included in an entity's consolidated financial statements. A VIE exists when either the total equity investment is at risk is not sufficient to permit the entity to finance its activities itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct and indirect ability to make decisions about the entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities was required as of March 31, 2004, unless previously applied. Adoption of FIN 46 did not result in a material impact on the Company's financial condition, results of operations, or liquidity.


NOTE 3 - FEDERAL FUNDS SOLD

	  The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2004 and 2003, federal funds sold were $782,000 and $8,000, respectively.


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

The amortized costs and estimated market values of securities available-for-sale as of December 31, 2004 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency                $    503,715  $  -  -   $   (590)  $    503,125
U.S. Agency pool              3,368,018       874   (30,191)     1,338,701
Other securities                316,300     -  -      -  -         316,300
                            -----------   -------   -------    -----------
    Total securities       $  2,188,033  $    874  $(30,781)  $  2,158,126
                            ===========   =======   =======    ===========

      Other securities include FRB and FHLB stock. Since no ready market exists for these securities, FRB and FHLB stock are reported at cost.

      The amortized costs and estimated market values of securities available-for-sale as of December 31, 2003 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency pool           $  2,127,066  $    332  $(32,072)  $  2,095,326
Other securities                227,400     -  -      -  -         227,400
                            -----------   -------   -------    -----------
    Total securities       $  2,354,466  $    332  $(32,072)  $  2,322,726
                            ===========   =======   =======    ===========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


      The amortized costs and estimated market values of securities available-for-sale at December 31, 2004, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
      Due in one to five years          $   503,715      $   503,125
      Due in ten years or more            1,368,018        1,338,701
      FRB & FHLB stock (no maturity)        316,300          316,300
                                         ----------       ----------
          Total securities              $ 2,188,033      $ 2,158,126
                                         ==========       ==========

	No securities were sold by the Company in either calendar year 2004 or 2003, and none of the securities was pledged as of December 31, 2004 and 2003.

	Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and further segregated by the length of time (less than or over twelve months) that the securities have been in a continuous loss position follows:


                     Less than                Over
                   Twelve Months         Twelve Months           Total
                -------------------  -------------------  --------------------
                  Fair    Unrealized    Fair   Unrealized   Fair     Unrealized
  Description     Value      Loss       Value     Loss      Value       Loss
  -----------     -----      ----       -----     ----      -----       ----
U.S. Agency         $ 503,125 $ (590) $   -  -   $  -  -   $  503,125 $   (590)
U.S. Agency pool       -  -     - -    1,148,391  (30,191)  1,148,391  (30,191)
                     --------  -----   ---------  -------   ---------  -------
  Total             $ 503,125 $ (590) $1,148,391 $(30,191) $1,651,516 $(30,781)
                     ========  =====   =========  =======   =========  =======

	At December 31, 2004, unrealized losses in the securities portfolio amounted to $30,781 representing 1.43% of the total portfolio. All of the unrealized losses relate to U.S. Agency securities and U.S. government corporations. These unrealized losses were caused by fluctuations in market interest rates, rather than concerns over the credit quality of the issuers. The Company believes that the U.S. Agencies and government corporations will continue to honor their interest payments on time as well as the full debt at maturity. Because the unrealized losses are due to fluctuations in the interest rate, and no credit-worthiness factors exist, the Company believes that the investments are not considered other-than-temporarily impaired.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 5 - LOANS

	The composition of net loans by major loan category, as of December 31, 2004 and 2003, follows:

                                                        December 31,
                                               ----------------------------
                                                   2004            2003
                                                   ----            ----
      Commercial, financial, agricultural      $  6,389,530    $  4,287,975
      Real estate - construction                 11,084,783       5,805,592
      Real estate - mortgage                     18,973,750      13,641,510
      Installment                                 4,974,601       2,938,238
                                               ------------    ------------
      Loans, gross                             $ 41,422,664    $ 26,673,315
      Deduct:
       Allowance for loan losses                   (487,855)       (326,555)
                                               ------------    ------------
          Loans, net                           $ 40,934,809    $ 26,346,760
                                               ============    ============

	The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2004 and 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $816,137 and $565,396, respectively. The average recorded investment in impaired loans amounted to approximately $663,119 and $570,412, respectively, for the years ended December 31, 2004 and 2003. The allowance for loan losses related to impaired loans amounted to approximately $169,648 and $32,150 at December 31, 2004 and 2003, respectively. Interest income recognized on impaired loans for the years ended December 31, 2004 and 2003 amounted to $39,597 and $32,242, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2004 and 2003. Loans on non-accrual status at December 31, 2004 and 2003 had outstanding balances of $249,202 and $38,803, respectively. Interest recognized on non-accruing loans at December 31, 2004 and 2003 was $3,347 and $1,422 respectively. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.


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

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


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

Activity within the Allowance account for the years ended December 31, 2004 and 2003 follows:

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2004            2003
                                                   ----            ----
     Balance, beginning of year                  $ 326,555       $ 221,224
     Add:  Provision for loan losses               190,413         121,461
     Add:  Recoveries of previously
             charged off amounts                       532          -  -
                                                 ---------       ---------
        Total                                    $ 517,500       $ 342,685
     Deduct: Amount charged-off                    (29,645)        (16,130)
                                                 ---------       ---------
     Balance, end of year                        $ 487,855       $ 326,555
                                                 =========       =========


NOTE 7 - PROPERTY AND EQUIPMENT

	Components of property and equipment included in the consolidated balance sheets at December 31, 2004 and 2003 follow:

                                                        December 31,
                                               ----------------------------
                                                    2004            2003
                                                    ----            ----
      Land                                     $    203,786    $    203,786
      Buildings                                   1,872,135       1,872,135
      Furniture, equipment                          572,967         599,484
                                                -----------     -----------
        Property and equipment, gross          $  2,648,888    $  2,675,405
      Deduct:
       Accumulated depreciation                    (394,749)       (254,042)
                                                -----------     -----------
          Property and equipment, net          $  2,254,139    $  2,421,363
                                                ===========     ===========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $140,707 and $141,859, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

          Type of Asset            Life in Years      Depreciation Method
          -------------            -------------      -------------------
     Furniture and equipment          3 to 7             Straight-line
     Building                         5 to 40            Straight-line

	At December 31, 2004 and 2003, included under "other assets" in the Company's balance sheets is an investment in the amount of $546,828. The investment relates to land in Lady's Island that may be used in the future to construct a banking office.


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

	At December 31, 2004 and 2003, the Company had unused loan commitments of approximately $6,094,763 and $3,996,414, respectively. Additionally, standby letters of credit of approximately $344,087 and $171,986 were outstanding at December 31, 2004 and 2003, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

	The Company and its subsidiary are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

	On July 27, 1999, the Company entered into a five-year employment agreement (the "Agreement") with its President and CEO (the "CEO"). Upon expiration, the Agreement renews automatically for a two-year term, in perpetuity, unless one party notifies the other of its intent not to renew. In exchange for his services, the CEO will receive an annual pay and possibly a bonus if certain criteria are met. The Agreement provides for other customary benefits such as health and life insurance, retirement benefits, club dues, etc. If the CEO's employment is terminated by the Company/Bank without cause or for any reason following a change in control of the Company, the CEO will be entitled to a severance payment equal to two-times his annual pay plus any accrued bonus.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Please refer to Note 14 concerning warrants and options earned by directors and Bank personnel.


NOTE 9 - BORROWINGS

	During calendar year 2004 and 2003, the Bank obtained funds, in the form of borrowings, from the Federal Home Loan Bank ("the FHLB"). These borrowings are secured by government and agency securities owned by the Bank and by all first mortgage collateral held by the Bank. Additional information is provided below:
                                              First
         Outstanding Borrowings              Possible
               December 31,                  Interest       Is
            ------------------   Interest   Adjustment   Principal  Maturity
            2004          2003     Rate    or Call Date Amortizing?   Date
            ----          ----     ----  --------------- ----------   ----
        $   700,000   $    -  -    1.83%     Monthly       No       9-14-06
          1,000,000     1,000,000  3.64%       N/A         No       9-24-08
            500,000       500,000  2.32%       N/A         No      12-22-05
         ----------    ----------  ----        ---         ---     --------
        $ 2,200,000   $ 1,500,000   N/A        N/A         N/A        N/A
         ==========    ==========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 10 - DEPOSITS

	The following details deposit accounts at December 31, 2004 and 2003:

                                                        December 31,
                                               ----------------------------
                                                    2004            2003
                                                    ----            ----
      Non-interest bearing deposits            $  4,378,127    $  2,413,409
                                                -----------     -----------
      Interest bearing deposits:
         NOW accounts                             2,055,427       1,863,490
         Money market accounts                    4,383,644       3,447,943
         Savings                                    675,421         526,333
         Time, less than $100,000                19,604,665      11,210,408
         Time, $100,000 and over                  9,030,032       6,194,971
                                                -----------     -----------
      Total interest bearing deposits            35,749,189      23,243,145
                                                -----------     -----------
          Total deposits                       $ 40,127,316    $ 25,656,554
                                                ===========     ===========

	At December 31, 2004, the scheduled maturities of all certificates of deposit were as follows:

                          Year Ended
                          December 31,                     Amount
                          ------------                     ------
                             2005                      $ 16,240,945
                             2006                         9,936,725
                             2007                         1,806,186
                             2008                           425,901
                             2009                           224,940
                                                        -----------
                             Total                     $ 28,634,697
                                                        ===========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

	A summary of interest expense for the years ended December 31, 2004 and 2003 follows:

                                               December 31,
                                         -------------------------
                                           2004            2003
                                           ----            ----
      NOW accounts                       $  24,026       $  15,949
      Money market accounts                 58,407          45,858
      Savings accounts                       6,108           3,798
      Time, less than $100,000             447,335         373,218
      Time, $100,000 and over              183,773         131,462
      Other borrowings                      57,035           8,819
                                         ---------       ---------
         Total interest on
          deposits and borrowings        $ 776,684       $ 579,104
                                         =========       =========


NOTE 12 - OTHER OPERATING EXPENSES

	A summary of other operating expenses for the years ended December 31, 2004 and 2003 follows:

                                                     December 31,
                                                ----------------------
                                                   2004        2003
                                                   ----        ----
      Professional fees                         $  71,027    $  59,516
      Postage and delivery                         23,351       19,540
      Supplies and printing                        32,504       31,078
      Taxes and insurance                          42,475       37,560
      Utilities and telephone                      28,167       28,389
      Advertising and public relations             48,792       14,444
      All other                                   104,576       62,133
                                                ---------    ---------
          Total other operating expenses        $ 350,892    $ 252,660
                                                =========    =========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 13 - INCOME TAXES

	As of December 31, 2004 and 2003, the Company's provision for income taxes consisted of the following:

                                                        December 31,
                                                  ----------------------
                                                     2004         2003
                                                     ----         ----
      Current                                     $  -  -      $  -  -
      Deferred                                       94,434       10,977
                                                  ---------    ---------
      Federal income tax expense                  $  94,434    $  10,977
                                                  =========    =========

	The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:

                                                        December 31,
                                               ----------------------------
                                                    2004            2003
                                                    ----            ----
      Income taxes at statutory rate              $ 82,718        $ 10,226
      State tax, net of Federal benefit             10,930            (318)
      Change in valuation allowance                (47,731)          -  -
      Other                                         48,517           1,069
                                                  --------        --------
        Total                                     $ 94,434        $ 10,977
                                                  ========        ========

      The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2004, and 2003 are presented below:

                                                        December 31,
                                               ----------------------------
                                                    2004            2003
                                                    ----            ----
      Deferred tax assets:
        Allowance for loan losses                 $ 165,871      $ 111,029
        Net operating loss carryforward              83,543        200,797
        Organization costs                           65,864         98,797
        Available for sale securities                10,168         10,849
                                                  ---------      ---------
      Gross deferred tax assets                     325,446        421,472
      Less, deferred tax liabilities:
        Accumulated depreciation                        515        (12,625)
                                                  ---------      ---------
      Deferred tax assets
        net of deferred liabilities                 324,931        434,097
      Less, valuation allowance                     (65,702)      (113,433)
                                                  ---------      ---------
        Net deferred tax assets                   $ 259,229      $ 320,664
                                                  =========      =========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


      The valuation allowance changed during calendar year 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2004.


NOTE 14 - RELATED PARTY TRANSACTIONS

	DIRECTORS' WARRANTS. The Directors of the Company received an aggregate total of 210,115 stock warrants, or approximately one stock warrant for each one share of the Company's common stock purchased by the directors in the initial public offering. Each warrant entitles its holder to purchase one share of the Company's common stock for $10.00. As of December 31, 2004, all warrants were fully vested. All unexercised warrants will expire on July 8, 2011. During calendar years 2004 and 2003, no warrants were either granted or exercised. During calendar years 2004 and 2003, zero and 10,010 warrants, respectively, were forfeited. There were 200,105 warrants outstanding at December 31, 2004 and 2003.

	OPTIONS. The Company has a stock options plan with 97,905 shares of options authorized. During calendar years 2004 and 2003, zero and 19,919 shares of options, respectively, were granted at an exercise price of $10.00, an amount equal to the Company's share price at the date of grant. The options' vesting period range from one-to-three years with expiration dates of ten years from the date of grant. None of the options was either exercised or forfeited during calendar years 2004 and 2003, and as of December 31, 2004, 49,405 options were still available for grant.

	BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2004 and 2003, loans outstanding to directors, their related interests and executive officers aggregated $2,818,192 and $844,269, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	A summary of the related party loan transactions during the calendar years 2004 and 2003 follows:

                                                Insider Loan Transactions
                                               ----------------------------
                                                    2004            2003
                                                    ----            ----
     Balance, beginning of year                 $   844,269     $   230,325
     New loans                                    2,225,355         638,855
     Less:  Principal reductions                   (251,432)        (24,911)
                                                -----------     -----------
     Balance, end of year                       $ 2,818,192     $   844,269
                                                ===========     ===========

	Deposits by directors and their related interests, as of December 31, 2004 and 2003 approximated $598,407 and $789,138, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

	The Company originates primarily commercial, residential, and consumer loans to customers in Beaufort County, South Carolina, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Beaufort County and the surrounding counties.

	Approximately 79.9% of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

	The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $866,000.


NOTE 16 - REGULATORY MATTERS

	The Company is governed by various regulatory agencies. The FRB regulates bank holding companies and their nonbanking subsidiaries. National banks are primarily regulated by the OCC. The FDIC also regulates all federally-insured banks. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


	Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2004, none of the subsidiary bank's capital accounts was available for dividend declaration without prior regulatory approval.

	The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was not required to maintain certain cash reserve balances with the Federal Reserve System at December 31, 2004.

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

	Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2004, meet all capital adequacy requirements to which they are subject.

	As of December 31, 2004, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2004 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


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

The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----
AS OF DECEMBER 31, 2004:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,646  13.8% $ 3,266 >= 8%  $ 4,082 >= 10%
   Consolidated                5,674  13.9%   3,266 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,158  12.6% $ 1,633 >= 4%  $ 2,449 >= 6%
   Consolidated                5,186  12.7%   1,633 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 5,158  10.9% $ 1,885 >= 4%  $ 2,357 >= 5%
   Consolidated                5,186  11.0%   1,885 >= 4%     N/A  >= N/A

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003



                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----
AS OF DECEMBER 31, 2003:

Total capital-risk-based
(to risk-weighted assets):
   Bank                      $ 5,291  20.5% $ 2,063 >= 8%  $ 2,579 >= 10%
   Consolidated                5,319  20.6%   2,063 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $ 4,967  19.3% $ 1,032 >= 4%  $ 1,547 >= 6%
   Consolidated                4,995  19.4%   1,032 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $ 4,967  17.6% $ 1,129 >= 4%  $ 1,411 >= 5%
   Consolidated                4,995  17.7%   1,129 >= 4%     N/A  >= N/A


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

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION

	This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                 --------------------------
Assets:                                              2004           2003
------                                               ----           ----
Cash                                             $    27,837    $    27,532
Investment in Bank                                 5,238,196      5,088,565
                                                 -----------    -----------
   Total Assets                                  $ 5,266,033    $ 5,116,097
                                                 ===========    ===========

Liabilities and Shareholders' Equity:
------------------------------------

   Total Liabilities                             $   -  -       $   -  -
                                                 -----------    -----------

Common stock                                     $ 6,213,061    $ 6,213,061
Retained (deficit)                                  (927,289)    (1,076,137)
Accumulated other comprehensive income               (19,739)       (20,827)
                                                 -----------    -----------
   Total Shareholders' Equity                    $ 5,266,033    $ 5,116,097
                                                 -----------    -----------
   Total Liabilities and Shareholders' Equity    $ 5,266,033    $ 5,116,097
                                                 ===========    ===========

                                   ISLANDS BANCORP
                              BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2004 AND 2003


                    Parent Company Statements of Income
                    -----------------------------------

                                                   Year Ended December 31,
                                                 --------------------------
Revenues:                                           2004            2003
--------                                            ----            ----
Interest income                                  $     305        $     405
                                                 ---------        ---------
   Total revenues                                      305              305
                                                 ---------        ---------

Expenses:
--------
   Total expenses                                  -  -             -  -
                                                 ---------        ---------

Income before equity
  in undistributed earnings of Bank                    305              405
Equity in
  undistributed earnings of Bank                   148,543            9,887
                                                 ---------        ---------

Net income                                       $ 148,848        $  10,292
                                                 =========        =========



                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                                  Year Ended December 31,
                                                ---------------------------
Cash flows from operating activities:              2004             2003
------------------------------------               ----             ----
Net income                                      $  148,848       $   10,292
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
    Equity in
      undistributed loss of the Bank              (148,543)          (9,887)
                                                ----------       ----------
Net cash provided
 by operating activities                               305              405
                                                ----------       ----------

Cash flows from investing activities:
------------------------------------
Net cash used by financing activities              -  -             -  -
                                                ----------       ----------

Cash flows from financing activities:
------------------------------------
Net cash used
 by financing activities                           -  -             -  -
                                                ----------       ----------

Net increase in cash
 and cash equivalents                                  305              405
Cash and cash equivalents,
 beginning of the year                              27,532           27,127
                                                ----------       ----------
Cash and cash equivalents,
 end of year                                    $   27,837       $   27,532
                                                ==========       ==========


                                         40

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

DARYL A. FERGUSON                      D. MARTIN GOODMAN                    WILLIAM B. GOSSETT
Investor                               Restaurateur                         President and Chief Executive Officer
                                       Area Manager                         Islands Bancorp, Inc.
                                       University of South Carolina Small
                                       Business Development Center

STANCEL E. KIRKLAND, SR., ESQ.         CARL E. LIPSCOMB                     EDWARD J. MCNEIL, JR., MD
Business Owner;                        Vice President                       President and Physician
Managing Member of                     Argus Corp. (construction)           Internal Medicine Healthcare, P.A.
Bull Point Plantation

JIMMY LEE MULLINS, SR.                 FRANCES K. NICHOLSON                 NARAYAN SHENOY, MD
President and Chief Executive Officer  Managing Partner                     Partner & Anesthesiologist
Mullins Trucking Company, Inc.         Nicholson Investments, LLC           Critical Health Systems, Inc.

J. FRANK WARD                          BRUCE K. WYLES, DDS
Realtor                                Dentist
SCN

                              COPIES OF FORM 10-KSB

     A copy of the Company's 2004 Annual Report on Form 10-KSB can be obtained free of charge on the Securities and Exchange Commission's website (www.sec.gov)
                                                                    -----------
or by calling Ms. Patsy Masters at the Bank at (843) 521-1968.

                      MARKET FOR THE COMPANY'S COMMON STOCK

     There is no public market for the Company's common stock. Very few trades took place during calendar years 2004 and 2003. During 2004 and 2003 all trades known to management were at $10.00 per share, with the exception of one trade which took place on October 10, 2003 at $7.87 per share.


                                       42