Form 10KSB, Exhibit 13
period 2005-12-31
ISLANDS BANCORP
filed 2006-03-30
CIK 1094484

ISLANDS BANCORP
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion of Islands Bancorp (the "Company") and its financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere herein.

The Company was formed for the purpose of becoming a bank holding company by owning the capital stock of Islands Community Bank, N.A. (the "Bank"). Because the primary activity of the Company is the ownership and operation of the Bank, the Company's financial performance has been determined primarily by the operation of the Bank. Accordingly, the discussion below relates principally to the operations of the Bank.


CRITICAL  ACCOUNTING  POLICIES

The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States and to general practices within the banking industry. The following is a description of the accounting policies applied by the Company which are deemed "critical". Critical accounting policies are defined as policies that are very important to the presentation of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgments. The Company's financial results could differ significantly if different judgments or estimates are applied in the application of the policies.

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in order to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Management has determined that the accounting for the allowance for loan losses is a critical accounting policy with respect to the determination of financial condition and reporting results of operations.

The collectibility of loans is reflected through the Company's estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectibility. This analysis includes consideration of historical performance, current economic conditions, the level of nonperforming loans, loan concentrations, and a review of certain individual loans. The Company's allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the allowance. These agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

FINANCIAL CONDITION

For the year ended December 31, 2005, total assets increased by $18,223,000, ending the year at $66,207,000 compared to $47,984,000 at December 31, 2004. The primary contributor to the increase in assets was the Company's loan portfolio, which increased by $12,887,000 during 2005, ending the year at $54,310,000 as compared to $41,423,000 at December 31, 2004. Loan demand in the Company's primary market area of Beaufort County remained strong in 2005, and the Bank added an additional lender to further service this area. During 2005, the investment portfolio increased by $467,000, and federal funds sold increased by $4,053,000, as deposits increased in excess of the demand for loans.

Total deposits increased $18,008,000 to $58,135,000 at December 31, 2005. This growth is a result of an increase of $2,141,000 in noninterest-bearing demand, an increase of $1,226,000 in interest-bearing demand, savings and money market accounts, and an increase of $14,641,000 in certificates of deposit. As interest rates increased throughout 2005, the Bank began offering a 5% 17-month certificate of deposit which was attractive to local depositors.

For the year ended December 31, 2004, total assets increased by $15,559,000 and ended 2004 at $47,984,000. The major component of the increase was the loan portfolio, which increased by $14,749,000 as the Bank continued to grow and add customers. Federal funds sold increased by $774,000, and investment securities decreased by $165,000, as the Bank was able to invest the majority of new funds into loans. Total deposits increased by $14,471,000, with growth in all deposit categories. Noninterest-bearing demand deposits increased by $1,965,000, interest-bearing demand and money market accounts increased by $1,277,000, and certificates of deposit increased by $11,229,000.


RESULTS OF OPERATIONS

The Company's results of operations are impacted by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income depends on the Company's ability to maintain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is a key performance measure of income.


NET INTEREST INCOME

The Company reported net interest income of $2,469,000 for the year ended December 31, 2005, compared to $1,551,000 in 2004. The increase in net interest income was due to both an increase in the volume of average earning assets and an increase in yields.

Average earning assets increased $17,481,000 during 2005, due primarily to an increase of $14,960,000 in average outstanding loans. For the year ended
December  31,  2005,  the  yield  on
average earning assets was 7.11% compared to 6.29% during 2004. The increase in the yield on average earning assets can be attributed to the increases in the prime rate which began in 2004 and continued throughout 2005. Average interest-bearing liabilities increased by $14,575,000 in 2005 primarily due to an increase of $13,331,000 in average outstanding certificates of deposit. The Bank's cost of funds for 2005 was 3.04% compared to 2.46% for 2004. The interest rate spread, which is the difference between the yield on earning assets and the rate paid on liabilities, increased to 4.07% for the year ended December 31, 2005, compared to 3.83% for 2004. The net interest margin, which is net interest income divided by average earning assets, increased to 4.53% in 2005 compared to 4.19% in 2004.

Net interest income in 2004 was $1,551,000 compared to $1,067,000 in 2003. This increase can be attributed primarily to an $11,124,000 increase in average outstanding loans due to continuing strong loan demand in the Company's primary market area, combined with a decrease in the Bank's cost of funds. The increase in average loans was funded primarily with deposits, as average interest-bearing deposits increased by $8,551,000 in 2004. The interest rate paid on average interest-bearing liabilities was 2.46% in 2004 compared to 2.67% in 2003.

The table below shows the yearend average balances for each category of interest-earning asset and interest-bearing liability and the average rate of interest earned or paid (dollars in thousands).

                                       Year Ended                 Year Ended
                                    December 31, 2005          December 31, 2004
                             -----------------------------  -------------------------
                             Interest   Interest
                              Average    Income/   Yield/   Average  Income/  Yield/
                              Balance    Expense    Rate    Balance  Expense   Rate
                             ---------  ---------  -------  -------  -------  -------
Federal funds sold           $  3,240   $    106     3.27%  $ 1,129  $    16    1.42%
Interest bearing deposits          73          2     2.74%       39        -       -
Investment securities           2,574         81     3.15%    2,198       58    2.64%
Loans                          48,591      3,683     7.58%   33,631    2,253    6.70%
                             ---------  ---------  -------  -------  -------  -------
  Total earning assets       $ 54,478   $  3,872     7.11%  $36,997  $ 2,327    6.29%
                             =========  =========  =======  =======  =======  =======

Interest bearing deposits    $  8,188   $    136     1.66%  $ 7,342  $    89    1.21%
Certificates of deposit        35,798      1,195     3.34%   22,467      631    2.81%
Other borrowings                2,188         73     3.34%    1,790       57    3.18%
                             ---------  ---------  -------  -------  -------  -------
  Total interest-bearing
    liabilities              $ 46,174   $  1,404     3.04%  $31,599  $   777    2.46%
                             =========  =========  =======  =======  =======  =======

Net yield on earning assets                          4.53%                      4.19%
                                                   =======                    =======

PROVISION FOR LOAN LOSSES

The Company's allowance for loan losses was $679,000 at December 31, 2005, compared to $488,000 at December 31, 2004, representing 1.25% and 1.18% of yearend outstanding loans as of 2005 and 2004, respectively. The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.

The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance. The provision for loan losses was $225,000 in 2005 compared to $191,000 in 2004. The provision for loan losses reflects management's estimate of probable loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectibility, management believes the allowance for loan losses is adequate.


NONINTEREST INCOME

The following table summarizes the major components of noninterest income for the years ended December 31, 2005 and 2004 (dollars in thousands).

                                                    Year Ended December 31,
                                                    ------------------------
                                                       2005         2004
                                                    -----------  -----------
Service charges on deposit accounts                 $       158  $       133
Gains on sales of loans                                     164          181
Mortgage loan brokerage fees                                 69           44
Other income                                                 74           60
                                                    -----------  -----------
Total noninterest income                            $       465  $       418
                                                    ===========  ===========

Noninterest income for 2005 was $465,000 compared to $418,000 for the year ended December 31, 2004. Service charges on deposit accounts increased by $25,000 as the Bank's deposit base continued to grow. Gains on sales of SBA loans decreased by $96,000 due to less secondary market activity in 2005; however, gains on sales of mortgage loans increased by $79,000 as the Bank hired an experienced mortgage lender. Mortgage loan brokerage fees increased by $25,000 in 2005 due to increased productivity by the mortgage department. Other income increased by $14,000 primarily due to increases in fees received from ATM and debit card transactions, and an increase in income from the servicing of SBA loans.


NONINTEREST EXPENSE

The following table summarizes the major components of noninterest expense for the years ended December 31, 2005 and 2004 (dollars in thousands).

                                                     Year Ended December 31,
                                                    ------------------------
                                                        2005         2004
                                                    -----------  -----------
Salaries and employee benefits                      $     1,034  $       884
Data processing and ATM expense                             181          159
Depreciation expense                                        154          141
Professional fees                                           257           71
Supplies and printing                                        34           33
Taxes and insurance                                          52           42
Utilities and telephone                                      32           28
Advertising and public relations                             77           49
Other operating expenses                                    150          128
                                                    -----------  -----------
    Total noninterest expense                       $     1,971  $     1,535
                                                    ===========  ===========

The largest component of noninterest expense is salaries and benefits, which increased to $1,034,000 as of December 31, 2005 compared to $884,000 in 2004. This increase was primarily due to an increase in the number of employees, normal salary increases, and increases in health insurance and other employee benefits. Data processing and ATM expense increased by $22,000 due to continued increases in the Bank's customer base and increased transaction activity. Depreciation expense increased by $13,000 primarily due to replacement of the Bank's main server and additional equipment needed to support the increase in staff. Professional services increased by $186,000 due to increased audit expenses, legal expenses, and expenses related to executive officer changes. Other operating expenses increased in line with the overall growth of the Bank during the year.

As a percentage of total average assets, noninterest expense was 3.4% and 3.8% for 2005 and 2004, respectively. The efficiency ratio (noninterest expense divided by net interest income plus other income) was 67% for the year ended December 31, 2005 compared to 78% in 2004.


INTEREST RATE SENSITIVITY

The Company's objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established policies. Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. A negative gap (more liabilities repricing than assets) generally indicates that a bank's net interest income will decrease if interest rates rise and will increase if interest rates fall. A positive gap generally indicates that a bank's net interest income will decrease if interest rates fall and will increase if interest rates rise. The general objective of gap management is to manage rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin.

The interest rate sensitivity position at December 31, 2005 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table (dollars in thousands.) However, income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.

                                               After     After      After
                                               3 mos     6 mos      1 yr
                                     Within     but       but        but     After
                                        3      within    within    within      5
EARNING ASSETS                       months    6 mos     1 year    5 years   years    Total
                                     -------  --------  --------  ---------  ------  -------
Loans                                $25,302  $ 7,072   $ 5,623   $ 16,093   $  219  $54,309
Securities                               - -      - -       - -      1,500    1,159    2,659
Federal funds sold and other           4,969      - -       - -        - -      - -    4,969
                                     -------  --------  --------  ---------  ------  -------
Total earning assets                 $30,271  $ 7,072   $ 5,623   $ 17,593   $1,378  $61,937
                                     =======  ========  ========  =========  ======  =======

INTEREST BEARING LIABILITIES
Interest bearing demand deposits
and savings                          $ 8,341  $   - -   $   - -   $    - -   $  - -  $ 8,341
Certificates under $100M               4,855    5,010     7,213     12,850      - -   29,928
Certificates $100M and over            3,913    3,037     2,561      3,837      - -   13,348
Borrowings                               - -      - -       700      1,000      - -    1,700
                                     -------  --------  --------  ---------  ------  -------
Total interest-bearing liabilities   $17,109  $ 8,047   $10,474   $ 17,687   $  - -  $53,317
                                     =======  ========  ========  =========  ======  =======

Interest rate sensitivity gap         13,162     (975)   (4,851)       (94)   1,378    8,620
Cumulative gap                        13,162   12,187     7,336      7,242    8,620    8,620
Interest rate sensitivity gap ratio     1.77      .88       .54        .99      N/A     1.16
Cumulative interest rate
sensitivity gap ratio                   1.77     1.48      1.20       1.11     1.16     1.16

Adjustable rate loans are shown in the above table in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "three months or less" category; however, historical experience has proven these deposits to be more stable over the course of a year. The table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers.


LIQUIDITY

The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company's primary source of liquidity is its ability to maintain and increase core deposits of the Bank.

Below are the pertinent liquidity balances and ratios at December 31, 2005 and 2004:

                                                   December 31
                                                ------------------
                                                  2005      2004
                                                --------  --------
     Cash and cash equivalents                  $ 5,840   $ 1,540
     Securities available for sale              $ 2,659   $ 2,188
     CDs over $100,000 to total deposits ratio     23.0%     22.5%
     Brokered deposits                                0         0
     Loan to deposit ratio                           93%      103%

At December 31, 2005, cash and cash equivalents totaled $5,840,000, representing 8.8% of total assets. Securities available for sale provide a secondary source of liquidity and totaled $2,659,000 at December 31, 2005. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly since they are influenced by interest rates, competition and general economic conditions.

At December 31, 2005, large denomination certificates represented 23.0% of total deposits. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination certificates and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination certificates may have a material adverse effect on the Bank's liquidity.

At December 31, 2005, the Company had loan commitments outstanding of $10,019,000. Because these commitments generally have fixed expiration dates and may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank maintains relationships with correspondent banks that can provide funds to it on short notice if needed. The Bank currently has arrangements with correspondent banks for short-term unsecured advances up to $5,040,000.


CAPITAL ADEQUACY

There are two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital ratios and (ii) the leverage ratio.

Risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital generally consists of common shareholders' equity, non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest, less goodwill and other specified intangibles. Tier 2 capital consists of a limited amount of the allowance for possible loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The leverage ratio is computed by dividing Tier 1 capital by total average assets. For banks not receiving the highest safety and soundness rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

The table below shows the Bank and Company's regulatory capital ratios at December 31, 2005:

                                                             Minimum
                                                            Regulatory
Bank                                December 31, 2005      Requirement
----                                ------------------  ------------------
Tier 1 Capital                                   10.5%                4.0%
Tier 2 Capital                                    1.2%                N/A
                                    ------------------  ------------------

    Total risk-based capital ratio               11.7%                8.0%
                                    ==================  ==================

Leverage ratio                                    9.1%                3.0%
                                    ==================  ==================
Company- Consolidated
---------------------
Tier 1 Capital                                   10.5%                4.0%
Tier 2 Capital                                    1.3%                N/A
                                    ------------------

    Total risk-based capital ratio               11.8%                8.0%
                                    ==================  ==================
Leverage ratio                                    9.1%                3.0%
                                    ==================  ==================

The above ratios indicate that the capital positions of the Company and the Bank are sound and that the organization is well positioned for future growth.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA

                        CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2005 AND 2004

                                TABLE OF CONTENTS
                                -----------------


REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
    CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . .  1

    Consolidated Balance Sheets. . . . . . . . . . . . . . . .  2

    Consolidated Statements of Income. . . . . . . . . . . . .  3

    Consolidated Statements of Changes in Shareholders' Equity  4

    Consolidated Statements of Cash Flows. . . . . . . . . . .  5

    Notes to Consolidated Financial Statements . . . . . . . .  6

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


Board of Directors and Shareholders
Islands Bancorp
Beaufort, South Carolina

          We have audited the accompanying consolidated balance sheets of Islands Bancorp and subsidiary, (the "Company"), as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Islands Bancorp, and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



/s/ Francis & Co., CPAs

Atlanta, Georgia
February 23, 2006

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------
                                                     As of December 31,
                                                 --------------------------
                                                    2005         2004
                                                 ------------  ------------
Cash and due from banks                          $   871,491   $   730,629
Interest-bearing deposits in other banks             133,713        27,480
Federal funds sold                                 4,834,905       782,000
                                                 ------------  ------------
    Total cash and cash equivalents                5,840,109     1,540,109
Securities:
  Available-for-sale at fair value                 2,625,535     2,158,126
Loans, net                                        53,630,260    40,934,809
Property and equipment, net                        3,333,014     2,800,967
Other assets                                         777,794       549,692
                                                 ------------  ------------
    Total Assets                                 $66,206,712   $47,983,703
                                                 ============  ============

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Liabilities:
------------
  Deposits:
    Non-interest bearing deposits                $ 6,518,928   $ 4,378,127
    Interest bearing deposits                     51,616,172    35,749,189
                                                 ------------  ------------
      Total deposits                              58,135,100    40,127,316
FHLB advances                                      1,700,000     2,200,000
Other liabilities                                    568,423       390,354
                                                 ------------  ------------
    Total Liabilities                             60,403,523    42,717,670
                                                 ------------  ------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
Common stock, zero par value, 10,000,000
  shares authorized; 652,705 shares issued
  and outstanding                                  6,213,061     6,213,061
Retained (deficit)                                  (387,558)     (927,289)
Accumulated other
  comprehensive (loss), net of tax                   (22,314)      (19,739)
                                                 ------------  ------------
    Total Shareholders' Equity                     5,803,189     5,266,033
                                                 ------------  ------------
    Total Liabilities and Shareholders' Equity   $66,206,712   $47,983,703
                                                 ============  ============

            Refer to notes to the consolidated financial statements.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                        CONSOLIDATED STATEMENTS OF INCOME

                                                For the Years Ended December 31,
                                                --------------------------------
Interest Income:                                     2005             2004
---------------                                 ---------------  ---------------
  Interest and fees on loans                    $     3,683,095  $     2,253,670
  Interest on investment securities                      83,053           57,803
  Interest on federal funds sold                        106,596           16,048
                                                ---------------  ---------------
      Total interest income                           3,872,744        2,327,521
Interest Expense:
----------------
  Interest on deposits and borrowings                 1,404,089          776,684
                                                ---------------  ---------------
Net interest income                                   2,468,655        1,550,837
Provision for possible loan losses                      225,000          190,413
                                                ---------------  ---------------
Net interest income after provision for
  possible loan losses                                2,243,655        1,360,424
                                                ---------------  ---------------

Other Income:
------------
  Service fees on deposit accounts                      158,110          133,089
  Gain on sale of loans                                 163,492          181,300
  Mortgage loan brokerage fees                           68,957           43,342
  Other income                                           74,273           60,175
                                                ---------------  ---------------
      Total other income                                464,832          417,906
                                                ---------------  ---------------

Other Expenses:
--------------
  Salaries and benefits                               1,034,156          884,490
  Data processing and ATM                               180,827          158,959
  Depreciation                                          153,506          140,707
  Professional fees                                     257,269           71,027
  Other operating expenses                              344,831          279,865
                                                ---------------  ---------------
      Total other expenses                            1,970,589        1,535,048
                                                ---------------  ---------------

Income before income tax expense                        737,898          243,282
Income tax expense                                      198,167           94,434
                                                ---------------  ---------------

Net Income                                      $       539,731  $       148,848
                                                ===============  ===============

Basic income per share                          $           .83  $           .23
                                                ===============  ===============
Diluted income per share                        $           .80  $           .23
                                                ===============  ===============

Weighted average number of shares outstanding:
Basic                                                   652,705          652,705
                                                ===============  ===============
Diluted                                                 674,702          652,705
                                                ===============  ===============

            Refer to notes to the consolidated financial statements.

                                                  ISLANDS BANCORP
                                              BEAUFORT, SOUTH CAROLINA
                             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                   FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005


                                               Common Stock                          Accumulated
                                     -----------------------------                      Other
                                        No. of          Common         Retained     Comprehensive
                                        Shares          Stock         (Deficit)     Income/(Loss)        Total
                                     -------------  --------------  --------------  --------------  ---------------
Balance, December 31, 2003                 652,705  $    6,213,061  $  (1,076,137)  $     (20,827)  $    5,116,097
                                     -------------  --------------  --------------  --------------  ---------------

Comprehensive income:
  Net income, 2004                             - -             - -        148,848             - -          148,848
  Net unrealized gain, securities              - -             - -            - -           1,088            1,088
                                     -------------  --------------  --------------  --------------  ---------------
Total comprehensive income                     - -             - -        148,848           1,088          149,936
                                     -------------  --------------  --------------  --------------  ---------------

Balance, December 31, 2004                 652,705       6,213,061       (927,289)        (19,739)       5,266,033
                                     -------------  --------------  --------------  --------------  ---------------

Comprehensive income:
  Net income, 2005                             - -             - -        539,731             - -          539,731
  Net unrealized (loss), securities            - -             - -            - -          (2,575)          (2,575)
                                     -------------  --------------  --------------  --------------  ---------------
Total comprehensive income                     - -             - -        539,731          (2,575)         537,156
                                     -------------  --------------  --------------  --------------  ---------------

Balance, December 31, 2005                 652,705  $    6,213,061  $    (387,558)  $     (22,314)  $    5,803,189
                                     =============  ==============  ==============  ==============  ===============

            Refer to notes to the consolidated financial statements.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               For the Years Ended December 31,
                                              ----------------------------------
Cash flows from operating activities:               2005              2004
------------------------------------          ----------------  ----------------
  Net income                                  $       539,731   $       148,848
  Adjustments to reconcile net income
  to net cash provided by
  operating activities:
      Provision for possible loan losses              225,000           190,413
      Depreciation                                    153,506           140,707
      Net amortization on securities                   22,066             6,223
  (Increase) in receivables and other assets         (228,102)          (89,201)
  Increase in payables and other liabilities          178,069           238,107
                                              ----------------  ----------------
Net cash provided by operating activities             890,270           635,097
                                              ----------------  ----------------

Cash flows from investing activities:
------------------------------------
    Principal reduction, securities, AFS            1,046,084           756,470
    Purchase of securities, AFS                    (1,538,134)         (597,005)
    (Increase) in loans, net                      (12,920,451)      (14,778,462)
    (Purchase) of property and equipment             (685,553)           26,517
                                              ----------------  ----------------
Net cash used by investing activities             (14,098,054)      (14,592,480)
                                              ----------------  ----------------

Cash flows from financing activities:
------------------------------------
    Increase in deposits                           18,007,784        14,470,762
    (Decrease)/increase in borrowed funds            (500,000)          700,000
                                              ----------------  ----------------
Net cash provided by financing activities          17,507,784        15,170,762
                                              ----------------  ----------------

Net increase in cash and cash equivalents           4,300,000         1,213,379
Cash and cash equivalents, beginning of year        1,540,109           326,730
                                              ----------------  ----------------
Cash and cash equivalents, end of year        $     5,840,109   $     1,540,109
                                              ================  ================

SUPPLEMENTAL INFORMATION:

Income taxes paid                             $       223,850   $          -  -
                                              ================  ================

Interest paid                                 $     1,334,965   $       752,273
                                              ================  ================

            REFER TO NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                                ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

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

     The Company is authorized to issue up to 10.0 million shares of its zero par value per share common stock. In the public offering that was completed in early 2001, 652,155 shares of the Company's common stock were sold and issued. Proceeds from the offering, net of selling expenses, amounted to $6,207,561. At December 31, 2005 and 2004, there were 652,705 shares of common stock issued and outstanding.

     The Company is also authorized to issue of up to 2.0 million shares of preferred stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of preferred stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of common stock. At December 31, 2005 and 2004, there were no shares of the Company's preferred stock issued or outstanding.

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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE  2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis  of  Presentation  and  Reclassification.  The consolidated financial
     -----------------------------------------------
statements include the accounts of the Company and its subsidiary. The Bank is a voting interest entity under U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation; such reclassifications had no impact on net income or shareholders' equity.

     Basis  of Accounting.  The accounting and reporting policies of the Company
     ---------------------
conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses, the fair value of financial instruments, and the status of contingencies.

     Cash, Due from Banks and Federal Funds Sold.  The Company maintains deposit
     --------------------------------------------
relationships with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risks associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on the above accounts.

     Securities.  Securities  that  the  Company  has  the  positive  intent and
     -----------
ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value with the unrealized holding gains/losses reported as a component of other comprehensive income, net of tax. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase. The Company does not have any held-to-maturity or trading securities as of December 31, 2005 and 2004. Securities with limited marketability, such as stock in the Federal Reserve Bank and the Federal Home Loan Bank, are carried at cost.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

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

     Loans.  Loans  are  reported  at  the  principal balance outstanding net of
     ------
unearned discounts. Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Loan commitment fees for commitment periods greater than one year are deferred and amortized into fee income on a straight-line basis over the commitment period.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the agreement, including scheduled principal and interest payments. Impairment is evaluated on an individual loan basis. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

     SBA  Loans.  At  times,  the Bank originates loans to customers under Small
     -----------
Business Administration ("SBA") programs that generally provide for SBA guarantees of 50% to 85% of each loan. Periodically, the Bank sells the guaranteed portion of certain SBA loans to investors and retains the unguaranteed portion and servicing rights. Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

carrying value of the portion of the loan sold. At the time of sale, the Bank allocates the carrying value of such loans between the portion sold, the portion retained, and a value assigned to servicing rights. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life or anticipated life of the related loan.

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

     Property  and  Equipment.  Building, leasehold improvements, furniture, and
     -------------------------
equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2005 and 2004.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Other  Real  Estate.  Other real estate represents property acquired by the
     --------------------
Company in satisfaction of a loan. Other real estate is carried at the lower of:
(i) cost or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense. The Company had no other real estate at December 31, 2005 and 2004.

     Income  Taxes.  Deferred  income  tax assets and liabilities are determined
     --------------
using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives recognition to changes in tax rates and laws.

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

     Stock-Based Compensation.  Employee compensation expense under stock option
     -------------------------
plans is reported only if options are granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations by accounting standards setters. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense is recognized on options granted. Compensation expense for non-vested stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

     Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," as amended by SFAS 148, requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures as required under SFAS 123 and 148 are presented below.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                          Year Ended December 31,
                                        --------------------------
                                            2005          2004
                                        ------------  ------------
     Net income, as reported            $   539,731   $   148,848
     Stock-based compensation expense       (61,768)      (60,960)
                                        ------------  ------------
     Pro-forma (fair value) net income  $   477,963   $    87,888
                                        ============  ============

     Basic income per share:
     As reported                        $       .83   $       .23
                                        ============  ============
     Pro-forma                          $       .73   $       .13
                                        ============  ============

     Diluted income per share:
     As reported                        $       .80   $       .23
                                        ============  ============
     Pro-forma                          $       .71   $       .13
                                        ============  ============

     Pro-forma value of option issued   $      4.02       N/A
                                        ============  ============

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

     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income for the periods below.

                                      Year Ended December 31,
                                      ------------------------
                                         2005         2004
                                      -----------  -----------
     Risk-free interest rate                4.25%          --%
     Dividend yield                           --           --
     Volatility factor                      12.0%          --%
     Weighted average life of option      10 yrs           --

     The Company expects to adopt the provisions of SFAS No. 123, "Share-Based Payment (Revised 2004)," on January 1, 2006. Among other things, SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Cash  and Cash Equivalents.  For purposes of reporting cash flows, cash and
     ---------------------------
cash equivalents include cash on hand, deposits with other financial institutions that have an initial maturity of less than 90 days, federal funds sold and resell agreements. Net cash flows are reported for loans, loans held for sale, deposit transactions, and short-term borrowings.

     Operating  Segments.  The  Company determined, in accordance with Financial
     --------------------
Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information," that it is a single reportable entity. The Company's business activities are confined to community banking.

     Earnings Per Share.  Basic earnings per share is determined by dividing net
     -------------------
income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

     Comprehensive  Income.  Accounting  principles  generally  require  that
     ----------------------
recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Comprehensive income for calendar years 2005 and 2004 are shown in the consolidated statements of changes in shareholders' equity.

     Recent  Accounting  Pronouncements.  SFAS  No. 154, "Accounting Changes and
     -----------------------------------
Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. Previously, most changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. Under SFAS 154, retrospective application requires (i) the cumulative effect of the change to the new accounting principle on periods prior to those presented to be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented, (ii) an offsetting adjustment, if any, to be made to the opening balance of retained earnings (or other appropriate components of equity) for that period, and (iii) financial statements for each individual prior period presented to be adjusted to reflect the direct period-specific effects of applying the new accounting principle. Special retroactive application rules apply in situations where it is impracticable to determine either the period-specific effects

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

or the cumulative effect of the change. Indirect effects of a change in accounting principle are required to be reported in the period in which the accounting change is made. SFAS 154 carries forward the guidance in APB Opinion 20 "Accounting Changes," requiring justification of a change in accounting principle on the basis of preferability. SFAS 154 also carries forward without change the guidance contained in APB Opinion 20, for reporting the correction of an error in previously issued financial statements and for a change in an accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation does not expect SFAS 154 will significantly impact its financial statements upon its adoption on January 1, 2006.

     SFAS No. 123, "Share-Based Payment (Revised 2004)." SFAS 123R establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant. SFAS 123R was to be effective for the Company on July 1, 2005; however, the required implementation date was delayed until January 1, 2006. The Company will transition to fair-value based accounting for stock-based compensation using a modified version of prospective application ("modified prospective application"). Under modified prospective application, as it is applicable to the Company, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (generally referring to non-vested awards) that are outstanding as of January 1, 2006 must be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS 123R. The attribution of compensation cost for those earlier awards will be based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures required for companies that did not adopt the fair value accounting method for stock-based employee compensation.

     FASB Staff Position (FSP) No. 115-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." FSP 115-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of its investment, impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value. FSP 115-1 nullifies certain provisions of Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and It's

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Application to Certain Investments," while retaining the disclosure requirements of EITF 03-1 which were adopted in 2003. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. The Company does not expect FSP 115-1 will significantly impact its financial statements upon its adoption on January 1, 2006.


NOTE  3  -  FEDERAL FUNDS SOLD

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2005 and 2004, federal funds sold were $4,834,905 and $782,000, respectively.


NOTE  4  -  SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2005 follow:

                                         Gross
                                       Unrealized
                      Amortized   -----------------------    Estimated
Description             Costs       Gains       Losses     Market Values
-----------           ----------  ----------  -----------  -------------
U.S. Agency           $1,498,738  $      - -  $  (14,363)  $   1,484,375
U.S. Agency pool         804,606         - -     (19,446)        785,160
Other securities         356,000         - -         - -         356,000
                      ----------  ----------  -----------  -------------
    Total securities  $2,659,344  $      - -  $  (33,809)  $   2,625,535
                      ==========  ==========  ===========  =============

Other securities include FRB and FHLB stock. Since no ready market exists for these securities, FRB and FHLB stock are reported at cost.

The amortized costs and estimated market values of securities available-for-sale as of December 31, 2004 follow:

                                         Gross
                                       Unrealized
                      Amortized   -----------------------    Estimated
Description             Costs       Gains       Losses     Market Values
-----------           ----------  ----------  -----------  -------------
U.S. Agency           $  503,715  $      - -  $     (590)  $     503,125
U.S. Agency pool       1,368,018         874     (30,191)      1,338,701
Other securities         316,300         - -         - -         316,300
                      ----------  ----------  -----------  -------------
    Total securities  $2,188,033  $      874  $  (30,781)  $   2,158,126
                      ==========  ==========  ===========  =============

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2005, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized      Estimated
                                         Costs      Market Values
                                     -------------  -------------
     Due in one to five years        $   1,498,738  $   1,484,375
     Due in ten years or more              804,606        785,160
     FRB & FHLB stock (no maturity)        356,000        356,000
                                     -------------  -------------
         Total securities            $   2,659,344  $   2,625,535
                                     =============  =============

     No securities were sold by the Company in either calendar year 2005 or 2004, and none of the securities was pledged as of December 31, 2005 and 2004.

     Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and further segregated by the length of time (less than or over twelve months) that the securities have been in a continuous loss position follows:

                                             December 31, 2005
                                             -----------------

                         Less than                  Over
                       Twelve Months            Twelve Months                Total
                  -----------------------  -----------------------  -----------------------
                    Fair      Unrealized      Fair      Unrealized     Fair     Unrealized
                    Value        Loss        Value        Loss        Value        Loss
                  ----------  -----------  ----------  -----------  ----------  -----------
U.S. Agency       $1,484,375  $  (14,363)  $      - -  $      - -   $1,484,375  $  (14,363)
U.S. Agency pool         - -         - -      785,160     (19,446)     785,160     (19,446)
                  ----------  -----------  ----------  -----------  ----------  -----------
Total             $1,484,375  $  (14,363)  $  785,160  $  (19,446)  $2,269,535  $  (33,809)
                  ==========  ===========  ==========  ===========  ==========  ===========

                                             December 31, 2005
                                             -----------------

                         Less than                  Over
                       Twelve Months            Twelve Months                Total
                  -----------------------  -----------------------  -----------------------
                    Fair      Unrealized      Fair      Unrealized     Fair     Unrealized
                    Value        Loss        Value        Loss        Value        Loss
                  ----------  -----------  ----------  -----------  ----------  -----------
U.S. Agency       $  503,125  $     (590)  $      - -  $      - -   $  503,125  $     (590)
U.S. Agency pool         - -         - -    1,148,391     (30,191)   1,148,391     (30,191)
                  ----------  -----------  ----------  -----------  ----------  -----------
    Total         $  503,125  $     (590)  $1,148,391  $  (30,191)  $1,651,516  $  (30,781)
                  ==========  ===========  ==========  ===========  ==========  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Unrealized losses in the securities portfolio amounted to $33,809 (2005) and $30,781 (2004) representing 1.29% (2005) and 1.43% (2004) of the total portfolio. All of the unrealized losses relate to U.S. Agency securities and U.S. government corporations. These unrealized losses were caused by fluctuations in market interest rates, rather than concerns over the credit quality of the issuers. The Company believes that the U.S. Agencies and government corporations will continue to honor their interest payments on time as well as the full debt at maturity. Because the unrealized losses are due to fluctuations in the interest rate, and no credit-worthiness factors exist, the Company believes that the investments are not considered other-than-temporarily impaired.


NOTE  5  -  LOANS

     The composition of net loans by major loan category, as of December 31, 2005 and 2004, follows:

                                                 December 31,
                                          --------------------------
                                              2005         2004
                                          ------------  ------------
     Commercial, financial, agricultural  $ 8,640,354   $ 6,389,530
     Real estate - construction            17,082,585    11,084,783
     Real estate - mortgage                25,994,861    18,973,750
     Installment                            2,591,801     4,974,601
                                          ------------  ------------
     Loans, gross                          54,309,601    41,422,664
     Deduct:
       Allowance for loan losses             (679,341)     (487,855)
                                          ------------  ------------
         Loans, net                       $53,630,260   $40,934,809
                                          ============  ============

     The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2005 and 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $459,951 and $816,137, respectively. The average recorded investment in impaired loans amounted to approximately $532,764 and $663,119, respectively, for the years ended December 31, 2005 and 2004. The allowance for loan losses related to impaired loans amounted to approximately $68,993 and $169,648 at December 31, 2005 and 2004, respectively. Interest income recognized on impaired loans for the years ended December 31, 2005 and 2004 amounted to $31,975 and $39,597, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2005 and 2004. Loans

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

on non-accrual status at December 31, 2005 and 2004 had outstanding balances of $313,148 and $249,202, respectively. Interest recognized on non-accruing loans at December 31, 2005 and 2004 was $9,136 and $3,347 respectively. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.


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

     Activity within the Allowance account for the years ended December 31, 2005 and 2004 follows:

                                             Years ended December 31,
                                             ------------------------
                                                2005         2004
                                             -----------  -----------
     Balance, beginning of year              $  487,855   $  326,555
     Add:  Provision for loan losses            225,000      190,413
     Add:  Recoveries of previously charged
             off amounts                            - -          532
                                             -----------  -----------
        Total                                   712,855      517,500
     Deduct: Amount charged-off                 (33,514)     (29,645)
                                             -----------  -----------
     Balance, end of year                    $  679,341   $  487,855
                                             ===========  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE  7  -  PROPERTY AND EQUIPMENT

     Components of property and equipment included in the consolidated balance sheets at December 31, 2005 and 2004 follow:

                                         December 31,
                                   ------------------------
                                       2005        2004
                                   -----------  -----------
Land                               $1,383,911   $  750,614
Building                            1,872,135    1,872,135
Furniture, equipment                  625,223      572,967
                                   -----------  -----------
    Property and equipment, gross   3,881,269    3,195,716
Deduct:
  Accumulated depreciation           (548,255)    (394,749)
                                   -----------  -----------
    Property and equipment, net    $3,333,014   $2,800,967
                                   ===========  ===========

     Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $153,506 and $140,707, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

    Type of Asset               Life in Years     Depreciation Method
    -----------------------  -------------------  -------------------
    Furniture and equipment         3 to 7           Straight-line
    Building                        5 to 40          Straight-line

     At December 31, 2005 and 2004, included under "Land" in the above table are investments in the amount of $1,180,125 and $546,828, respectively. The investments relate to two (2005) and one (2004) tracts of land that the Company intends to utilize for future expansion.


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

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     At December 31, 2005 and 2004, the Company had unused loan commitments of approximately $10,019,119 and $6,094,763, respectively. Additionally, standby letters of credit of approximately $176,920 and $344,087 were outstanding at December 31, 2005 and 2004, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiary are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

     On July 27, 1999, the Company entered into an employment agreement (the "Agreement") with its President and Chief Executive Officer (the "CEO") regarding his employment with the Company and the Bank. Upon expiration of the initial term of the Agreement in July 2004, the Agreement automatically renewed for additional two-year terms unless either party notified the other of its intent not to renew at least 180 days prior to the then-current term. On November 15, 2005, pursuant to the terms of the Agreement, the Company terminated the CEO's employment. Under the Agreement, the CEO received an annual salary and bonus if certain performance criteria were met. He was also provided with an automobile, life insurance coverage, club dues, retirement, medical and other benefit programs.

     Please refer to Note 14 concerning warrants and options earned by directors and Bank personnel.


NOTE  9  -  BORROWINGS

     During calendar year 2005 and 2004, the Bank obtained funds, in the form of borrowings, from the Federal Home Loan Bank ("the FHLB"). These borrowings are secured by specific first lien residential mortgages held by the Bank. Additional information on the advances are provided below:

                                              First
     Outstanding Borrowings                 Possible
          December 31,                      Interest        Is
     ----------------------    Interest    Adjustment    Principal    Maturity
        2005        2004         Rate     or Call Date  Amortizing?     Date
     ----------  ----------  -----------  ------------  -----------  ----------
     $  700,000  $  700,000        4.42%       Monthly           No     9/14/06
      1,000,000   1,000,000        3.64%           N/A           No     9/24/08
            - -     500,000        2.32%           N/A           No    12/22/05
     ----------  ----------  -----------  ------------  -----------  ----------
     $1,700,000  $2,200,000         N/A            N/A          N/A         N/A
     ==========  ==========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Note that the interest rate on the $700,000 advance adjusts monthly and is 4.42% as of December 31, 2005. The interest rate on the other two advances is fixed until expiration.


NOTE  10  -  DEPOSITS

     The following details deposit accounts at December 31, 2005 and 2004:

                                                 December 31,
                                           ------------------------
                                               2005        2004
                                           -----------  -----------
     Non-interest bearing deposits         $ 6,518,928  $ 4,378,127
                                           -----------  -----------
     Interest bearing deposits:
       NOW accounts                          2,697,994    2,055,427
       Money market accounts                 4,764,716    4,383,644
       Savings                                 877,809      675,421
       Time, less than $100,000             29,927,537   19,604,665
       Time, $100,000 and over              13,348,116    9,030,032
                                           -----------  -----------
         Total interest bearing deposits    51,616,172   35,749,189
                                           -----------  -----------

        Total deposits                     $58,135,100  $40,127,316
                                           ===========  ===========

     At December 31, 2005, the scheduled maturities of all certificates of deposit were as follows:

                         Year Ending
                         December 31,     Amount
                         ------------  -----------

                            2006       $26,588,958
                            2007        14,548,823
                            2008         1,911,352
                            2009           223,858
                            2010             2,662
                                       -----------
                            Total      $43,275,653
                                       ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE  11  -  INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2005 and 2004 follows:

                                          December 31,
                                     --------------------
                                        2005       2004
                                     ----------  --------
     NOW accounts                    $   30,826  $ 24,026
     Money market accounts               97,035    58,407
     Savings                              7,949     6,108
     Time, less than $100,000           834,459   447,335
     Time, $100,000 and over            360,520   183,773
     Other borrowings                    73,300    57,035
                                     ----------  --------
       Total interest on deposits
         and other borrowings        $1,404,089  $776,684
                                     ==========  ========

NOTE  12  -  OTHER OPERATING EXPENSES

     A summary of other operating expenses for the years ended December 31, 2005 and 2004 follows:

                                           December 31,
                                       ------------------
                                         2005      2004
                                       --------  --------
     Supplies and printing             $ 33,616  $ 32,504
     Taxes and insurance                 51,587    42,475
     Utilities and telephone             31,764    28,167
     Advertising and public relations    77,218    48,792
     All other                          150,646   127,927
                                       --------  --------
       Total other operating expenses  $344,831  $279,865
                                       ========  ========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE  13  -  INCOME  TAXES

     As of December 31, 2005 and 2004, the Company's provision for income taxes consisted of the following:

                                    December 31,
                                 -----------------
                                   2005     2004
                                 --------  -------
     Current                     $129,129  $   - -
     Deferred                      69,038   94,434
                                 --------  -------
     Federal income tax expense  $198,167  $94,434
                                 ========  =======

     The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows:

                                             December 31,
                                         --------------------
                                            2005      2004
                                         ---------  ---------
     Income taxes at statutory rate      $250,885   $ 82,718
     State tax, net of Federal benefits    29,942     10,930
     Change in valuation allowance            - -    (47,731)
     Other                                (82,660)    48,517
                                         ---------  ---------
       Total                             $198,167   $ 94,434
                                         =========  =========

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2005, and 2004 are presented below:

                                                         2005      2004
                                                      ---------  ---------
     Deferred tax assets:
       Allowance for loan losses                      $230,976   $165,871
       Net operating loss carryforward                     - -     83,543
       Organization costs                               32,932     65,864
       Available for sale securities                    11,495     10,168
                                                      ---------  ---------
     Gross deferred tax assets                         275,403    325,446
     Less, deferred tax liabilities:
       Accumulated depreciation                         17,052        515
                                                      ---------  ---------
     Deferred tax assets net of deferred liabilities   258,351    324,931
     Less, valuation allowance                         (65,702)   (65,702)
                                                      ---------  ---------
         Net deferred tax assets                      $192,649   $259,229
                                                      =========  =========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2005.


NOTE  14  -  RELATED PARTY TRANSACTIONS

     Directors'  Warrants.  The  Directors  of the Company received an aggregate
     ---------------------
total of 210,115 stock warrants, or approximately one stock warrant for each one share of the Company's common stock purchased by the directors in the initial public offering. Each warrant entitles its holder to purchase one share of the Company's common stock for $10.00. As of December 31, 2005, all warrants were fully vested. All unexercised warrants will expire on July 8, 2011. During calendar years 2005 and 2004, no warrants were granted, exercised, or forfeited. There were 200,105 warrants outstanding at December 31, 2005 and 2004.

     Options.  The Company has a stock option plan with 97,905 shares of options
     --------
authorized. During calendar year 2005, 1,000 stock options were granted at an exercise price of $10.00 per share and with a vesting period of three years. In addition, 5,000 stock options were granted at an exercise price of $11.00 per share and with an immediate vesting. No stock options were granted during calendar year 2004. During calendar years 2005 and 2004, no stock options were exercised. In calendar year 2005, 19,581 options were forfeited. No stock options were forfeited during calendar year 2004. Of the 54,500 stock options granted since inception, 34,919 are outstanding and 27,280 are fully vested at December 31, 2005. The average exercise price of an option as of December 31, 2005 and 2004 is $10.14 and $10.00, respectively. At December 31, 2005 and 2004,
62,986 and 49,405 options, respectively, were available for grant.

     Borrowings  and  Deposits  by  Directors  and  Executive Officers.  Certain
     ------------------------------------------------------------------
directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2005 and 2004, loans outstanding to directors, their related interests and executive officers aggregated $3,499,034 and $2,818,192, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2005 and 2004 follows:

                                   Insider Loan Transactions
                                  --------------------------
                                      2005         2004
                                  ------------  ------------
     Balance, beginning of year   $ 2,818,192   $   844,269
     New loans                      2,212,825     2,225,355
     Less:  Principal reductions   (1,531,983)     (251,432)
                                  ------------  ------------
     Balance, end of year         $ 3,499,034   $ 2,818,192
                                  ============  ============

     Deposits by directors and their related interests, as of December 31, 2005 and 2004 approximated $1,178,711 and $598,407, respectively.


NOTE  15  -  CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, and consumer loans to customers in Beaufort County, South Carolina, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Beaufort County and the surrounding counties.

     Approximately 79.4% of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $970,000.


NOTE  16  -  REGULATORY MATTERS

     The Company is governed by various regulatory agencies. The FRB regulates bank holding companies and their nonbanking subsidiaries. National banks are primarily regulated by the OCC. The FDIC also regulates all federally-insured banks. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2005, none of the subsidiary bank's capital accounts was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserves in the amount of $50,000 at December 31, 2005.

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

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2005, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2005 that management believes have changed the

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

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

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                                Minimum Regulatory Capital Guidelines for Banks
                                               -------------------------------------------------
                                                     Adequately                  Well
(Dollars in thousands)           Actual             Capitalized               Capitalized
                            -----------------  -----------------------  ------------------------
                            AMOUNT    RATIO    AMOUNT          RATIO     AMOUNT          RATIO
AS OF DECEMBER 31, 2005:
Total capital-risk-based
(to risk-weighted assets):
  Bank                      $ 6,477     11.7%  $ 4,418    >         8%  $  5,523   >         10%
                                                          -                        -
  Consolidated                6,504     11.8%    4,418    >         8%       N/A   >        N/A
                                                          -                        -

Tier 1 capital-risk-based
(to risk-weighted assets):
  Bank                      $ 5,798     10.5%  $ 2,209    >         4%  $  3,314   >          6%
                                                          -                        -
  Consolidated                5,825     10.5%    2,209    >         4%       N/A            N/A
                                                          -

Tier 1 capital-leverage
(to average assets):
  Bank                      $ 5,798      9.1%  $ 2,556    >         4%  $  3,195   >          5%
                                                          -                        -
  Consolidated                5,825      9.1%    2,556    >         4%       N/A            N/A
                                                          -

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                Minimum Regulatory Capital Guidelines for Banks
                                               -------------------------------------------------
                                                     Adequately                  Well
(Dollars in thousands)           Actual             Capitalized               Capitalized
                            -----------------  -----------------------  ------------------------
                            AMOUNT    RATIO    AMOUNT          RATIO     AMOUNT          RATIO
AS OF DECEMBER 31, 2004:
Total capital-risk-based
(to risk-weighted assets):
  Bank                      $ 5,646     13.8%  $ 3,266    >         8%  $  4,082      >      10%
                                                          -                           -
  Consolidated                5,674     13.9%    3,266    >         8%       N/A      >      N/A
                                                          -                           -

Tier 1 capital-risk-based
(to risk-weighted assets):
  Bank                      $ 5,158     12.6%  $ 1,633    >         4%  $  2,449      >       6%
                                                          -                           -
  Consolidated                5,186     12.7%    1,633    >         4%       N/A             N/A
                                                          -

Tier 1 capital-leverage
(to average assets):
  Bank                      $ 5,158     10.9%  $ 1,885    >         4%  $  2,357      >       5%
                                                          -                           -
  Consolidated                5,186     11.0%    1,885    >         4%       N/A             N/A
                                                          -

NOTE  17  -  DIVIDENDS

     The primary source of funds available to the Company to pay cash dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. For example, the Bank may not pay cash dividends until it is cumulatively profitable. Cash dividends to shareholders are not expected for the foreseeable future.

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE  18  -  PARENT COMPANY FINANCIAL INFORMATION

     This information should be read in conjunction with the other notes to the consolidated financial statements.

                     Parent Company Balance Sheets
                     -----------------------------

                                                     December 31,
                                               ------------------------
Assets:                                            2005        2004
-------                                        -----------  -----------

Cash                                           $   27,566   $   27,837
Investment in Bank                              5,775,623    5,238,196
                                               -----------  -----------
  Total Assets                                 $5,803,189   $5,266,033
                                               ===========  ===========

Liabilities and Shareholders' Equity:
-------------------------------------
  Total Liabilities                            $      - -   $      - -
                                               -----------  -----------

Shareholders' Equity:
Common stock                                    6,213,061    6,213,061
Retained (deficit)                               (387,558)    (927,289)
Accumulated other comprehensive income            (22,314)     (19,739)
                                               -----------  -----------
  Total Shareholders' equity                    5,803,189    5,266,033
                                               -----------  -----------
  Total Liabilities and Shareholders' equity   $5,803,189   $5,266,033
                                               ===========  ===========

                                 ISLANDS BANCORP
                            BEAUFORT, SOUTH CAROLINA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                     Parent Company Statements of Operations
                     ---------------------------------------

                                            Year Ended December 31,
                                          ---------------------------
                                              2005           2004
                                          -------------  ------------
Income:
------
Interest income                           $        429   $        305
                                          -------------  ------------
    Total revenues                                 429            305
                                          -------------  ------------

Expenses:
--------
    Total expenses                                 700            - -
                                          -------------  ------------

Income/(loss) before equity
  in undistributed earnings of Bank               (271)           305
Equity in undistributed earnings of Bank       540,002        148,543
                                          -------------  ------------

Net income                                $    539,731   $    148,848
                                          =============  ============

                      Parent Company Statements of Cash Flows
                      ---------------------------------------

                                                        Year Ended December 31,
                                                      ----------------------------
                                                          2005           2004
                                                      -------------  -------------
Cash flows from operating activities:
-------------------------------------
  Net income                                          $    539,731   $    148,848
  Adjustments to reconcile net income to
  net cash provided by operating activities:
    Equity in undistributed earnings of Bank              (540,002)      (148,543)
                                                      -------------  -------------
Net cash used by operating activities                         (271)           305
                                                      -------------  -------------

Cash flows from investing activities:
-------------------------------------
Net cash from investing activities                             - -            - -
                                                      -------------  -------------

Cash flows from financing activities:
-------------------------------------
Net cash from financing activities                             - -            - -
                                                      -------------  -------------

Net (decrease)/increase in cash and cash equivalents          (271)           305
Cash and cash equivalents, beginning of the year            27,837         27,532
                                                      -------------  -------------
Cash and cash equivalents, end of year                $     27,566   $     27,837
                                                      =============  =============

                      CORPORATE AND SHAREHOLDER INFORMATION

                        DIRECTORS AND EXECUTIVE OFFICERS

           LOUIS O. DORE                        J. FRANK WARD
             Attorney                              Realtor
        Louis O. Dore, P.A.                      SCN Realty

        MARTHA B. FENDER                   PAUL M. DUNNAVANT, III
   President and Business Owner           Chief Financial Officer
   Coastal Carolina Realty, Inc.           Holmes Timber, Inc. &
                                         Atlantic Coast Homes, Inc.
       D. MARTIN GOODMAN
          Restaurateur                        DARYL A. FERGUSON
          Area Manager                            Investor
University of South Carolina Small
    Business Development Center                JOHN R. PERRILL
                                       Acting Chief Executive Officer
  STANCEL E. KIRKLAND, SR., ESQ.               Islands Bancorp
           Business Owner
         Managing Member of                   CARL E. LIPSCOMB
       Bull Point Plantation                      Realtor
                                          Hilton Head Luxury Homes
    EDWARD J. MCNEIL, JR., MD
     President and Physician              JIMMY LEE MULLINS, SR.
Internal Medicine Healthcare, P.A.  President and Chief Executive Officer
                                       Mullins Trucking Company, Inc.
         CAROL J. NELSON
      Senior Vice President                  NARAYAN SHENOY, MD
    Chief Financial Officer              Partner & Anesthesiologist
         Islands Bancorp               Critical Health Systems, Inc.

       FRANCES K. NICHOLSON                 BRUCE K. WYLES, DDS
         Managing Partner                        Dentist
    Nicholson Investments, LLC

                              COPIES OF FORM 10-KSB

A copy of the Company's 2005 Annual Report on Form 10-KSB can be obtained free of charge on the Securities and Exchange Commission's website (www.sec.gov) or by calling Ms. Carol Nelson at the Bank at (843) 521-1968.

                      MARKET FOR THE COMPANY'S COMMON STOCK

There is no public market for the Company's common stock. Very few trades took place during calendar year 2005 and 2004. During 2005 and 2004 all trades known to management were at $10.00 per share, with the exception of one trade which took place on December 8, 2005 at $11.00 per share.